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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Six Flags, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SIX FLAGS, INC.
1540 Broadway
New York, NY 10036

                        , 2009

        Dear Holders of Common Stock ("Common Stock") of Six Flags, Inc. ("SFI") and Holders of SFI's 7 1/4% Convertible Preferred Stock (the "Convertible Preferred Stock"), which underly SFI's Preferred Income Equity Redeemable Shares (the "PIERS"):

        You are cordially invited to attend a meeting of holders of Common Stock and holders of Convertible Preferred Stock, which will be held on                        , June     , 2009, at 9:00 a.m., E.D.T. at Six Flags Great Escape Lodge & Indoor Waterpark, 89 Six Flags Drive, Queensbury, New York 12804 (the "Meeting").

        If you are a holder of PIERS, you are receiving this letter and the attached materials because you are the beneficial holder of PIERS (each representing a 1/100th beneficial interest in a share of our Convertible Preferred Stock). As a consequence, you have the authority to direct The Bank of New York, the depositary for the Convertible Preferred Stock (the "Depositary"), how to vote the Convertible Preferred Stock underlying your PIERS at the Meeting. All references in this letter to the rights of the holders of PIERS represent their rights under the Deposit Agreement, dated as of January 23, 2001 (the "Deposit Agreement"), among SFI, the Depositary, and all owners and holders from time to time of depositary receipts issued thereunder. Pursuant to the Deposit Agreement, each of the PIERS entitles the holder to 1/100 of the rights, preferences and privileges (including, dividend, conversion, voting and liquidation rights and preferences) of a share of Convertible Preferred Stock.

        At the Meeting, holders of Common Stock will be asked to consider and act upon proposals (1) through (7) listed below and holders of Convertible Preferred Stock will be asked to consider and act only upon proposal (7). The proposals relate to:

  1.
  the election of eight directors;

  2.
  the ratification of the appointment of KPMG LLP as SFI's independent registered public accounting firm;

  3.
  a 1-for-100 reverse stock split of the Common Stock;

  4.
  a decrease in the number of authorized shares of Common Stock;

  5.
  the approval of SFI's 2009 Stock Option and Incentive Plan;

  6.
  the adjournment of the Meeting, if necessary, for the purpose of soliciting additional proxies in favor of proposals (3), (4), (5) and (7); and

  7.
  amendments (the "PIERS Amendments") to the Certificate of Designation of the Convertible Preferred Stock (the "PIERS Certificate of Designation").

        The proposals are more fully described in the Notice of Meeting and Proxy Statement that follow. Proposals (3), (4), (5) and (7) relate to a restructuring plan (the "Restructuring Plan") with respect to SFI's 8 7/8% Senior Notes due 2010 (the "SFI 2010 Notes"), 9 3/4% Notes due 2013 (the "SFI 2013 Notes"), 9 5/8% Notes due 2014 (the "SFI 2014 Notes," and together with the SFI 2010 Notes and the SFI 2013 Notes, the "SFI Notes"), 4.50% Convertible Senior Notes due 2015 (the "SFI Convertible Notes") and PIERS.

        As part of the Restructuring Plan, SFI is:

  •
  conducting exchange offers for the SFI Notes and the SFI Convertible Notes, in each case for shares of Common Stock;

  •
  soliciting consents from holders of the SFI Notes and the SFI Convertible Notes to eliminate or amend substantially all of the restrictive covenants and modify certain of the events of default and various other provisions contained in the applicable indentures governing the SFI Notes and the SFI Convertible Notes; and

  •
  seeking your approval for the proposals described in the Notice of Meeting and Proxy Statement that follow.

        In the event that the Restructuring Plan, as further described in "The Restructuring Plan" in the Proxy Statement that follows, does not occur because certain conditions to the Restructuring Plan, including the approval of each of proposals (3), (4), (5) and (7) in the Proxy Statement that follows, are not satisfied, SFI will consider all other restructuring alternatives available to it at that time, which may include the commencement of an in-court solution under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended, with or without a pre-arranged plan of reorganization. Moreover, there can be no assurance that any alternative out-of-court restructuring arrangement or plan will be pursued or accomplished. Any alternative reorganization would likely be on terms less favorable to the holders of Common Stock and holders of PIERS than the terms of the Restructuring Plan and holders of Common Stock and holders of PIERS would not likely receive any distributions in a proceeding under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended.

        Unless waived, the Restructuring Plan is contingent upon, among other things, the approval of proposals (3), (4), (5) and (7) in the Proxy Statement that follows by the holders of Common Stock and the approval of proposal (7) in the Proxy Statement that follows by the holders of the Convertible Preferred Stock. It is a condition to the consummation of the Restructuring Plan that, among other things:

  •
  At least 95% of the aggregate principal amount of each of the SFI Notes is validly tendered for exchange and not revoked by May 29, 2009, such tenders of SFI Notes being irrevocable thereafter, and holders representing the SFI Notes deliver their consents to the proposed amendments to the SFI Notes' indentures, as described herein;

  •
  At least 95% of the outstanding aggregate principal amount of the SFI Convertible Notes are validly tendered for exchange and not revoked by May 29, 2009, that holders of the SFI Convertible Notes do not withdraw their SFI Convertbile Notes on or prior to the expiration date of the exchange offer and holders representing the SFI Convertible Notes deliver their consents to the proposed amendments to the SFI Convertible Notes' indenture, as described herein;

  •
  Holders of a majority in voting power of the outstanding liquidation preference of the Convertible Preferred Stock (as directed by the holders of a majority of the PIERS) consent to the PIERS Amendments; and

  •
  Holders of a majority of the outstanding shares of Common Stock approve and consent to a 1-for-100 reverse stock split, a decrease in SFI's authorized number of shares of Common Stock, the Equity Incentive Plan and the PIERS Amendments.

        SFI's Common Stock and PIERS traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbols "SIX" and "SIX-PB," respectively, through April 17, 2009, when they were delisted from the NYSE due to SFI's failure to meet the NYSE's continued quantitative listing criteria. The last trading prices of the Common Stock and the PIERS on the NYSE were $0.13 and $0.65, respectively, on April 17, 2009. The Common Stock and the PIERS have traded in the over-the-counter market since April 20, 2009. The last quotations of the Common Stock and the PIERS in the over-the-counter market were $0.17 and $0.81, respectively, on April 23, 2009.

        Your vote is important. Whether you own a few shares of Common Stock or shares of Convertible Preferred Stock underlying your PIERS or many, and whether or not you plan to attend the Meeting in person, it is important that your shares of Common Stock or PIERS be represented and voted at the Meeting. Please refer to the discussion in the enclosed Proxy Statement under the heading "General Information—How do I vote?" for information on how to vote your Common Stock or PIERS.

        On behalf of the officers, directors and employees of SFI, we would like to express SFI's appreciation for your continued support.

Sincerely, DANIEL M. SNYDER Chairman of the Board
MARK SHAPIRO President and Chief Executive Officer

SIX FLAGS, INC.
1540 Broadway
New York, NY 10036

NOTICE OF MEETING OF HOLDERS OF COMMON STOCK AND
HOLDERS OF CONVERTIBLE PREFERRED STOCK
(WHICH IS REPRESENTED BY PIERS)
JUNE     , 2009

        NOTICE IS HEREBY GIVEN that a meeting of holders of common stock ("Common Stock") of Six Flags, Inc. ("SFI") and holders of 7 1/4% Convertible Preferred Stock (the "Convertible Preferred Stock"), which underly SFI's Preferred Income Equity Redeemable Shares (the "PIERS"), will be held at Six Flags Great Escape Lodge & Indoor Waterpark, 89 Six Flags Drive, Queensbury, New York 12804, on            , June     , 2009, at 9:00 a.m., E.D.T. (the "Meeting"), for the following purposes, each as more fully described in the enclosed Proxy Statement.

        If you are a holder of PIERS, you are receiving this Notice and the attached materials because you are the beneficial owner of PIERS (each representing a 1/100th beneficial interest in a share of our Convertible Preferred Stock). As a consequence, you have the authority to direct The Bank of New York, the depositary for the Convertible Preferred Stock (the "Depositary"), how to vote the Convertible Preferred Stock underlying your PIERS at the Meeting. All references in this Notice to the rights of the holders of PIERS represent their rights under the Deposit Agreement, dated as of January 23, 2001 (the "Deposit Agreement"), among SFI, the Depositary, and all owners and holders from time to time of depositary receipts issued thereunder. Pursuant to the Deposit Agreement, each of the PIERS entitles the holder to 1/100 of the rights, preferences and privileges (including, dividend, conversion, voting and liquidation rights and preferences) of a share of Convertible Preferred Stock.

        Matters to be voted on only by holders of Common Stock:

  1.
  To consider and act upon the election of eight directors;

  2.
  To consider and act upon the ratification of the appointment of KPMG LLP as SFI's independent registered public accounting firm;

  3.
  To consider and act upon a proposed amendment to SFI's Certificate of Incorporation to effect a reverse split of SFI's outstanding shares of Common Stock by a ratio of 1-for-100 (the "Reverse Split");

  4.
  To consider and act upon an amendment to SFI's Restated Certificate of Incorporation (the "Certificate of Incorporation") to decrease the number of authorized shares from 215,000,000 to 55,000,000 and to decrease the number of authorized shares of Common Stock from 210,000,000 to 50,000,000;

  5.
  To consider and act upon SFI's 2009 Stock Option and Incentive Plan (the "Equity Incentive Plan"); and

  6.
  To vote to adjourn the Meeting, if necessary, for the purpose of soliciting additional proxies in favor of proposals (3), (4), (5) and (7).

        Matters to be voted on by both holders of Common Stock and holders of Convertible Preferred Stock (represented by the PIERS), each voting separately as a class:

  7.
  To consider and act upon amendments (the "PIERS Amendments") of SFI's Certificate of Designation of the Convertible Preferred Stock (the "PIERS Certificate of Designation") so that upon filing of the amended PIERS Certificate of Designation with the Secretary of State of the State of Delaware at the closing of the Restructuring Plan (the "Closing Date"):

  •
  SFI will no longer be obligated to redeem all of the outstanding PIERS for cash on August 15, 2009;

    •
    immediately following the Reverse Split, each of the outstanding PIERS, including all accrued and unpaid dividends thereon through and including the Closing Date, will automatically convert into 0.17 shares of Common Stock, with cash being paid for any fractional shares of Common Stock that would otherwise be issued upon conversion of the PIERS;

    •
    the method for determining the amount of cash paid in lieu of fractional shares upon conversion of the PIERS will be amended, and SFI will no longer be permitted to deliver a whole share of Common Stock instead of a cash payment for a fractional share;

    •
    dividends on the PIERS will cease to accrue and the holders of PIERS will not be entitled to any payments with respect to accrued and unpaid dividends through and including the Closing Date; and

    •
    all rights of the holders of the PIERS other than their right to receive shares of Common Stock and cash in lieu of fractional shares upon conversion of the PIERS will be effectively eliminated.

  The PIERS Amendments will only be implemented in connection with the consummation of the Restructuring Plan. If the Restructuring Plan is not consummated, the PIERS Amendments will not be filed with the Secretary of State of the State of Delaware and there will be no change to the PIERS Certificate of Designation or the rights of the holders of PIERS.

  If the Restructuring Plan is consummated, SFI will cause the PIERS to be automatically converted into the shares of Common Stock to which they are entitled to receive in the Restructuring Plan in accordance with the terms of the Deposit Agreement and the Deposit Agreement shall terminate in accordance with its terms on such date.

  The proposals are more fully described in the Proxy Statement that follows.

        SFI's board of directors has fixed the close of business on April     , 2009, as the record date for the determination of holders of Common Stock and Convertible Preferred Stock entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. In addition, only holders of PIERS at the close of business on April     , 2009 will be entitled to provide voting instructions to the Depositary. The Meeting is deemed to be SFI's 2009 annual meeting for holders of Common Stock.

        Your vote is important. Whether you own a few shares of Common Stock or Convertible Preferred Stock underlying your PIERS or many, and whether or not you plan to attend the Meeting in person, it is important that your shares of Common Stock and PIERS be represented and voted at the Meeting. Please refer to the discussion in the enclosed Proxy Statement under the heading "General Information—How do I vote?" for information on how to vote your Common Stock or Convertible Preferred Stock underlying your PIERS.

BY ORDER OF THE BOARD OF DIRECTORS, WALTER S. HAWRYLAK Secretary

New York, New York
                     , 2009

See "Risk Factors" beginning on page 26 for a discussion of risks you should consider before voting, or granting a proxy to vote, your shares of Common Stock or PIERS.

Important Notice Regarding the Availability of Proxy Materials
for the Meeting to be Held on June     , 2009:
The Proxy Statement and Annual Report to Stockholders are available at www.globic.com/sfi.

i

ii

        Looney Tunes characters, names and all related indicia are trademarks of Warner Bros.© 2009, a division of Time Warner Entertainment Company, L.P. Batman and Superman and all related characters, names and indicia are copyrights and trademarks of DC Comics© 2009. Cartoon Network and logo are trademarks of Cartoon Network© 2009. Six Flags and all related indicia are registered trademarks of Six Flags Theme Parks Inc.© 2009, a subsidiary of Six Flags. Fiesta Texas and all related indicia are trademarks of Fiesta Texas, Inc.© 2009, a subsidiary of Six Flags.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of this transaction or these securities, passed upon the merits of fairness of the transaction or determined if the enclosed Proxy Statement is truthful or complete. Any representation to the contrary is a criminal offense.

        The Common Stock will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 3(a)(9) of the Securities Act and the exemption from state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act. We have made no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation or recommendation of votes hereunder. Any such solicitation or recommendation of votes by persons other than SFI must not be relied upon by you as having been authorized by SFI.

 IRS CIRCULAR 230 NOTICE

        To ensure compliance with Treasury Department Circular 230, each holder is hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in the Proxy Statement is not intended or written to be used, and cannot be used, by holders for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (b) such discussion is written in connection with the promotion and marketing by SFI of the transactions or matters addressed herein; and (c) each such holder should seek advice based on the holder's particular circumstances from an independent tax advisor.

iii

SIX FLAGS, INC.
1540 Broadway
New York, NY 10036

PROXY STATEMENT FOR THE MEETING OF
HOLDERS OF COMMON STOCK AND
HOLDERS OF CONVERTIBLE PREFERRED STOCK
(WHICH IS REPRESENTED BY PIERS)
TO BE HELD ON JUNE    , 2009

GENERAL INFORMATION

  Why am I receiving this Proxy Statement and proxy card?

        This Proxy Statement is being furnished to the holders of common stock, par value $0.025 per share ("Common Stock") of Six Flags, Inc. ("SFI" or "we" or "us"), the holders of 7 1/4% Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock") of SFI and the holders of Preferred Income Equity Redeemable Shares ("PIERS") of SFI in connection with the solicitation of proxies by SFI's board of directors (the "Board") for use in voting at the Meeting to be held at Six Flags Great Escape Lodge & Indoor Waterpark, 89 Six Flags Drive, Queensbury, New York 12804, on                        , June     , 2009, at 9:00 a.m., E.D.T., and at any adjournment or postponement thereof. The Meeting is deemed to be SFI's 2009 annual meeting for holders of Common Stock.

        If you are a holder of PIERS, you are receiving this letter and the attached materials because you are the beneficial holder of PIERS (each representing a 1/100th beneficial interest in a share of our Convertible Preferred Stock). As a consequence, you have the authority to direct The Bank of New York, the depositary for the Convertible Preferred Stock (the "Depositary"), how to vote the Convertible Preferred Stock underlying your PIERS at the Meeting. All references in this Proxy Statement to the rights of the holders of PIERS represent their rights under the Deposit Agreement, dated as of January 23, 2001 (the "Deposit Agreement"), among SFI, the Depositary, and all owners and holders from time to time of depositary receipts issued thereunder. Pursuant to the Deposit Agreement, each of the PIERS entitles the holder to 1/100 of the rights, preferences and privileges (including, dividend, conversion, voting and liquidation rights and preferences) of a share of Convertible Preferred Stock.

        On or about                                             , 2009, the Notice of Meeting and Proxy Statement are being distributed or made available, as the case may be, to each holder of Common Stock and holders of Convertible Preferred Stock underlying your PIERS at the close of business on                        , 2009.

  Who can vote at the Meeting?

        The Board has fixed the close of business on April     , 2009 as the record date for the determination of holders of Common Stock and holders of Convertible Preferred Stock entitled to notice of, and to vote at, the Meeting. Only holders of record of Common Stock and Convertible Preferred Stock at the close of business on April     , 2009 will be entitled to vote at the Meeting or any adjournment or postponement thereof. In addition, only holders of record of PIERS at the close of business on April     , 2009, will be entitled to provide voting instructions to the Depositary. On this record date, SFI had                        shares of Common Stock issued and outstanding and entitled to vote and 11,500,000 PIERS issue and outstanding (each representing a 1/100th beneficial interest in a share of the 115,000 shares of Convertible Preferred Stock) issued and outstanding and entitled to vote).

        Each holder of Common Stock will be entitled to one vote for each share of Common Stock. Each share of Convertible Preferred Stock will be entitled to 100 votes. Each holder of PIERS will be entitled to instruct the Depositary how to vote the Convertible Preferred Stock with respect to 1/100th of a share of Convertible Preferred Stock for each of the PIERS held.

  What is being voted on?

        Matters to be voted on only by holders of Common Stock:

  1.
  To consider and act upon the election of eight directors;

  2.
  To consider and act upon the ratification of the appointment of KPMG LLP as SFI's independent registered public accounting firm;

  3.
  To consider and act upon a proposed amendment to SFI's Certificate of Incorporation to effect a reverse split of SFI's outstanding shares of Common Stock by a ratio of 1-for-100 (the "Reverse Split");

  4.
  To consider and act upon an amendment to SFI's Restated Certificate of Incorporation (the "Certificate of Incorporation") to decrease the number of authorized shares from 215,000,000 to 55,000,000 and to decrease the number of authorized shares of Common Stock from 210,000,000 to 50,000,000;

  5.
  To consider and act upon SFI's 2009 Stock Option and Incentive Plan (the "Equity Incentive Plan"); and

  6.
  To vote to adjourn the Meeting, if necessary, for the purpose of soliciting additional proxies in favor of proposals (3), (4), (5) and (7).

Matters to be voted on by both holders of Common Stock and holders of Convertible Preferred Stock, each voting separately as a class:

  7.
  To consider and act upon amendments (the "PIERS Amendments") of SFI's Certificate of Designation of the Convertible Preferred Stock (the "PIERS Certificate of Designation") so that upon filing of the amended PIERS Certificate of Designation with the Secretary of State of the State of Delaware at the closing of the Restructuring Plan (the "Closing Date"):

    •
    SFI will no longer be obligated to redeem all of the outstanding PIERS for cash on August 15, 2009;

    •
    immediately following the Reverse Split, each of the outstanding PIERS, including all accrued and unpaid dividends thereon through and including the Closing Date, will automatically convert into 0.17 shares of Common Stock, with cash being paid for any fractional shares of Common Stock that would be issued upon conversion of the PIERS;

    •
    the method for determining the amount of cash paid in lieu of fractional shares upon conversion of the PIERS will be amended, and SFI will no longer be permitted to deliver a whole share of Common Stock instead of a cash payment for a fractional share;

    •
    dividends on the PIERS will cease to accrue and the holders of PIERS will not be entitled to any payments with respect to accrued and unpaid dividends through and including the Closing Date; and

    •
    all rights of the holders of the PIERS other than their right to receive shares of Common Stock and cash in lieu of fractional shares upon conversion of the PIERS will be effectively eliminated.

    The PIERS Amendments will only be implemented in connection with the consummation of the Restructuring Plan. If the Restructuring Plan is not consummated, the PIERS Amendments will not be filed with the Secretary of State of the State of Delaware and there will be no change to the PIERS Certificate of Designation or the rights of the holders of PIERS.

    If the Restructuring Plan is consummated, SFI will cause the PIERS to be automatically converted into the shares of Common Stock to which they are entitled to receive in the Restructuring Plan in accordance with the terms of the Deposit Agreement and the Deposit Agreement shall terminate in accordance with its terms on such date.

  How do I vote?

        For each of the matters to be voted on, you may vote "For" or "Against" or abstain from voting. All properly executed proxies delivered pursuant to this solicitation and not revoked in a timely manner will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Meeting, in the discretion of the persons named in the proxy. The voting procedures are as follows:

  Common Stock

  •
  Stockholders of Record of Common Stock: Shares Registered in Your Name—If you are a holder of record, you may vote in person at the Meeting or submit a proxy by mail using the enclosed proxy card. To submit the proxy card, simply complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Meeting, we will vote your shares as you direct. Whether or not you plan to attend the meeting, we urge you to submit a proxy to ensure your vote is counted. You may still attend the Meeting and vote in person if you have already submitted a proxy. If you would like to vote in person, come to the Meeting and we will give you a ballot when you arrive.

  •
  Beneficial Owners of Common Stock: Shares Registered in the Name of Broker or Bank—If you are a beneficial owner and your shares are registered in the name of your broker, bank, or other agent, you may cause your shares to be voted by submitting voting instructions to such broker, bank or other nominee. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To reduce administrative and postage costs, we suggest that you submit a proxy on the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 5 of the Proxy Statement. To vote in person at the Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

    If you hold your shares of Common Stock through a broker, bank or other nominee and are submitting a proxy, your proxy must be received by 11:59 p.m. (Eastern Daylight Time) on June     , 2009 to be counted.

  Convertible Preferred Stock and PIERS

  •
  PIERS Holders of Record; PIERS Registered in Your Name—Each share of Convertible Preferred Stock of record will be entitled to 100 votes. The Depositary is the holder of record of the Convertible Preferred Stock in its capacity as depositary on behalf of the PIERS, each representing a 1/100th beneficial interest in a share of Convertible Preferred Stock. The Depositary is required to vote the Convertible Preferred Stock in accordance with the instructions of the record holders of the PIERS. Each record holder of PIERS on the record date, will be entitled to instruct the Depositary how to vote the Convertible Preferred Stock with respect to 1/100th of a share of Convertible Preferred Stock for each of the PIERS held. Your signed and completed voting instruction card must be received by the Depositary by 11:59 p.m. (Eastern Daylight Time) on June     , 2009 to be counted. In the absence of specific instructions from a holder of the PIERS, the Depositary will abstain from voting to the extent of the Convertible Preferred Stock underlying those PIERS.

  •
  Beneficial Owners of PIERS: PIERS Registered in the Name of Broker or Bank—If you are a beneficial owner and your PIERS are registered in the name of your broker, bank, or other nominee, you may cause your broker, bank, or other agent to instruct the Depositary how to vote the shares of Convertible Preferred Stock underlying your PIERS by submitting voting instructions to such broker, bank or other nominee. The Depositary is the holder of record of the Convertible Preferred Stock in its capacity as depositary on behalf of the PIERS, each representing a 1/100th beneficial interest in a share of Convertible Preferred Stock. The Depositary is required to vote the Convertible Preferred Stock in accordance with the instructions of the record holders of the PIERS. Each record holder of PIERS on the record date will be entitled to instruct the Depositary how to vote the Convertible Preferred Stock with respect to 1/100th of a share of Convertible Preferred Stock for each of the PIERS held. You should have received a voting instruction card and voting instructions with these proxy materials from the bank, broker or other nominee rather than from the Depositary. Simply complete and mail the voting instruction card to ensure that your vote is counted. To reduce administrative and postage costs, we suggest that you submit a voting instruction card on the Internet or by telephone, both of which are available 24 hours a day.

    If you hold your shares PIERS through a broker, bank or other nominee and are submitting a voting instruction card, your voting instruction card must be received by 11:59 p.m. (Eastern Daylight Time) on June     , 2009 to be counted.

  •
  Holders of PIERS May Not Vote in Person at the Meeting. While holders of PIERS are welcome to attend the Meeting, holders of PIERS are not permitted to vote in person at the Meeting and must follow the procedures outlined above to have the shares of Convertible Preferred Stock underlying their PIERS voted by the Depositary. If you are a beneficial holder of PIERS and would like to attend the Meeting, you will need to bring proof of ownership of you PIERS, such as a recent brokerage account statement.

  How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners).

        Abstentions and any broker non-votes will be counted as present or represented at the Meeting for purposes of determining whether a quorum exists. An "abstention" occurs when a holder sends in a proxy with instructions to decline to vote regarding a particular matter. A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares so the broker is unable to vote those uninstructed shares.

        An abstention with respect to each proposal will have the same effect as a vote "Against" each such proposal. Brokers will have discretionary voting power to vote on proposals (1) and (2) so we do not anticipate any broker non-votes with respect to these two proposals. For proposals (5) and (6), in the event of a broker non-vote with respect to any proposal caused by the beneficial owner's failure to authorize a vote on such proposals, the proxy will not be deemed to be present and entitled to vote on those proposals for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which a majority is calculated. For proposals (3), (4) and (7) broker non-votes will have the same effect as a vote "Against" each of the proposals.

  What is the quorum requirement?

        The presence of holders of a majority of each of (i) the outstanding shares of Common Stock entitled to vote at the Meeting, in person or by proxy, and (ii) the outstanding shares of Convertible Preferred Stock (represented by a majority of the outstanding PIERS) entitled to vote at the Meeting, in person or by proxy, is required to constitute a quorum at the Meeting. A quorum is necessary to hold the Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present.

  How many votes are needed to approve each proposal?

        Assuming the presence of a quorum at the Meeting:

  •
  proposals (1), (2), (5) and (6) require the affirmative vote of a majority of the Common Stock represented at the Meeting and entitled to vote;

  •
  proposals (3) and (4) require the affirmative vote of holders of a majority of the shares of Common Stock outstanding on the record date; and

  •
  proposal (7) requires the affirmative vote of (i) the holders of a majority of the shares of Common Stock outstanding on the record date and (ii) the holders of a majority of the outstanding shares of Convertible Preferred Stock (as directed by the holders of a majority of the outstanding PIERS) on the record date, each of (i) and (ii) voting separately as a class.

  What does it mean if I receive more than one proxy card?

        If you receive more than one proxy or voting instruction card, it means that your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy or voting instruction card to ensure that all of your shares are voted.

  Can I change my vote after submitting my proxy?

        Common Stock.    Your proxy may be revoked at any time prior to being voted by: (i) delivering written notice of such revocation to the Secretary of SFI at the address in the Notice above, provided such notice is received no later than                        , 2009, (ii) submitting a duly executed proxy bearing a later date that is received no later than                        , 2009 or (iii) attending the Meeting and voting in person.

        Convertible Preferred Stock/PIERS.    If you sign and return the enclosed voting instruction card, you may nevertheless revoke it at any time prior to                         Eastern Daylight Time on the day prior to the Meeting by (1) giving written notice to the Depositary or (2) delivering a later dated voting instruction card to the Depositary at:

The Bank of New York

Telephone:

Going Concern

        The consolidated financial statements incorporated by reference herein have been prepared assuming we will continue as a going concern. This assumes a continuing of operations and the realization of assets and liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments that might result if we were forced to discontinue operations. We have had a history of net losses. Our net losses are principally attributable to insufficient revenue to cover our relatively high percentage of fixed costs, including the interest costs on our debt and our depreciation expense. We also have an accumulated stockholders' deficit of $443.8 million at December 31, 2008. Additionally, in August 2009, we are required to redeem (to the extent of assets legally available therefor) all of our outstanding PIERS for cash at 100% of the liquidation preference ($287.5 million), plus accrued and unpaid dividends ($31.3 million assuming dividends are accrued and not paid through the mandatory redemption date). Given the current negative conditions in the economy generally and the credit markets in particular, absent the successful consummation of the Restructuring Plan or an alternative restructuring plan, there is substantial uncertainty that we will be able to effect a refinancing of our debt in the next few years and the PIERS on or prior to their mandatory redemption date on August 15, 2009.

        If we are unable to refinance or restructure the PIERS at or prior to their mandatory redemption date, such failure would constitute a default under our Credit Agreement, which would permit the lenders to accelerate the obligations thereunder. If the lenders were to accelerate the amounts due under the Credit Agreement, a cross-default would also be triggered under our public debt indentures, which would likely result in most or all of our long-term debt becoming due and payable. In that event, we would be unable to fund these obligations. Such a circumstance would have a material adverse effect on our operations and the interests of our creditors and stockholders. Accordingly, we have stated in our financial statements included herein that there is substantial doubt about our ability to continue as a going concern unless the Restructuring Plan, or an alternative restructuring plan, is successful. Our auditors, KPMG LLP, have also included an explanatory paragraph in their opinion on our consolidated financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern.

        If we are unable to successfully consummate the Restructuring Plan or an alternative out-of-court restructuring plan, we will be compelled to seek an in-court solution under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended ("chapter 11"). Such a court filing would likely occur prior to the mandatory redemption date of the PIERS or well in advance of such date, if we were to conclude at such time that an out-of-court solution is not feasible or advantageous. See "Risk Factors" beginning on page 26.

Recent Developments

  SFI 2013 Notes Interest Payment Due April 15, 2009

        We determined to take advantage of the applicable 30-day grace period for making the semi-annual interest payment of approximately $7 million due on April 15, 2009 on our SFI 2013 Notes. Under the applicable indenture relating to the SFI 2013 Notes, use of the 30-day grace period does not constitute a default that permits acceleration of the SFI 2013 Notes or any other indebtedness. If we fail to make the semi-annual payment prior to the expiration of the grace period, it would result in an event of default under the applicable Indenture, which would result in cross defaults under our other debt instruments. If we do not make this interest payment on or prior to May 15, 2009, we could be forced to commence a chapter 11 proceeding.

  Noncompliance with the New York Stock Exchange Continued Listing Criteria

        On October 6, 2008, we were notified by the NYSE that we were not in compliance with the NYSE's continued listing criteria because the thirty-day average closing price of our Common Stock was less than $1.00, and on October 27, 2008, we were notified by the NYSE that we were not in compliance with the NYSE's continued listing criteria because the thirty-day average market capitalization of our Common Stock had been less than $75 million and, at the same time, our stockholders' equity had been less than $75 million. Our Common Stock and PIERS traded on the NYSE under the symbols "SIX" and "SIX-PB," respectively, through April 17, 2009, when they were delisted from the NYSE due to our failure to meet the NYSE's continued quantitative listing criteria. The last trading prices of the Common Stock and the PIERS on the NYSE were $0.13 and $0.65 on April 17, 2009, respectively. The Common Stock and the PIERS have traded in the over-the-counter market since April 20, 2009. The last quotations of the Common Stock and the PIERS in the over-the-counter market were $0.17 and $0.81, respectively, on April 23, 2009.

BACKGROUND OF THE RESTRUCTURING PLAN

        From the creation of our brand in 1961 with one theme park in Arlington, Texas to our expansion over the past 48 years throughout both the United States and internationally, we have established our position as a leader in the amusement and theme park industries. From 1998 through 2005, we amassed over $2.5 billion of debt and PIERS obligations in connection with the acquisition of parks and a large capital expenditure program. As a result, our current management team, which as discussed below was installed in late 2005 and early 2006, inherited a highly leveraged balance sheet. The current management team has worked diligently to diversify and grow revenues, increase our operational efficiency and operating cash flows and reduce our debt obligations by, among other means, selling parks, entering into a Second Amended and Restated Credit Agreement, dated May 25, 2007 (the "Credit Agreement"), on more favorable terms, and completing an exchange offer (the "2008 Debt Exchange") for $530.6 million of SFI Notes for $400.0 million of Six Flags Operations Inc.'s ("SFO") 12 1/4% Senior Notes due 2016 (the "SFO 2016 Senior Notes"), which are guaranteed by SFI.

        Nevertheless, as a result of our current substantial indebtedness and the limited opportunity to refinance our PIERS and debt obligations as they mature in the continuing negative market conditions, we believe that the successful consummation of the Restructuring Plan or an alternative restructuring plan, is critical to our continued viability.

        Following a successful consent solicitation by Red Zone LLC, an entity managed by Daniel M. Snyder, in December 2005, Mr. Snyder became Chairman of the Board and two persons proposed by Red Zone LLC became directors, including Mark Shapiro, who was elected President and Chief Executive Officer at that time. In early 2006, the Board approved substantial changes to senior management, including several park presidents (formerly referred to as general managers) and new management began to effectuate a series of long term operating initiatives.

        During 2006, the first season following the change, new management concentrated on (i) improving the guest experience by improving the overall appearance and cleanliness of the parks, (ii) increasing total revenue per capita, including by partnering with well known brand names such as Papa John's and Cold Stone Creamery and (iii) building a corporate alliance team.

        During 2007, we (i) implemented a capital plan designed to broaden the family offerings in our parks, such as Wiggles Worlds featuring the rides and attractions of the popular children's entertainers The Wiggles, Thomas the Tank Engine attractions, Cirque Coobrila, Tony Hawk Spinning Coasters and Operation Spy Girl, (ii) implemented staffing initiatives to improve recruiting, training, retention and efficiency, all designed to further improve the guest experience, (iii) continued to grow total revenue per capita including by partnering with well known brand names such as Johnny Rockets and (iv) invested in information technology infrastructure designed to not only improve systems, such as ticketing, point of sale and our website, but also to improve our ability to offer more diverse entertainment and revenue streams with SFI television and radio within the parks.

        During 2008, we (i) launched a new attraction program with seven coasters for seven parks, (ii) continued to roll out Wiggles Worlds and Thomas the Tank Engine attractions at certain of our parks, (iii) developed a more efficient and targeted marketing plan, with more online focus and concentrated spending in the early portion of the season, (iv) reduced operating expenses through a more efficient use of our full time and seasonal labor, as well as the removal or closure of certain inefficient rides and attractions and (v) continued to grow total revenue per capita through increased guest spending as well as sponsorship and international licensing opportunities.

        As a result of these initiatives, in 2008 management achieved each of the five key strategic objectives that it set out to achieve by the end of its third year as follows:

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  Cleaned-up the parks and improved the overall guest experience; repositioned the brand by diversifying the product offering. For the second year in a row, our key guest satisfaction scores were at or above all-time highs.

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  Created and grew new high margin and low capital sponsorship and licensing businesses and achieved annual revenues in excess of $50 million. For 2008, we achieved sponsorship, licensing and other fees of approximately $59 million.

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  Achieved total revenue per capita of at least $40, or 20% cumulative growth from 2005.

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  Operated at a Modified EBITDA margin of at least 30%.

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  Became Free Cash Flow positive, which had never been achieved in our history. We were Free Cash Flow positive with an Adjusted EBITDA in excess of $275 million in 2008.

        Our plan for 2009 includes (i) the launch of a new attraction program featuring a new coaster themed after the Batman movie "The Dark Night"™ at Six Flags Mexico and a new wooden roller coaster themed after the Terminator Salvation™ movie at Six Flags Magic Mountain, (ii) the addition of a Wiggles World at Six Flags Fiesta Texas, (iii) substantially upgrading and relaunching the Superman Ride of Steel coaster at Six Flags New England and the floorless Medusa coaster at Six Flags Great Adventure, (iv) adding our exciting "Glow in the Park" closing parade at two additional parks, (v) continuing our efficient and targeted marketing strategies, focusing on our breadth of product and value proposition, (vi) maintaining focus on containing our operating expenses while at the same time increasing our operating days and operating hours, (vii) improving and expanding upon our branded product offerings and guest-service focused staffing initiatives in order to continue to drive guest spending growth and (viii) continuing our efforts to grow sponsorship and international revenue opportunities.

        Despite our significant achievements, owing to our debt position that existed prior to the arrival of the new management team, and the deterioration in the overall U.S. economy (including the financial markets), we remain highly leveraged and have substantial indebtedness, much of which will become due in the next few years, and significant associated debt service requirements. As of December 31, 2008, we had approximately $2.37 billion of indebtedness outstanding and had approximately $302 million of PIERS, including dividends in arrears, that are mandatorily redeemable (to the extent of assets legally available therefor) on August 15, 2009 for 100% of the liquidation preference plus accrued and unpaid dividends. The following table shows our estimated debt and other obligations and estimated capital expenditures in 2009 and 2010, excluding operating obligations whose costs are included in Adjusted EBITDA:

	In Thousands
Cash Outlays not included in Adjusted EBITDA(1)	2009	2010	Total
Long term debt(2)	$9,812	$140,931	$150,743
PIERS(3)	318,766	—	318,766
Interest on long term debt(4)	176,908	161,750	338,658
Capital expenditures(5)	105,000	60,000	165,000

Total	$610,486	$362,681	$973,167

(1)
Does not include real estate and operating leases or distributions related to Six Flags Over Texas and Six Flags Over Georgia, including Six Flags White Water Atlanta (the "Partnership Parks") which are included in Adjusted EBITDA. Our agreements related to the Partnership Parks (the

  "Partnership Parks Agreements") require minimum annual distributions of approximately $60.7 million in 2009, which grows by the Consumer Price Index (assumed to be an annual inflation rate of 3% herein) to approximately $62.5 million in 2010 of which we would be entitled to receive approximately $20.0 million and $20.6 million in 2009 and 2010, respectively. The parties to our Partnership Parks Agreements are entitled to "put" certain of their investments in these parks to SFI for repurchase. Such amounts are not included in the foregoing table. The put period for 2009 expires on April 28, 2009. For 2009, the maximum amount of the contingent put obligation is $335.2 million, consisting of $188.6 million and $146.6 million for Six Flags Over Texas and Six Flags Over Georgia, respectively, representing approximately 50% and 59% of the ownership units of Six Flags Over Texas and Six Flags Over Georgia, respectively. There is a risk that the fear of the commencement of an in-court solution under chapter 11, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to "put" a greater amount of their investments to SFI than they otherwise would. As of April 22, 2009, we have received put notices from holders of units with an aggregate put price of approximately $24.6 million, but we expect to receive additional puts prior to the expiration of the put period.

  Also excluded from the table are purchase obligations associated with costs that are ultimately included in Adjusted EBITDA, such as insurance, inventory, media and advertising commitments, estimated license fees to Warner Bros. and supplies, as well as liabilities related to discontinued operations, such as tax indemnifications and the ground lease in New Orleans. The table also excludes unaccrued contingent liabilities, such as $32.5 million of limited guarantees related to SFI's guarantee on a term loan secured by the hotel and indoor water park adjacent to The Great Escape park and the limited rent guarantee associated with the April 2007 sale of seven parks to PARC 7F-Operations Corporation.

(2)
Includes capital lease obligations. Payments are shown at principal amount.

(3)
Amount shown includes accrued dividends of approximately $31.3 million, including $20.8 million of accrued dividends previously deferred as of March 31, 2009.

(4)
Assumes average outstanding balance for the revolving credit facilities of $244.2 million, with an assumed 5% interest rate.

(5)
Of the expected capital expenditures, assuming revenues for 2009 and 2010 at 2008 levels, we would need to spend approximately $50,000 and $2.3 million at Six Flags Over Texas in 2009 and 2010, respectively, to satisfy our partnership requirement. We would not need to spend any money on capital expenditures at our Atlanta parks as we are well within our partnership requirements. Additionally, we are obligated to make approximately CAD$13.4 million of capital expenditures at our park in Montreal, Canada, through 2011. However, the vast majority of our capital expenditures in 2009 and beyond will be made on a discretionary basis, although such expenditures are important to the parks' ability to sustain and grow revenues.

        We have not declared quarterly dividends on the PIERS for the quarters ending June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009. These amounts are being accrued.

        Given the currently negative conditions in the economy generally and the credit markets in particular, there is substantial uncertainty, in the absence of the successful consummation of the Restructuring Plan, or an alternative restructuring plan, that we will be able to effect a refinancing of our debt in the next few years and the PIERS on or prior to their mandatory redemption date on August 15, 2009, and meet our other obligations. As a result of the foregoing, we have explored various restructuring alternatives designed to reduce our leverage and improve our liquidity and financial and operational flexibility. Accordingly, we believe the consummation of the Restructuring Plan, of which the proposals for the Reverse Split, the capital decrease, the Equity Incentive Plan and the PIERS

Amendments described herein are each an integral part, or an alternative restructuring plan, is critical to our continued viability.

        In the event the Restructuring Plan does not occur because the conditions set forth in "The Restructuring Plan—Conditions to the Restructuring Plan" are not met, we intend to explore all other restructuring alternatives available to us at that time, which may include an alternative out-of-court restructuring or the commencement of a chapter 11 proceeding, with or without a pre-arranged plan of reorganization. We are currently in negotiations with certain holders of our SFO 2016 Senior Notes to support a prearranged plan of reorganization in the event the Restructuring Plan is not successful. There can be no assurance as to whether we will reach any such agreement or the terms thereof. Any alternative reorganization would likely be on terms less favorable to holders of Common Stock and holders of PIERS than the terms of the Restructuring Plan and holders of Common Stock and holders of PIERS would not likely receive any distributions in a chapter 11 proceeding due to the substantial added expense and inherent uncertainty in a chapter 11 proceeding that would likely have a negative impact on our revenues and cash flows and enterprise value. For a discussion of the risks associated with carrying out the Restructuring Plan and our failure to consummate it, see "Risk Factors—Risks Relating to the Restructuring Plan" beginning on page 26. Moreover, there can be no assurance that any alternative out-of-court restructuring arrangement or plan will be pursued or accomplished.

        If we fail to consummate the Restructuring Plan on a timely basis, any alternative we may pursue, whether in or out of court, would likely take substantially longer to consummate than the Restructuring Plan, and any chapter 11 proceeding would also require confirmation by the bankruptcy court and would be subject to contested issues and objections from certain stakeholders, which would result in further delay. Any material delay in the confirmation of a chapter 11 proceeding, or the threat of rejection of any plan by the bankruptcy court, would not only add substantial expense and uncertainty to the process, but also would adversely affect our operations during this period since our operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests, sponsors and employees. Moreover, such a time consuming and disruptive proceeding would have a negative impact on our cash flows due to a likely reduction in trade credit terms and a likely decrease in customer attendance, including daily attendees to our parks and purchasers of advance and group tickets and season passes, all of whom could be concerned regarding our viability.

        Any chapter 11 filing would have adverse effects on our business and operations. The filing of a chapter 11 case would create uncertainties about our business future, which could cause (i) suppliers to attempt to cancel our contracts or restrict ordinary credit terms, require upfront payments or financial assurances of performance or refrain entirely from shipping goods, (ii) employees to become distracted from performance of their duties or more easily attracted to other career opportunities, (iii) a reduction in sponsorship and international development revenues and (iv) our guests to consider spending their discretionary dollars on other entertainment alternatives during the current economic crisis. There is a risk that the fear of commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to "put" a greater amount of their investments to SFI than they otherwise would. Depending upon the magnitude of the puts, we may be required to seek financing for this obligation. There can be no assurance that any such financing could be obtained or the terms thereof. If we were unable to fund the puts, we could be required to forfeit the Partnership Parks to Time Warner Inc. ("Time Warner") or negotiate an alternative arrangement with them. If we are unable to fund the puts we receive or negotiate an acceptable arrangement with Time Warner, we could be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan. These concerns and effects typically become more acute when a chapter 11 proceeding continues for a protracted period without indication of how or when the case may be completed.

        In addition, if we file a chapter 11 proceeding, there is a risk that our counterparties would object to our assumption of executory contracts (including our important licenses and intellectual property), and if those counterparties succeed, we would lose the benefits of these agreements. We believe that many of these contracts, including, without limitation, our license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and our sponsorship agreements, are important to the operation of our parks and the guest experience at those parks, and that our international development agreements, including with Tatweer Dubai LLC, a member of Dubai Holding ("Tatweer") and Oryx Holdings, a Qatari-based diversified group ("Oryx"), are important to the future growth and development of our brand. In addition, we could lose our approximate 41% interest in Six Flags Great Escape Lodge & Indoor Waterpark. As with any judicial proceeding, there are also risks of unavoidable delay with the confirmation of a plan of reorganization and there are risks of objections from certain stakeholders, including the holders of the SFO 2016 Senior Notes, the SFI Notes, the SFI Convertible Notes, the PIERS and the Common Stock and any lenders that vote to reject the plan of reorganization, that would further delay the process and potentially cause the plan of reorganization to be rejected by the bankruptcy court. In addition, although we intend to seek to reinstate our Credit Agreement in any chapter 11 plan that we pursue, it is likely that, due to the favorable terms and pricing contained in our Credit Agreement, the lenders thereunder may seek to terminate, and prevent the reinstatement of our Credit Agreement. If they were successful, we do not believe we would be able to obtain a replacement facility having terms as favorable as the Credit Agreement due to current market conditions.

        If we are not able to consummate an out-of-court restructuring or commence a chapter 11 proceeding with a pre-arranged plan, we would likely become subject to a "free fall" proceeding, which would be lengthy, costly and highly disruptive, and have a more pronounced adverse effect on our business than a chapter 11 filing made pursuant to a pre-arranged plan. A "free fall" proceeding would likely involve contested issues with our multiple creditors, including our lessors, parties to supply contracts, parties to all of our license agreements and the numerous other contractual arrangements to which we are a party. Moreover, in such a proceeding, unless we are able to reinstate our Credit Agreement, we do not believe we would be able to obtain a replacement credit facility having terms as favorable as the Credit Agreement. A non-prearranged proceeding could also cause critical members of our senior management team to pursue other opportunities. As a result, it is likely that holders of Common Stock and holders of PIERS would not receive any distributions under a "free fall" proceeding.

THE RESTRUCTURING PLAN

  Overview

        The Restructuring Plan relates to SFI's 8 7/8% Senior Notes due 2010 (the "SFI 2010 Notes"), 9 3/4% Senior Notes due 2013 (the "SFI 2013 Notes"), 9 5/8% Senior Notes due 2014 (the "SFI 2014 Notes," each an "Issue" and together with the SFI 2010 Notes and the SFI 2013 Notes, the "SFI Notes"), 4.50% Convertible Senior Notes due 2015 (the "SFI Convertible Notes") and PIERS and is generally designed to reduce our debt and interest expense requirements and improve our liquidity and financial and operational flexibility in order to allow us to compete more effectively and generate long-term growth following consummation of the Restructuring Plan. In particular, the Restructuring Plan contemplates, among other things, the transactions discussed below and proposals (3), (4), (5) and (7). For a description of the percentage of outstanding Common Stock each Issue of SFI Notes, the SFI Convertible Notes and the PIERS will receive, and the existing Common Stock will retain, in the Restructuring Plan, see the graphic "Following the Restructuring Plan" on page 19.

  Exchange Offers and Consent Solicitations

        As part of the Restructuring Plan, SFI is conducting exchange offers to exchange all of the SFI Notes (the "SFI Note Exchange") and SFI Convertible Notes (the "SFI Convertible Note Exchange," collectively with the SFI Note Exchange, the "Exchange Offers") for Common Stock in order to exchange 18.5857 shares of Common Stock for each $1,000 claim (consisting of principal amount, and accrued and unpaid interest thereon through, and including, June 25, 2009) and seeking consents to amend the SFI Notes and SFI Convertible Notes' indentures to remove substantially all of the restrictive covenants and modify certain of the events of default and various other provisions contained therein (the "Proposed Amendments").

        The Proposed Amendments include, among other things, the removal of covenants regarding:

  •
  reports;

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  payment of taxes;

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  stay, extension and usury laws;

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  restricted payments;

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  dividends and other payment restrictions affecting subsidiaries;

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  the incurrence of indebtedness and issuance of preferred stock;

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  asset sales;

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  transactions with affiliates;

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  the creation of liens;

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  line of business;

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  corporate existence;

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  sale and leaseback transactions;

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  payments for consent; and

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  leases.

        In addition, the Proposed Amendments include the removal of the requirement to make a change of control offer and asset sale offer and certain events of default, including, but not limited to, events of default arising as a result of:

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  any failure to comply with certain covenants and obligations in the indentures and the SFI Notes and SFI Convertible Notes (other than defaults in the payment of principal and interest);

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  any default in the payment of other indebtedness or the acceleration of other indebtedness; and

  •
  any final judgment.

        Holders who tender and do not revoke their SFI Notes or SFI Convertible Notes in the Exchange Offers will not be entitled to any interest on such SFI Notes or SFI Convertible Notes from June 25, 2009, regardless of when the Exchange Offers close, and any subsequent interest that would otherwise have been earned on such SFI Notes or SFI Convertible Notes will be deemed paid in full upon receipt of the total consideration in the Exchange Offers. SFI currently intends to take advantage of the applicable 30-day grace period for making the semi-annual cash interest payment due on June 1, 2009 on the SFI 2014 Notes. The cash interest that holders of the SFI 2014 Notes would otherwise be entitled has been included in the calculation of the number of shares of Common Stock such holders are being offered in the Exchange Offers and will receive in lieu of such cash interest payment.

        SFI does not currently intend to issue fractional shares of Common Stock in the Exchange Offers. Instead, any fractional shares of Common Stock will be aggregated and sold as soon as practicable after the expiration date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that it may take several days to sell all of the aggregated fractional shares of Common Stock. After completing such sale, holders otherwise entitled to receive a fractional share will receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale.

        The Exchange Offers will not affect SFI's obligation to pay principal and interest on any SFI Notes or SFI Convertible Notes that are not tendered pursuant to the Exchange Offers. The next maturity of principal of SFI Notes is February 2010, when the SFI 2010 Notes mature.

        The Exchange Offers and the consent solicitations with respect to the SFI Notes and the SFI Convertible Notes will expire at 11:59 p.m., New York City time, on June 25, 2009, unless extended. SFI reserves the right to terminate the Exchange Offers and the consent solicitations, in its sole discretion, at any time and for any reason without accepting any of the tendered SFI Notes or SFI Convertible Notes. This right of termination is for the sole benefit of SFI and may be asserted by SFI regardless of the circumstances giving rise to such decision at any time. SFI expressly reserves the right, in its sole discretion, to amend or modify at any time, or from time to time, the terms of the Exchange Offers and the consent solicitations.

  Automatic Conversion of PIERS into Common Stock

        As part of the Restructuring Plan, SFI is also seeking your approval to amend the terms of the PIERS Certificate of Designation (Proposal 7) to provide, among other things, that each $25.00 of liquidation preference, including all accrued and unpaid dividends thereon through, and including, the automatic conversion of the PIERS into Common Stock at the closing of the Restructuring Plan, shall automatically convert into 0.17 shares of Common Stock upon consummation of the Restructuring Plan. Holders of PIERS will not be entitled to any additional consideration or shares of Common Stock for the accrued and unpaid dividends on their PIERS, all of which will be deemed cancelled upon the receipt of the 0.17 shares of Common Stock for each $25.00 of liquidation preference of PIERS upon conversion of the PIERS at the closing of the Restructuring Plan.

        If the Restructuring Plan is consummated, SFI will cause the PIERS to be automatically converted into the shares of Common Stock to which they are entitled to receive in the Restructuring Plan in accordance with the terms of the Deposit Agreement and the Deposit Agreement shall terminate in accordance with its terms on such date.

        SFI does not currently intend to issue fractional shares of Common Stock in the Restructuring Plan. Instead, any fractional shares of Common Stock will be aggregated and sold as soon as practicable after the closing of the Restructuring Plan at the then prevailing prices on the open market, on behalf of those holders of PIERS who would otherwise be entitled to receive a fractional share. We expect that it may take several days to sell all of the aggregated fractional shares of Common Stock. After completing such sale, holders of PIERS otherwise entitled to receive a fractional share will receive a cash payment in an amount equal to their pro rata share of the total net proceeds of that sale.

        The Common Stock issued upon conversion of the PIERS is expected to be freely tradable and will not constitute "restricted securities" as defined in Rule 144 of the Securities Act and may generally be resold by a holder who is not (i) an "affiliate" of SFI within the meaning of Rule 144 of the Securities Act or (ii) a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Common Stock was acquired in the ordinary course of such holder's business and such holders have no arrangement or understanding with any person to participate in the distribution of Common Stock. If you have any arrangement or understanding with any person to participate in the distribution of Common Stock, you (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds PIERS that were acquired for its own account as a result of market-making or other trading activities must comply with special rules under the Securities Act in connection with any resale of Common Stock received upon conversion of such PIERS. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Common Stock may not be offered or sold unless it has been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

        Certificates representing the Common Stock will not include restrictive legends. The Common Stock will not have the benefit of registration rights.

  Conditions to the Restructuring Plan

        The consummation of the Restructuring Plan is conditioned upon a number of prerequisites, each of which may be waived by us, including: (i) at least 95% of the aggregate principal amount (the "Minimum Tender Condition") of each Issue of the outstanding SFI Notes is validly tendered for exchange and not revoked by May 29, 2009 (the "Withdrawal Deadline") in the SFI Note Exchange, such properly tendered SFI Notes not being revocable after the Withdrawal Deadline; (ii) the valid participation of at least 95% of the outstanding principal amount of the SFI Convertible Notes in the SFI Convertible Note Exchange by the Withdrawal Deadline and such validly tendered SFI Convertible Notes not being validly revoked or withdrawn on or prior to the expiration date of the Exchange Offers; (iii) the PIERS Amendments shall have become effective; (iv) SFI shall have received the required approval from its holders of Common Stock and holders of PIERS for any amendments to the Certificate of Incorporation as SFI may determine to be necessary or advisable in order to effect the Restructuring Plan (including, without limitation, approving the 1-for-100 reverse split of our Common Stock, decreasing the number of shares of Common Stock in the Certificate of Incorporation and the PIERS Amendments); (v) SFI shall have received the required approval from its stockholders for the implementation of the Equity Incentive Plan, including the issuance of Common Stock thereunder; (vi) there shall not have occurred and be continuing any event of default under the Credit Agreement or the indentures governing the SFI Notes, the SFI Convertible Notes or the SFO 2016 Senior Notes,

as applicable, following consummation of the Restructuring Plan; and (vii) the receipt of any consents from government bodies and authorities which are required in order to consummate the Restructuring Plan, including, to the extent applicable, the expiration or early termination of the waiting period (and any extension thereof), or any necessary approvals, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

        The foregoing conditions are for the benefit of SFI and may be asserted by SFI regardless of the circumstances giving rise to any such condition (including any action or inaction by SFI) and may be waived by SFI, in whole or in part, at any time and from time to time. The failure by SFI at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time.

  Financial Advisor

        Houlihan, Lokey, Howard & Zukin Capital, Inc. has been appointed as the financial advisor ("Financial Advisor") to us in connection with the Restructuring Plan. The Financial Advisor will not be making any recommendation with regard to the merits of the Restructuring Plan and will not be soliciting, or participating in any solicitation of, any consents from any holders of SFI Notes, SFI Convertible Notes, PIERS or Common Stock in connection with the Restructuring Plan.

  Employment Agreements

        On April 9, 2009, we entered into new employment agreements (the "New Agreements") with Mark Shapiro, our President and Chief Executive Officer; Jeffrey R. Speed, our Executive Vice President and Chief Financial Officer; Louis Koskovolis, our Executive Vice President, Corporate Alliances—Sponsorship; Mark Quenzel, our Executive Vice President, Park Strategy and Management; Andrew M. Schleimer, our Executive Vice President, Strategic Development and In-Park Services; and Michael Antinoro, our Executive Vice President, Entertainment and Marketing; which supersede and replace the existing employment agreements with such individuals. The Agreements provide for each executive's continued employment with us in his current position during the four year period expiring on April 1, 2013, unless sooner terminated by either party.

        The New Agreements provide for the following annual base salary and target bonus amounts for the executives:

	Base Salary ($)	Target Bonus ($)
Shapiro	1,300,000	1,300,000
Speed	775,000	100	% (of Base Salary)
Koskovolis	650,000	500,000
Quenzel	500,000	500,000
Schleimer	500,000	400,000
Antinoro	400,000	500,000

        The New Agreements did not increase the rate of base salary for any of the executives from their current levels. The maximum annual formulaic bonus Mr. Shapiro may receive for any fiscal year is $2.6 million. The minimum annual bonus Mr. Speed will receive for any fiscal year is $250,000. Bonuses will be determined based upon the level of achievement of the following performance parameters: budgeted Adjusted EBITDA, budgeted Free Cash Flow, budgeted attendance, budgeted in-park net revenue per capita and budgeted sponsorship/licensing revenue, each weighted 20%, except that (i) 50% of Mr. Shapiro's bonus will be based on the attainment of the Adjusted EBITDA target, with the remaining targets weighted 12.5% each, and (ii) 50% of Mr. Koskovolis' bonus will be based on the attainment of the sponsorship revenue target, with the remaining targets weighted 12.5% each. No bonuses are payable if 90% of the Adjusted EBITDA target is not obtained, except for Mr. Koskovolis, who will be entitled to 50% of his bonus amount if the sponsorship revenue target is satisfied.

        Upon the earlier of the closing of an exchange offer for the SFI Notes and the SFI Convertible Notes, which would include this Restructuring Plan, or SFI's emergence from a chapter 11 bankruptcy (a "Triggering Event"), the executives will be entitled to receive restructuring bonuses in the following amounts:

Restructuring Bonus ($)
Shapiro	3,000,000
Speed	750,000
Koskovolis	325,000
Quenzel	250,000
Schleimer	250,000
Antinoro	200,000

        Restructuring bonuses are payable in a lump sum cash payment within ten business days of the Triggering Event, except that $1,000,000 of Mr. Shapiro's success bonus will become payable on the first anniversary of the Triggering Event, subject to his continued employment through such date, or, earlier, upon the termination of Mr. Shapiro's employment without "cause," for "good reason," without "good reason" in connection with a "change in control" or "significant change in board composition," or due to death or "disability" (as such terms are defined in the New Agreements).

        In addition, upon the occurrence of a Triggering Event, SFI will grant stock options and restricted stock to the executives representing the following percentages of SFI's then outstanding shares of Common Stock after giving effect to any restructuring in connection with a Triggering Event and any equity grants:

	Restricted Stock (%)	Stock Option (%)
Shapiro	1.25	1.25
Speed	0.625	0.625
Koskovolis	0.375	0.375
Quenzel	0.375	0.375
Schleimer	0.375	0.375
Antinoro	0.375	0.375

        The restricted stock will vest ratably over four years and the stock options will cliff vest after four years, subject in each case to an executive's continued employment through the applicable vesting date.

        Severance will become payable under the New Agreements upon termination of an executive's employment without "cause" or for "good reason" during the contract term. Mr. Shapiro would be entitled to receive, in addition to a pro-rated target bonus, a lump sum cash amount equal to the greater of (a) the sum of his base salary and target bonus for the remaining balance of the contract term, or (b) three times the sum of his base salary and bonus, calculated based on his annual bonus for the year. Mr. Speed would be entitled to receive the greater of (a) the sum of his base salary and target bonus for the remaining balance of the contract term, or (b) two times the sum of his base salary and target bonus. Each other executive would receive an amount equal to the sum of the executive's base salary for the remaining balance of the contract term and the executive's annual bonus for the prior year. In addition, each executive will receive twelve months (36 months for Mr. Shapiro) of continued health and life insurance coverage and all outstanding stock options and restricted stock will become fully vested, with stock options generally remaining exercisable for the balance of their terms.

        If Mr. Shapiro terminates his employment without "good reason" during the 90 day period following a "significant change in board composition" (i.e., the directors of SFI cease to hold a majority of seats on the Board, plus two additional Board seats), in addition to a pro-rated target bonus, Mr. Shapiro will be entitled to one-half of the severance payments and benefits that he would receive upon a termination without "cause" (as specified above). If Mr. Shapiro terminates his employment without "good reason" during the 90 day period following a "change in control," in addition to a pro-rated target bonus, Mr. Shapiro will be entitled to the severance payments and benefits that he would receive upon a termination without "cause" (as specified above). In addition, upon a "change in control" all of Mr. Shapiro's outstanding stock options and restricted stock fully vest, with continued exercisability of such stock options for the balance of their terms, subject to certain limits.

        Upon expiration of the contract term, Mr. Shapiro will be entitled to receive an amount equal to (i) 18 months base salary, plus (ii) his annual bonus for the prior fiscal year, and all of Mr. Shapiro's outstanding stock options and restricted stock will fully vest, with continued exercisability of such stock options for the balance of their terms, subject to certain limits. In addition, upon expiration of the contract term, each executive will receive a pro-rata target bonus for such year.

        The foregoing description of the New Agreements is qualified in its entirety by reference to the New Agreements, which are attached as Exhibits 10.1 through 10.6 of SFI's Current Report on Form 8-K, filed with the SEC on April 13, 2009, which is incorporated herein by reference.

  Equity Incentive Plan and Other Equity-Based Compensation

        As part of the Restructuring Plan, we are also adopting the Equity Incentive Plan, which is proposal (5) contained herein, pursuant to which we may issue additional options, restricted stock and other equity-based compensation up to 12% of our outstanding Common Stock following consummation of the Restructuring on an as converted basis, including the shares in the Equity Incentive Plan.

Organizational Chart

Before the Restructuring Plan

        The below graphic shows the percentages of the total outstanding Common Stock each of our outstanding securities will receive following the successful consummation of the Restructuring Plan. The graphic assumes that 100% of the principal amount, including accrued and unpaid interest and dividends thereon, as applicable, of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for or converted into Common Stock pursuant to the Restructuring Plan, but does not reflect the issuance of any equity under the Equity Incentive Plan.

Following the Restructuring Plan

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table presents the summary consolidated historical financial data of SFI for the periods set forth below. The summary consolidated historical financial data of SFI as of and for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements and the accompanying notes thereto incorporated by reference in this Proxy Statement. The financial data set forth below should be read in conjunction with the historical financial statements that we incorporate by reference herein and the section entitled "Capitalization" included in this Proxy Statement.

        Our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein have been prepared assuming that we will continue as a going concern. Due to our recurring losses, stockholders' deficit and substantial liquidity needs arising in August 2009, we indicated in the notes to our financial statements that there is substantial doubt about our ability to continue as a going concern unless the Restructuring Plan, or an alternative restructuring plan is successful. Our auditors, KPMG LLP, have also included an explanatory paragraph in their opinion on our consolidated financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern. We believe that the consummation of the Restructuring Plan or an alternative successful restructuring is critical to our continued viability.

        Our financial statements for the three-year period ended December 31, 2008 and the following selected historical financial data for the three-year period ended on these dates reflect the effects of our reclassification of the results of twelve parks as discontinued operations.

	Year Ended December 31,
Statement of Operations Data:(1)	2008	2007	2006
	(in thousands, except per capita data)
Revenue	$1,021,298	$970,825	$942,177

Costs and expenses (excluding depreciation, amortization, stock-based compensation and loss on disposal of assets)	713,845	743,007	716,906
Depreciation	138,406	136,657	130,620
Amortization	1,203	1,249	879
Stock-based compensation	6,202	12,525	15,728
Loss on disposal of assets	17,692	39,243	27,057

Total operating costs and expenses	877,348	932,681	891,190

Income from operations	143,950	38,144	50,987

Interest expense, net	(176,174)	(197,643)	(199,908)
Minority interest in earnings	(40,728)	(39,684)	(40,223)
Equity in operations of partnerships	(806)	(502)	(948)
Net gain (loss) on debt extinguishment	107,743	(13,210)	—
Other expense	(14,627)	(20,122)	(11,566)

Income (loss) from continuing operations before income taxes, discontinued operations, and cumulative effect of a change in accounting principle	19,358	(233,017)	(201,658)
Income tax expense	116,630	6,203	4,318

Loss from continuing operations before discontinued operations and cumulative effect of a change in accounting principle	$(97,272)	$(239,220)	$(205,976)

Net loss from continuing operations per common share—basic	$(1.23)	$(2.76)	$(2.42)

Net loss from continuing operations per common share—diluted	$(1.23)	$(2.76)	$(2.42)

Other Data:
Adjusted EBITDA(2)	$275,254	$189,632	$180,919
Net cash provided by (used in) operating activities	$66,929	$(36,157)	$9,804
Attendance	25,342	24,902	24,840
Per capita revenue	$40.30	$38.99	$37.93
Balance Sheet Data (at period end):
Cash and cash equivalents(3)	$210,332	$28,388	$24,295
Total assets	3,030,845	2,945,319	3,187,616
Total long-term debt (excluding current maturities)	2,112,272	2,239,073	2,126,888
Redeemable minority interests(4)	414,394	415,350	418,145
Mandatorily redeemable preferred stock (represented by the PIERS)	302,382	285,623	284,497
Stockholders' equity (deficit)(4)	(443,825)	(252,620)	(6,213)

(1)
Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2)
Adjusted EBITDA, a non-GAAP measure, is defined as our net income (loss) before cumulative effect of changes in accounting principles, discontinued operations, income tax expense (benefit),

  other expense, early repurchase of debt (formerly an extraordinary loss), equity in operations of partnerships, minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, gain (loss) on disposal of assets, interests of third parties in the Adjusted EBITDA of the four parks that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007)), plus our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dick clark productions, inc. ("dcp"). We believe that Adjusted EBITDA, Modified EBITDA and Free Cash Flow provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures. We believe that Adjusted EBITDA, Modified EBITDA and Free Cash Flow are used by many investors, equity analysts and rating agencies as a measure of performance. Adjusted EBITDA, Modified EBITDA and Free Cash Flow are not defined by GAAP and should not be considered in isolation or as alternatives to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or any other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Adjusted EBITDA, Modified EBITDA and Free Cash Flow as defined in this Proxy Statement may differ from similarly titled measures presented by other companies. This information should be read in conjunction with the consolidated statements of operations and statements of cash flows contained in our Consolidated Financial Statements, which are incorporated by reference into this Proxy Statement. See "Non-GAAP Financial Measures" on page 111.

  The following table sets forth a reconciliation of income (loss) from continuing operations to Adjusted EBITDA, Modified EBITDA and to Free Cash Flow for the periods shown ($ in thousands):

	Year Ended December 31,
	2008	2007	2006
Loss from continuing operations	$(97,272)	$(239,220)	$(205,976)
Income tax expense	116,630	6,203	4,318
Other expense	14,627	20,122	11,566
Net (gain) loss on debt extinguishment	(107,743)	13,210	—
Equity in operations of partnerships	806	502	948
Minority interest in earnings	40,728	39,684	40,223
Interest expense (net)	176,174	197,643	199,908
Loss on disposal of assets	17,692	39,243	27,057
Amortization	1,203	1,249	879
Depreciation	138,406	136,657	130,620
Stock-based compensation	6,202	12,525	15,728

Modified EBITDA	307,453	227,818	225,271
Third party interest in EBITDA of certain parks(5)	(32,199)	(38,186)	(44,352)

Adjusted EBITDA	$275,254	$189,632	$180,919
Management Change costs	—	—	13,885
Cash interest, net	(157,478)	(196,446)	(187,620)
Capital expenditures, net	(90,251)	(114,132)	(101,136)
PIERS Dividends paid	(5,211)	(20,844)	(20,844)
Cash paid for debt issuance costs	(9,688)	(19,127)	(2,950)
Cash taxes	(7,019)	(5,047)	(4,702)

Free Cash Flow	$5,607	$(165,964)	$(122,448)

(3)
Excludes restricted cash.

(4)
Reflects accounting change related to adoption of EITF Topic D-98, as amended, in all periods presented. See Note 1(w) to Notes to Consolidated Financial Statements incorporated by reference.

(5)
Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007), plus our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dcp, which are less than wholly-owned.

UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

        The following pro forma summary consolidated financial data as of and for the year ended December 31, 2008 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this Proxy Statement. The pro forma summary consolidated balance sheet data as of December 31, 2008 gives effect to the Restructuring Plan, excluding fees and expenses, as if it had occurred on the date of the consolidated balance sheet. The unaudited pro forma consolidated statements of operations data for the year ended December 31, 2008 give effect to the Restructuring Plan and the 2008 Debt Exchange if each had occurred on January 1, 2008.

        The historical consolidated financial data include certain reclassifications to conform to our current presentation. The pro forma summary consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Restructuring Plan and the 2008 Debt Exchange been completed, nor is it indicative of our financial position or results of operations. The pro forma consolidated financial data assume that 100% of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for, and automatically converted into, Common Stock pursuant to the Restructuring Plan.

        The pro forma summary consolidated financial data excludes the non-recurring impacts of the Restructuring Plan and the 2008 Debt Exchange, including (i) the impact on our deferred tax assets and valuation allowance from changes in our expectations regarding the ability to utilize tax planning strategies and the impact of the Restructuring Plan on our net operating losses, and (ii) debt extinguishment gains, including the debt extinguishment gain that would result from the Restructuring Plan, which would be the difference between the fair value of the Common Stock offered by us and the carrying amount of the extinguished debt plus the allocable transaction costs of the Restructuring Plan.

        The pro forma summary consolidated financial data are unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with "Summary Consolidated Historical Financial Data," "Capitalization" and "Unaudited Pro Forma Consolidated Financial Data" beginning on pages 20, 45 and 47, respectively, and the consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this Proxy Statement. See "Unaudited Pro Forma Consolidated Financial Data" beginning on page [

            ] for the complete pro forma balance sheet and consolidated statement of operations related to the Restructuring Plan.

Pro Forma
Year Ended December 31, 2008
(in thousands)
(unaudited)
Statement of Operations Data:
Revenue	$1,021,298

Costs and expenses (excluding depreciation, amortization, stock- based compensation and loss on disposal of assets)	713,845
Depreciation	138,406
Amortization	1,203
Stock-based compensation	6,202
Loss on disposal of assets	17,692

Total operating costs and expenses	877,348

Income from operations	143,950

Interest expense, net	(101,321)
Minority interest in earnings	(40,728)
Equity in operations of partnerships	(806)
Net gain (loss) on debt extinguishment	—
Other income	405

Income from continuing operations before income taxes	1,500
Income tax expense	5,847

Loss from continuing operations	(4,347)

Pro Forma
As of December 31, 2008
(in thousands)
(unaudited)
Balance Sheet Data:
Cash and equivalents	$210,332
Total assets	3,019,875
Total long-term debt (excluding current maturities)	1,244,381
Mandatorily redeemable preferred stock (represented by the PIERS)	—
Stockholders' equity	727,319
Selected Pro Forma Leverage and Coverage Statistics:
Total Debt / LTM Adjusted EBITDA	5.4x
Adjusted EBITDA / LTM Interest Expense (Net)	2.7x

RISK FACTORS

        Prior to deciding how to vote your shares of Common Stock and PIERS, you should consider carefully all of the risks described below as well as the other information included or incorporated by reference in this Proxy Statement. The risks described below are not intended to represent a complete list of the general or specific risks that may affect holders of Common Stock and holders of PIERS. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the following risks and uncertainties actually occurs, our business, financial condition and results of operations could be harmed substantially.

 Risks Relating to the Restructuring Plan

If the Restructuring Plan is not successful, we will consider all other restructuring alternatives available to us at that time. Any alternative reorganization would likely be on terms less favorable to holders of the Common Stock and holders of the PIERS than the terms of the Restructuring Plan and holders of the Common Stock and holders of the PIERS would not likely receive any distributions in a chapter 11 proceeding.

        If the Restructuring Plan is not successful, we will consider all other restructuring alternatives available to us at that time, which may include the commencement of a chapter 11 proceeding with or without a pre-arranged plan of reorganization. There can be no assurance that any alternative out-of-court restructuring arrangement or plan will be pursued or accomplished. Any alternative reorganization would likely be on terms less favorable to holders of the Common Stock and holders of the PIERS than the terms of the Restructuring Plan and holders of the Common Stock and holders of the PIERS would not likely receive any distributions in a chapter 11 proceeding.

        If we fail to consummate the Restructuring Plan in a timely manner, any alternative we pursue, whether in or out of court, would likely take substantially longer to consummate than the Restructuring Plan, and any chapter 11 proceeding would also require confirmation by the bankruptcy court and would be subject to contested issues and objections from certain stakeholders, which would result in further delay. Any material delay in the confirmation of a chapter 11 proceeding, or the threat of rejection of any plan by the bankruptcy court, would not only add substantial expense and uncertainty to the process, but also would adversely affect our operations during this period since our operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests, sponsors and employees. Moreover, such a time consuming and disruptive proceeding would have a negative impact on our cash flows due to a likely reduction in trade credit terms and a likely decrease in customer attendance, including daily attendees to our parks and purchasers of advance and group tickets and season passes, all of whom could be concerned regarding our viability.

        Any chapter 11 filing would have adverse effects on our business and operations. The filing of a chapter 11 case would create uncertainties about our business future, which could cause (i) suppliers to attempt to cancel our contracts or restrict ordinary credit terms, require upfront payments or financial assurances of performance or refrain entirely from shipping goods, (ii) employees to become distracted from performance of their duties or more easily attracted to other career opportunities, (iii) a reduction in sponsorship and international development revenues and (iv) our guests to consider spending their discretionary dollars on other entertainment alternatives during the current economic crisis. There is a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to "put" a greater amount of their investments to SFI than they otherwise would. Depending upon the magnitude of the puts, we may be required to seek financing for this obligation. There can be no assurance that any such financing could be obtained or the terms thereof. If we were unable to fund the puts, we could be required to forfeit the Partnership Parks to Time Warner or negotiate an alternative arrangement with them. If we are unable to fund the puts we receive or negotiate an acceptable arrangement with Time

Warner, we could be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan.

        In addition, if we file a chapter 11 proceeding, there is a risk that our counterparties would object to our assumption of executory contracts (including our important licenses and intellectual property), and if those counterparties succeed, we would lose the benefits of these agreements. We believe that many of these contracts, including, without limitation, our license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and our sponsorship agreements, are important to the operation of our parks and the guest experience at those parks, and that our international development agreements, including with Tatweer and Oryx, are important to the future growth and development of our brand. In addition, we could lose our approximate 41% interest in Six Flags Great Escape Lodge & Indoor Waterpark. As with any judicial proceeding, there are also risks of unavoidable delay with the confirmation of a plan of reorganization and there are risks of objections from certain stakeholders, including the holders of the SFO 2016 Senior Notes, the SFI Notes, the SFI Convertible Notes, the PIERS and the Common Stock and any lenders that vote to reject the plan of reorganization, that would further delay the process and potentially cause the plan of reorganization to be rejected by the bankruptcy court. In addition, although we intend to seek to reinstate our Credit Agreement in any chapter 11 plan that we pursue, it is likely that, due to the favorable terms and pricing contained in our Credit Agreement, the lenders thereunder may seek to terminate, and prevent the reinstatement of our Credit Agreement. If they were successful, we do not believe we would be able to obtain a replacement facility having terms as favorable as the Credit Agreement due to current market conditions.

        If we are not able to consummate an out-of-court restructuring or commence a chapter 11 proceeding with a pre-arranged plan, we would likely become subject to a "free fall" proceeding, which would be lengthy, costly and highly disruptive, and have a more pronounced adverse effect on our business than a chapter 11 filing made pursuant to a pre-arranged plan. A "free fall" proceeding would likely involve contested issues with our multiple creditors, including our lessors, parties to supply contracts, parties to all of our license agreements and the numerous other contractual arrangements to which we are a party. Moreover, in such a proceeding, unless we are able to reinstate our Credit Agreement, we do not believe we would be able to obtain a replacement credit facility having terms as favorable as the Credit Agreement. A non-prearranged proceeding could also cause critical members of our senior management team to pursue other opportunities. As a result, it is likely that holders of Common Stock and holders of PIERS would not receive any distributions under a "free fall" proceeding.

We may be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan depending on the magnitude of Partnership Parks puts we receive before April 28, 2009.

        The parties to our Partnership Parks Agreements are entitled to "put" certain of their investments in these parks to SFI for repurchase. The put period for 2009 expires on April 28, 2009. Time Warner has guaranteed our put obligations under the Partnership Parks Agreements if we fail to meet such obligations. For 2009, the maximum amount of the contingent put obligation is $335.2 million, consisting of $188.6 million and $146.6 million for Six Flags Over Texas and Six Flags Over Georgia, respectively, representing approximately 50% and 59% of the ownership units of Six Flags Over Texas and Six Flags Over Georgia, respectively. There is a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to "put" a greater amount of their investments to SFI than they otherwise would. As of April 22, 2009, we have received put notices from holders of units with an aggregate put price of approximately $24.6 million, but we expect to receive additional puts prior to the expiration of the put period. Depending upon the magnitude of the puts, we may be required to seek financing for this obligation. There can be no assurance that any such financing could be obtained or the terms thereof.

If we were unable to fund the puts, we could be required to forfeit the Partnership Parks to Time Warner or negotiate an alternative arrangement with them. If we are unable to fund the puts we receive or negotiate an acceptable arrangement with Time Warner, we could be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan. Any such proceeding could be a "free fall" proceeding subject to the additional risks associated with such a proceeding.

Even if the Restructuring Plan is successful, we will continue to face risks.

        The Restructuring Plan contemplates, among other things, the exchange of Common Stock for the outstanding SFI Notes and the SFI Convertible Notes, and the conversion of the PIERS into Common Stock. The Restructuring Plan is generally designed to reduce the amount of our indebtedness and cash interest expense and improve our liquidity as well as our financial and operational flexibility in order to generate long-term growth. Even if the Restructuring Plan is consummated, we will continue to face a number of risks, including certain risks that are beyond our control, such as changes in economic conditions, changes in our industry, changes in consumer demand for, and acceptance of, our parks and products, inflation in energy and other costs and purchase obligations contained in the Partnership Parks Agreements. As a result of these risks and others, there is no guarantee that the Restructuring Plan will achieve our stated goals.

We may not consummate the Restructuring Plan.

        The Restructuring Plan may not be carried out if the Minimum Tender Condition and other conditions described herein are not met or the Board determines that the Restructuring Plan is not in our best interest. Any alternative reorganization could include an arrangement in or out-of-court and would likely be on terms less favorable to holders of Common Stock and holders of PIERS than the terms of the Restructuring Plan. If a protracted or non-orderly reorganization were to occur, such a chapter 11 proceeding would add substantial expense and uncertainty to the process and would adversely affect our operations during this period since our operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests sponsors and employees. Such a time consuming and disruptive proceeding would have a negative impact on our cash flows due to a likely reduction in trade credit terms and a likely decrease in customer attendance. As a result, it is likely that holders of Common Stock and holders of PIERS would not receive any distributions under an alternative restructuring plan.

Failure to consummate the Restructuring Plan or alternative restructuring plans would likely significantly impair our ability to continue as a viable business.

        We are highly leveraged and have substantial indebtedness, much of which will become due in the next few years, and significant associated debt service requirements. As of December 31, 2008, we had approximately $2.37 billion of indebtedness outstanding, excluding the PIERS that are mandatorily redeemable, to the extent of assets legally available therefor, on August 15, 2009 for 100% of the liquidation preference, plus accrued and unpaid dividends. The following table shows our estimated debt and other obligations and estimated capital expenditures in 2009 and 2010, excluding operating obligations whose costs are included in Adjusted EBITDA:

	In Thousands
Cash Outlays not included in Adjusted EBITDA(1)	2009	2010	Total
Long term debt(2)	$9,812	$140,931	$150,743
PIERS(3)	318,766	—	318,766
Interest on long term debt(4)	176,908	161,750	338,658
Capital expenditures(5)	105,000	60,000	165,000

Total	$610,486	$362,681	$973,167

(1)
Does not include real estate and operating leases or distributions related to the Partnership Parks which are included in Adjusted EBITDA. Our Partnership Parks Agreements require minimum annual distributions of approximately $60.7 million in 2009, which grows by the Consumer Price Index (assumed to be an annual inflation rate of 3% herein) to approximately $62.5 million in 2010 of which we would be entitled to receive approximately $20.0 million and $20.6 million in 2009 and 2010, respectively. The parties to our Partnership Parks Agreements are entitled to "put" certain of their investments in these parks to SFI for repurchase. Such amounts are not included in the foregoing table. The put period for 2009 expires on April 28, 2009. For 2009, the maximum amount of the contingent put obligation is $335.2 million, consisting of $188.6 million and $146.6 million for Six Flags Over Texas and Six Flags Over Georgia, respectively, representing approximately 50% and 59% of the ownership units of Six Flags Over Texas and Six Flags Over Georgia, respectively. There is a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to "put" a greater amount of their investments to SFI than they otherwise would. As of April 22, 2009, we have received put notices from holders of units with an aggregate put price of approximately $24.6 million, but we expect to receive additional puts prior to the expiration of the put period.

Also excluded from the table are purchase obligations associated with costs that are ultimately included in Adjusted EBITDA, such as insurance, inventory, media and advertising commitments, estimated license fees to Warner Bros. and supplies, as well as liabilities related to discontinued operations, such as tax indemnifications and the ground lease in New Orleans. The table also excludes unaccrued contingent liabilities, such as $32.5 million of limited guarantees related to SFI's guarantee on a term loan secured by the hotel and indoor water park adjacent to The Great Escape park and the limited rent guarantee associated with the April 2007 sale of seven parks to PARC 7F-Operations Corporation.

(2)
Includes capital lease obligations. Payments are shown at principal amount.

(3)
Amount shown includes accrued dividends of approximately $31.3 million, including $20.8 million of accrued dividends previously deferred as of March 31, 2009.

(4)
Assumes average outstanding balance for the revolving credit facilities of $244.2 million, with an assumed 5% interest rate.

(5)
Of the expected capital expenditures, assuming revenues for 2009 and 2010 at 2008 levels, we would need to spend approximately $50,000 and $2.3 million at Six Flags Over Texas in 2009 and 2010, respectively to satisfy our partnership requirement. We would not need to spend any money on capital expenditures at our Atlanta parks as we are well within our partnership requirements. Additionally, we are obligated to make approximately CAD$13.4 million of capital expenditures at our park in Montreal, Canada, through 2011. However, the vast majority of our capital expenditures in 2009 and beyond will be made on a discretionary basis, although such expenditures are important to the parks' ability to sustain and grow revenues.

        We have not declared quarterly dividends on the PIERS for the quarters ending June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009. These amounts are being accrued.

        Given the currently negative conditions in the economy generally and the credit markets in particular, there is substantial uncertainty, in the absence of the successful consummation of the Restructuring Plan, or an alternative restructuring plan, that we will be able to effect a refinancing of our debt in the next few years and the PIERS on or prior to their mandatory redemption date on August 15, 2009, and meet our other obligations. As a result of the foregoing, we have explored various restructuring alternatives designed to reduce our leverage and improve our liquidity and financial and operational flexibility. Accordingly, we believe the consummation of the Restructuring Plan, of which the proposals for the Reverse Split, the capital decrease, the Equity Incentive Plan and the PIERS Amendments described herein are each an integral part, or an alternative restructuring plan, is critical to our continued viability.

A long and protracted restructuring could disrupt our business and divert the attention of our management from operation of our business and implementation of our business plan.

        If we fail to consummate the Restructuring Plan on a timely basis, any alternative we may pursue, whether in or out-of-court, would likely take substantially longer to consummate than the Restructuring Plan. A protracted restructuring would disrupt our business and would divert the attention of our management from the operation of our business and implementation of our business plan.

        The uncertainty surrounding a prolonged restructuring would also have other adverse effects on us. For example, it would also adversely affect:

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  our ability to raise additional capital;

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  our ability to capitalize on business opportunities and react to competitive pressures;

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  our ability to attract and retain employees;

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  our liquidity;

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  our relationships with guests, sponsors and key suppliers;

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  our ability to enter into long-term contracts with customers;

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  how our business is viewed by guests, regulators, investors, lenders and credit ratings agencies;

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  the amount of collateral required in the transaction of our business; and

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  our enterprise value.

We may be required to recognize cancellation of indebtedness income and our ability to utilize our net operating loss carryforwards may be limited if we successfully consummate the Restructuring Plan or a bankruptcy plan of reorganization.

        We will have cancellation of indebtedness ("COD") income if we consummate the Restructuring Plan and the value of the Common Stock issued in exchange for the SFI Notes and the SFI Convertible Notes is less than the adjusted issue price of the SFI Notes and the SFI Convertible Notes. This COD income will be excluded from taxable income, however, if the debt restructuring occurs pursuant to a bankruptcy plan of reorganization or, if not, to the extent we are insolvent, as determined under the Internal Revenue Code of 1986, as amended (the "Code"), immediately before the restructuring. If COD income is excluded from our taxable income, we must reduce our favorable tax attributes, including our net operating loss carryforwards ("NOLs"), by the amount of COD income that is excluded. To the extent we are made solvent by a debt restructuring outside of bankruptcy, the COD income would be taxable income, which may be offset with our NOLs for regular tax purposes.

However, for alternative minimum tax ("AMT") purposes, only 90% of our taxable income may be offset with NOLs. Therefore, 10% of our AMT income, including any taxable COD income, cannot be offset with NOLs and will be subject to AMT.

        Federal legislation was recently enacted that allows an eligible taxpayer to elect to defer COD income arising from an exchange of stock for debt that occurs in 2009 or 2010. If this election is made, the taxpayer can defer tax on the COD income for five taxable years (in the case of COD income arising in 2009) or four taxable years (in the case of COD income arising in 2010), and then recognize 20% of the COD income in each of the next five taxable years beginning with 2014. If this election is made, the COD exclusions for a debt restructuring in bankruptcy or to the extent of insolvency would not apply.

        Further, our ability to utilize our NOLs will be limited by Section 382 of the Code, because the exchange of the SFI Notes and the SFI Convertible Notes for Common Stock pursuant to the Restructuring Plan is expected to cause an ownership change under the Code. As a result, an annual limitation will be imposed on the amount of our pre-ownership change NOLs that may be utilized to offset future taxable income. This annual limitation generally will be equal to the value of our stock immediately before the ownership change (or, if the ownership change occurs pursuant to a bankruptcy reorganization and an election is made, the value of our stock immediately after the ownership change), in either case, subject to certain reductions, multiplied by the "long-term tax-exempt rate" for the month in which the ownership change occurs. This rate (approximately 4.6% for ownership changes during May 2009, referred to below as the "Section 382 Rate") is published monthly by the Internal Revenue Service ("IRS"). Any portion of the annual limitation that is not used in a particular year may be carried forward and used in subsequent years.

        The annual limitation is increased by certain built-in income and gains recognized (or treated as recognized) during the five years following an ownership change (up to the total amount of built-in income and gain that existed at the time of the ownership change). Built-in income for this purpose includes the amount by which our tax depreciation expense during this five year period is less than it would be if our assets had a tax basis on the date of the ownership change equal to their fair market value. Because most of our assets are theme park assets, which are depreciated on an accelerated basis over a seven-year recovery period, we expect any NOL limitation for the five years following an ownership change to be substantially increased by built-in income and to result in a carryforward of excess limitation to future periods. Nevertheless, because the value of our outstanding Common Stock is currently low, any annual limitation resulting from an ownership change will be correspondingly low and, even after being increased by built-in income, the cumulative limitation is expected to be substantially less than the amount of our NOLs. A significant amount of our NOLs is therefore expected to expire unused as a result of an ownership change.

        More favorable rules may apply when an ownership change occurs pursuant to a bankruptcy plan of reorganization. In such case, a special bankruptcy exception (the "Bankruptcy Exception") may apply under which there would be no annual limitation on the use of our NOLs, but instead, our NOLs would be reduced by the interest we deducted on the SFI Notes and the SFI Convertible Notes exchanged for Common Stock during the pre-consummation portion of the taxable year the bankruptcy plan is consummated and the three preceding taxable years. However, if the Bankruptcy Exception applies and a second ownership change occurs during the two years following consummation, all of our NOLs at the time of the second ownership change would be effectively eliminated. The Bankruptcy Exception would apply if our stockholders and qualified creditors receive (as a result of being stockholders and qualified creditors) stock representing at least 50 percent of the value and voting power of our stock after consummation of the bankruptcy plan. Even if we do not qualify for the Bankruptcy Exception or elect for it not to apply, the annual NOL limitation on the use of NOLs after an ownership change that occurs pursuant to a bankruptcy reorganization is computed in a more favorable way. Rather than multiplying the Section 382 Rate by the value of our stock immediately before consummation, the Section 382 Rate would be multiplied by the value of our stock immediately after consummation (or if less, the value of our assets immediately before consummation).

Risks for Holders of Common Stock and Holders of PIERS

We will require a significant amount of cash to service our indebtedness and to fund capital expenditures and other obligations after completion of the Restructuring Plan. Our ability to generate cash depends on many factors beyond our control.

        After completion of the Restructuring Plan, we expect to have approximately $1.5 billion of outstanding indebtedness on a pro forma basis. Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a large extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors that are beyond our control. If the Restructuring Plan is completed, we will still be required to service our remaining outstanding indebtedness, including under our Credit Agreement and our SFO 2016 Senior Notes, and any SFI Notes and SFI Convertible Notes that do not participate in the Restructuring Plan, and to satisfy the following additional obligations with respect to the Partnership Parks:

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  We must make annual distributions to our partners in the Partnership Parks, which will amount to approximately $60.7 million in 2009 (of which we will receive approximately $20.0 million in 2009 as a result of our ownership interest in the parks) with similar amounts (adjusted for changes in cost of living) payable in future years.

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  We must spend a minimum of approximately 6% of each park's annual revenues over specified periods for capital expenditures.

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  Each year we must offer to purchase a specified maximum number of partnership units from our partners in the Partnership Parks, which number accumulates to the extent units are not tendered. Since only an immaterial number of units have been tendered in the annual offerings to purchase, the maximum number of units that we could be required to purchase in 2009 would result in an aggregate payment by us of approximately $335.2 million. The annual incremental unit purchase obligation (without taking into account accumulation from prior years) aggregates approximately $31.1 million for both parks based on current purchase prices. As we purchase additional units, we are entitled to a proportionate increase in our share of the minimum annual distributions.

        We expect to use cash flow from the operations at these parks to satisfy our annual distribution and capital expenditure obligations with respect to these parks before we use any of our other funds. The two partnerships generated approximately $37.9 million of aggregate net cash provided by operating activities after capital expenditures during 2008 (net of advances from the general partner). The obligations relating to Six Flags Over Georgia continue until 2027 and those relating to Six Flags Over Texas continue until 2028.

        Based on estimated interest rates for floating-rate debt and after giving effect to applicable interest rate hedging arrangements we entered into in February 2008, annual cash interest payments for 2009 on non-revolving credit debt outstanding at December 31, 2008 and anticipated levels of working capital revolving borrowings for 2009 will aggregate approximately $105 million net of interest income on a pro forma basis, assuming all of the SFI Notes and the SFI Convertible Notes are tendered in the Restructuring Plan. None of the facilities under the Credit Agreement mature before March 2013, except that $8.5 million of principal amortizes each year. At December 31, 2008, we had approximately $210.3 million of cash and cash equivalents. As of December 31, 2008, we had no credit available for borrowings under our Credit Agreement.

        We have guaranteed on a limited basis the payment of a $33.0 million term loan incurred by HWP Development LLC (a joint venture in which we own an approximate 41% interest) for the purpose of refinancing the construction and development of a hotel and indoor water park project located adjacent to The Great Escape park near Lake George, New York, which opened in February 2006. At December 31, 2008, approximately $32.7 million was outstanding under the term loan. In the event we are required to fund amounts under the guarantee, our joint venture partners must reimburse us for their respective pro rata share or have their joint venture ownership diluted or forfeited. Our guarantee will be released five years following full payment and discharge of the term loan, which matures on December 16, 2017.

        Although we are contractually committed to make approximately CAD$13.4 million of capital and other expenditures at La Ronde no later than May 1, 2011, the vast majority of our capital expenditures in 2009 and beyond will be made on a discretionary basis. We spent $90.3 million (net of property insurance recoveries) on capital expenditures for all of our continuing operations in the 2008 calendar year and we plan on spending approximately $105 million on capital expenditures in 2009.

        Our high level of debt, stockholders' deficit and other obligations could have important negative consequences to us and investors in our securities. These include:

  •
  We may not be able to satisfy all of our obligations, including, but not limited to, our obligations under the instruments governing our outstanding debt, which would cause a cross-default or cross-acceleration on most of our other debt.

  •
  We could have difficulties obtaining the necessary financing in the future for working capital, capital expenditures, debt service requirements, Partnership Park obligations, refinancings or other purposes.

  •
  We will have to use a significant part of our cash flow to make payments on our debt and to satisfy the other obligations set forth above, which reduces the capital available for operations and expansion.

  •
  Adverse economic or industry conditions may have more of a negative impact on us.

        We cannot be sure that cash generated from our parks will be as high as we expect or that our expenses will not be higher than we expect. Because a large portion of our expenses are fixed in any given year, our operating cash flow margins are highly dependent on revenues, which are largely driven by attendance levels, in-park spending and sponsorship and licensing activity. Although the Restructuring Plan, if successful, is expected to significantly lower our leverage, if cash generated from our parks is not sufficient, we may need to refinance all or some of our remaining debt and other obligations or secure new financing. If we are unable to obtain financing in the future, or to do so on favorable terms, it would have a negative effect on our operations and our liquidity. If we are unable to satisfy our obligations, we will be forced to adopt an alternative strategy that may include actions such as selling assets, restructuring or refinancing indebtedness or seeking equity capital. We have agreed in our Credit Agreement and in our SFO 2016 Senior Notes to limit the amount of additional debt we will incur.

        Due to the seasonal nature of our business, we are largely dependent upon our revolving facilities totaling $275.0 million to fund off-season expenses. Our ability to borrow under the revolving facilities is dependent upon compliance with certain conditions, including a senior secured leverage ratio and the absence of any material adverse change. If we were to become unable to borrow under the revolving facilities, we would likely be unable to pay in full our off-season obligations and may be unable to meet our repurchase obligations (if any) with respect to repurchases of partnership units in the Partnership Parks. The working capital revolving credit facility expires in March 2013.

The market price of the Common Stock could decrease as a result of the impact of the significant increase in the number of our outstanding shares that may result from the issuance of shares of Common Stock in the Restructuring Plan, including pursuant to the Exchange Offers and upon the conversion of the PIERS, and from additional exchanges we may pursue in the future.

        As of December 31, 2008, assuming a 1-for-100 reverse stock split, we would have had approximately 977,000 outstanding shares of Common Stock, all of which are transferable without restriction or further registration under the Securities Act, except for any shares held by our affiliates. As of that date, assuming a 1-for-100 reverse stock split, we also had outstanding options held by management and directors to purchase approximately 70,000 shares of our Common Stock and under our current option plans we may issue options to purchase approximately an additional 36,000 shares of our Common Stock. Assuming that all of the SFI Notes and SFI Convertible Notes are exchanged for Common Stock in the Exchange Offers, we would issue approximately             million shares of Common Stock in the Exchange Offers on a post Reverse Split basis. Moreover, assuming that all outstanding PIERS are converted into Common Stock pursuant to the PIERS Amendments, we would issue approximately             million additional shares of Common Stock as part of the Restructuring Plan. The impact of the issuance of a significant amount of Common Stock may place substantial downward pressure on the market price of our Common Stock.

        The Common Stock issued pursuant to the Restructuring Plan is expected to be freely tradable and will not constitute "restricted securities" as defined in Rule 144 of the Securities Act and may generally be resold by a holder who is not (i) an "affiliate" of SFI within the meaning of Rule 144 of the Securities Act or (ii) a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Common Stock was acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of Common Stock.

        As part of the Restructuring Plan, we are also adopting the Equity Incentive Plan, pursuant to which we may issue additional options, restricted stock and other equity-based compensation up to 12% of our outstanding Common Stock following the consummation of the Restructuring Plan on an as converted basis, including the shares in the Equity Incentive Plan.

        The sale or expectation of sales of a large number of shares of Common Stock in the public market might negatively affect the market price of our Common Stock.

Restrictive covenants in the terms of our financings may reduce our operations and financial flexibility, which may prevent us from capitalizing on business opportunities.

        Our Credit Agreement and the SFO 2016 Senior Notes contain a number of operating and financial covenants restricting Six Flags Theme Parks Inc.'s, SFO's and its subsidiaries' ability to, among other things:

  •
  incur additional indebtedness;

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  create liens on our assets;

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  pay dividends or distributions on, or redeem or repurchase, our capital stock;

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  make investments;

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  transfer or sell assets;

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  guarantee debt;

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  restrict dividends and other payments to us;

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  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

  •
  engage in unrelated businesses.

        In addition, under our Credit Agreement, SFI and its subsidiaries are required to comply in certain circumstances with a senior secured leverage ratio and a leverage ratio. If we breach any of the covenants contained in our Credit Agreement or the indenture of the SFO 2016 Senior Notes, the principal of, and accrued interest on, the applicable debt could become due and payable. In addition, that default could constitute a cross-default under the instruments governing our other indebtedness. If a cross-default occurs, the maturity of almost all of our indebtedness could be accelerated and become immediately due and payable. If that happens, we would not be able to satisfy our debt obligations, which would have a substantial material adverse effect on our ability to continue as a going concern. We cannot assure you that we will be able to comply with these restrictions in the future or that our compliance would not cause us to forego opportunities that might otherwise be beneficial to us.

If the Restructuring Plan is consummated, but not all of the SFI Notes and SFI Convertible Notes are validly tendered (and not validly revoked) in Restructuring Plan, we will continue to have SFI Notes and SFI Convertible Notes outstanding following consummation of the Restructuring Plan and such holders who do not participate in the Restructuring Plan will be entitled to receive interest on such SFI Notes and SFI Convertible Notes, as applicable, and payment of principal at maturity. The next maturity of principal of SFI Notes is February 2010, when the SFI 2010 Notes mature.

        It is a condition to the consummation of the Restructuring Plan that holders of at least 95% (or such lesser amount as consented by us) of the total outstanding principal amount of each Issue of the SFI Notes tender their SFI Notes in the SFI Note Exchange by the Withdrawal Deadline and holders of at least 95% (or such lesser amount as consented to by us) of the total outstanding principal amount of the SFI Convertible Notes tender their SFI Convertible Notes in the SFI Convertible Note Exchange by the Withdrawal Deadline and not validly revoke or withdraw such tenders on or prior to the expiration date. There can be no assurance that holders of such percentages will validly tender and not validly revoke their SFI Notes and their SFI Convertible Notes, or that we will waive this condition, and consummate the Restructuring Plan with a lower percentage of validly tendered SFI Notes and SFI Convertible Notes. The as adjusted capitalization included in this Proxy Statement under "Capitalization" was prepared on the assumption that 100% of the SFI Notes and the SFI Convertible Notes would be tendered in the Restructuring Plan. In addition, holders of SFI Notes and SFI Convertible Notes who do not participate in the Restructuring Plan will be entitled to receive interest on such SFI Notes and SFI Convertible Notes and payment with respect to the principal amount of such SFI Notes and the SFI Convertible Notes at maturity. The next maturity of principal of SFI Notes is February 2010, when the SFI 2010 Notes mature.

We have not paid cash dividends on our Common Stock and do not currently anticipate doing so in the foreseeable future.

        We have not paid cash dividends to date on our Common Stock and do not currently anticipate paying any cash dividends on our Common Stock in the foreseeable future. The terms of the Credit Agreement and the SFO 2016 Senior Notes restrict our ability to pay cash dividends on our Common Stock and repurchase shares of our Common Stock.

Changes in our credit ratings may adversely affect the price of our Common Stock and negatively impact our ability to refinance our remaining debt.

        Credit rating agencies continually review their ratings for the companies they follow, including us. In March 2009, Moody's Investors Service downgraded (i) our corporate family rating to "Ca" from

"Caa2," (ii) our probability of default to "Ca" from "Caa2" and (iii) the debt rating of the facility under the Credit Agreement to "Caa1" from "B2." In April 2009, Standard & Poor's Ratings Service downgraded (i) our corporate credit rating to "D" from "CCC" and (ii) our debt rating of the Credit Agreement to "CCC+" from "B." Both rating agencies have placed our ratings on "negative outlook." A further negative change in our ratings or the perception that such a change could occur, which would be likely to occur if we were to commence a chapter 11 proceeding, may further adversely affect the market price of our securities, including our Common Stock and public debt.

We are a holding company and access to the cash flow of most of our subsidiaries is limited.

        We are a holding company whose primary assets consist of shares of stock or other equity interests in our subsidiaries, and we conduct substantially all of our current operations through our subsidiaries. Almost all of our income is derived from our subsidiaries. Accordingly, we will be dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on our indebtedness. We had $210.3 million of cash and cash equivalents on a consolidated basis at December 31, 2008, of which $4.4 million was held at the holding company level.

        Other than our holdings in the Partnership Parks, all of our current operations are conducted by subsidiaries of SFO, our principal direct wholly-owned subsidiary. We may, in the future, transfer other assets to SFO or other entities owned by us. The Credit Agreement and SFO 2016 Senior Notes limit the ability of SFO to pay dividends or make other distributions to us. SFO may not make cash distributions to us unless it is in compliance with the covenants set forth in the Credit Agreement and SFO 2016 Senior Notes and it is not otherwise in default thereunder. If it is in compliance, SFO is permitted to make dividends to us in certain circumstances.

Anti-takeover provisions in our corporate documents and the law of the State of Delaware as well as change of control provisions in certain of our debt and other agreements could delay or prevent a change of control, even if that change would be beneficial to holders of Common Stock or PIERS or have a materially negative impact on our business.

        Certain provisions in our Certificate of Incorporation and in our debt instruments and those of our subsidiaries may have the effect of deterring transactions involving a change in control of us, including transactions in which holders of Common Stock and holders of PIERS might receive a premium for their shares.

        Our Certificate of Incorporation will provide for the issuance of up to 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board. The authorization of preferred shares empowers the Board, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights superior to and/or in preference of the voting power or other rights of the holders of our Common Stock. If issued, the preferred stock could also dilute the holders of our Common Stock and could be used to discourage, delay or prevent a change of control of us.

        So long as our Common Stock is held of record by more than 2,000 holders or we are listed on a national securities exchange, we are also subject to the anti-takeover provisions of the General Corporation Law of the state of Delaware, which could have the effect of delaying or preventing a change of control in some circumstances. Furthermore, upon a change of control, the holders of substantially all of our outstanding indebtedness are entitled at their option to be repaid in cash. These provisions may have the effect of delaying or preventing a change of control. All of these factors could materially adversely affect the price of our Common Stock.

        On December 2, 2008, the Board adopted a stockholder rights plan (the "Rights Plan") and declared a dividend distribution of one stock purchase right (a "Right") for each outstanding share of

Common Stock. The distribution was paid on December 17, 2008 to stockholders of record as of the close of business on December 17, 2008. Each Right, if and when it becomes exercisable, entitles the holder to buy one one-thousandth (1/1000) of a share of our preferred stock, designated as Series A Junior Preferred Stock, at a price of $1.25 per 1/1000 of a share subject to adjustment (the "Exercise Price"). If any person or group becomes the beneficial owner of fifteen percent (15%) or more of our Common Stock at any time after the date of the Rights Plan (with certain limited exceptions), then each Right not owned by such person or group will entitle its holder to purchase, at the Exercise Price, shares of our Common Stock or, in certain circumstances, common stock of the acquiring person, having a market value of twice the Exercise Price. Our Rights Plan could discourage, delay or prevent a change of control of us. The description and terms of the Rights are set forth in a rights agreement (the "Rights Agreement") between us and The Bank of New York Mellon ("Rights Agent").

        In addition, our Credit Agreement, the indentures governing the SFI Notes, the SFI Convertible Notes and the SFO 2016 Senior Notes and the PIERS Certificate of Designation contain provisions pursuant to which it would be an event of default under our Credit Agreement and we would be required to offer to repurchase the SFI Notes, the SFI Convertible Notes, the SFO 2016 Senior Notes and, to the extent of assets lawfully available therefor, the PIERS if any "person" becomes the beneficial owner of more than 35% of our Common Stock. This could deter certain parties from seeking to acquire us and if any "person" were to become the beneficial owner of more than 35% of our Common Stock prior to the consummation of the Restructuring Plan, we would not be able to repay or repurchase such indebtedness and PIERS and may not be able to complete the Restructuring Plan in its current form, or at all, and we could be subject to a non-prearranged proceeding. Furthermore, if any holder of SFI Notes, SFI Convertible Notes or PIERS were to become the beneficial owner of more than 35% of our Common Stock in the Restructuring Plan, it would be an event of default under our Credit Agreement and we would be required to repurchase the SFI Notes, the SFI Convertible Notes and the SFO 2016 Senior Notes at 101%, plus accrued and unpaid interest and, to the extent of assets lawfully available therefor, the PIERS at 100% of the liquidation preference, plus accrued and unpaid dividends thereon. We do not believe we would be able to repay, repurchase or refinance all of such indebtedness and the PIERS and could become subject to a non-prearranged proceeding.

        We have the exclusive right to use certain Warner Bros. and DC Comics characters in our theme parks in the United States (except in the Las Vegas metropolitan area), Canada, Mexico and other countries. Warner Bros. can terminate these licenses under certain circumstances, including the acquisition of us by persons engaged in the movie or television industries. This could deter certain parties from seeking to acquire us.

Risks Related to a Chapter 11 Proceeding

A chapter 11 filing to implement a bankruptcy will adversely impact our business.

        As with any judicial proceeding, there are risks of unavoidable delay with a chapter 11 proceeding and there are risks of objections from certain stakeholders, including the holders of the SFO 2016 Senior Notes, the SFI Notes, the SFI Convertible Notes, the PIERS and the Common Stock and any lenders that vote to reject a chapter 11 plan. Any material delay in the confirmation of a chapter 11 proceeding, or the threat of rejection of any plan by the bankruptcy court, would not only add substantial expense and uncertainty to the process, but also would adversely affect our operations during this period since our operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests, sponsors and employees. Moreover, the mere filing of a "bankruptcy case," even one pursuant to a pre-arranged plan, would have adverse effects on our business and operations.

        Any chapter 11 filing would have adverse effects on our business and operations. The filing of a chapter 11 case would create uncertainties about the future of our business, which could cause (i) suppliers to attempt to cancel our contracts or restrict ordinary credit terms, require upfront payments or financial assurances of performance or refrain entirely from shipping goods, (ii) employees to become distracted from performance of their duties or more easily attracted to other career opportunities, (iii) a reduction in sponsorship and international development revenues and (iv) our guests to consider spending their discretionary dollars on other entertainment alternatives during the current economic crisis. There is also a risk that the fear of the commencement of a chapter 11 proceeding, in light of the deterioration in the U.S. economy, could cause investors in the Partnership Parks to "put" a greater amount of their investments to SFI than they otherwise would. Depending upon the magnitude of the puts, we may be required to seek financing for this obligation. There can be no assurance that any such financing could be obtained or the terms thereof. If we were unable to fund the puts, we could be required to forfeit the Partnership Parks to Time Warner or negotiate an alternative arrangement with them. If we are unable to fund the puts we receive or negotiate an acceptable arrangement with Time Warner, we could be required to file a chapter 11 proceeding before the conclusion of the Restructuring Plan. Also, pursuant to our interest rate swap arrangements, a chapter 11 filing could result in the acceleration of our payments thereunder, which depending upon then existing interest rates could result in a substantial payment to the counterparty. Some of these concerns and effects typically become more acute when a chapter 11 case continues for a protracted period without indication of how or when the case may be completed.

Our business may be negatively affected if we are unable to assume our executory contracts.

        We expect that any prearranged plan we pursue will provide for the assumption of most, if not all, of our executory contracts and real property leases, except for leases that may be rejected. In assuming these executory contracts and leases, we expect to seek to preserve the benefit and value to us of these agreements. In certain situations, including with respect to many of our important licenses and intellectual property, counterparties will have the opportunity to object to our assumption of these executory contracts. Accordingly, if we file a prearranged plan, there is a risk that our counterparties may object to our assumption of executory contracts (including our important licenses and intellectual property), and if those counterparties succeed, we would lose the benefits of these agreements. We believe that many of these contracts, including, without limitation, our license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and our sponsorship agreements, are important to the operation of our twenty parks and the guest experience at those parks, and that our international development agreements, including with Tatweer and Oryx, are important to the future growth and development of our brand. In addition, we could lose our approximate 41% interest in Six Flags Great Escape Lodge & Indoor Waterpark. In addition, although we intend to seek to reinstate our Credit Agreement in any chapter 11 proceeding that we pursue, it is likely that, due to the favorable terms and pricing contained in our Credit Agreement, the lenders thereunder may seek to terminate, and prevent the reinstatement of our Credit Agreement. If they were successful, we do not believe we would be able to obtain a replacement facility having terms as favorable as the Credit Agreement due to current market conditions.

        If the bankruptcy court finds that any prearranged plan we pursue cannot be implemented, we would likely become subject to a "free fall" proceeding. In this situation, we would be compelled to assume, assume and assign, or reject our executory contracts and real property leases during the course of the proceeding. Not only is this process extremely costly, time consuming and distracting, but we would also face material risk that we would not be able to assume certain of these agreements, requiring the rejection of executory contracts and real property leases critical to our operations. Under chapter 11, we would be required to make the determination of whether to assume, assume and assign, or reject all of our real property leases within 210 days. These time constraints would prove difficult for us to achieve and could result in us making less favorable decisions than could be made in a more orderly process.

Any plan we pursue may not become effective.

        Even if we pursue a chapter 11 filing and all classes of claims and interest accept or are deemed to accept our plan, there can be no assurance that the plan will be confirmed by the U.S. Bankruptcy Court, which may decline to confirm the plan if certain standards are not satisfied. Section 1129 of the U.S. Bankruptcy Code, which sets forth the standards for confirmation, requires, among other things, that (i) it is not likely that the confirmation of a plan of reorganization will be followed by the need for further financial reorganization or a liquidation not provided for in the plan, and (ii) the value of distributions to dissenting holders of claims and interests will not be less than the value of such distributions if we were liquidated under chapter 7 of the U.S. Bankruptcy Code. There can be no assurance that the U.S. Bankruptcy Court will approve any plan we pursue. If the U.S. Bankruptcy Court concludes that the requirements of Section 1129 of the U.S. Bankruptcy Code have not been met, we could be required to repeat one or all of the steps in the process of seeking votes to accept or reject our plan or to restart the process from the beginning by filing another plan and disclosure statement, seeking approval from the U.S. Bankruptcy Court of the disclosure statement, soliciting votes from creditors, and seeking U.S. Bankruptcy Court confirmation of the new plan.

A chapter 11 filing made otherwise than pursuant to a pre-arranged plan would have a more pronounced adverse effect on our business than a chapter 11 filing made pursuant to a pre-arranged plan.

        If the Restructuring Plan is not consummated and we determine, or the bankruptcy court finds, that a pre-arranged plan cannot be implemented, we would likely become subject to a "free fall" proceeding, which would be a lengthy, costly and highly disruptive proceeding, and have a more pronounced adverse effect on our business than a chapter 11 filing made pursuant to a pre-arranged plan. A "free fall" proceeding would likely involve contested issues with our multiple creditors, including our lessors, parties to supply contracts, parties to all of our license agreements and the numerous other contractual arrangements to which we are a party. We believe that many of these contracts, including, without limitation, our license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and our sponsorship agreements, are important to the operation of our twenty parks and the guest experience at those parks, and that our international development agreements, including with Tatweer and Oryx, are important to the future growth and development of our brand. Moreover, in such a proceeding, unless we are able to reinstate our Credit Agreement, we do not believe we would be able to obtain a replacement credit facility having terms as favorable as the Credit Agreement. A non-prearranged proceeding could also make it more likely that critical members of our senior management team would pursue other opportunities. Moreover, such a time consuming and disruptive chapter 11 proceeding would result in significantly increased costs and have a negative impact on our cash flows due to a likely reduction in trade credit terms and increase the possibility of a decrease in customer attendance, including daily attendees to our parks and purchasers of advance and group tickets and season passes, all of whom could be concerned regarding our viability. As a result, it is likely that holders of Common Stock and holders of PIERS would not receive any distributions under a pre-arranged plan.

 Risks Relating to Our Business

We have a history of net losses, an accumulated stockholders' deficit and pending obligations for which we do not currently have sufficient liquidity. Accordingly, we have stated in our financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern unless a successful restructuring occurs.

        We have had a history of net losses. Our net losses are principally attributable to insufficient revenue to cover our relatively high percentage of fixed costs, including the interest costs on our debt and our depreciation expense. We also have an accumulated stockholders' deficit of $443.8 million at December 31, 2008. Additionally, our PIERS are required to be redeemed in August 2009, at which time we will be required to redeem (to the extent of assets legally available therefor) all of the PIERS for cash at 100% of the liquidation preference ($287.5 million), plus accrued and unpaid dividends ($31.3 million assuming dividends are accrued and not paid through the mandatory redemption date). Given the current negative conditions in the economy generally and the credit markets in particular, there is substantial uncertainty that we will be able to effect a refinancing of our debt in the next few years and the PIERS on or prior to their mandatory redemption date on August 15, 2009.

        If we are unable to refinance or restructure the PIERS at or prior to their mandatory redemption date, such failure would constitute a default under our Credit Agreement, which would permit the lenders to accelerate the obligations thereunder. If the lenders were to accelerate the amounts due under the Credit Agreement, a cross-default would also be triggered under our public debt indentures, which would likely result in most or all of our long-term debt becoming due and payable. In that event, we would be unable to fund these obligations. Such a circumstance would have a material adverse effect on our operations and the interests of our creditors and stockholders. Accordingly, we have stated in our financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern unless a successful restructuring occurs.

        We believe the consummation of the Restructuring Plan, or an alternative restructuring plan, is critical to our continued viability. Any restructuring will likely be subject to a number of conditions, many of which will be outside of our control, including the agreement of our PIERS holders, creditors and other parties, and may limit our ability to utilize our net operating loss carry forwards if there is an ownership change, which is likely. We can make no assurances that the Restructuring Plan or any alternative out-of-court restructuring that we pursue will be successful, or what the terms thereof would be or what, if anything, our existing debt and equity holders would receive in any restructuring, which will depend on our enterprise value, although we believe that any restructuring would be highly dilutive to our existing equity holders and certain debt holders. In addition, we can make no assurances with respect to what the value of our debt and equity will be following the consummation of any restructuring. Our auditors, KPMG LLP, have also included an explanatory paragraph in their opinion on our consolidated financial statements incorporated by reference herein that there is substantial doubt about our ability to continue as a going concern.

        We may be compelled to seek an in-court solution in the form of a filing under chapter 11 if we are unable to successfully consummate the Restructuring Plan, negotiate an alternative timely out-of-court restructuring agreement with our PIERS holders, common stockholders and creditors, or we are unable to fund or finance the "puts" we may receive from investors in the Partnership Parks. Such a court filing would likely occur prior to the mandatory redemption date of the PIERS on August 15, 2009 or well in advance of such date, if we were to conclude at such time that an out-of-court solution is not feasible or advantageous.

The global financial crisis and recession may have an adverse impact on our business and financial condition that we currently cannot predict.

        The global financial crisis and recession may have an adverse impact on our business and our financial condition. The current negative economic conditions affect our guests' levels of discretionary spending. A decrease in discretionary spending due to decreases in consumer confidence in the economy or us, a continued economic slowdown or further deterioration in the economy could adversely affect the frequency with which our guests choose to attend our theme parks and the amount that our guests spend on our products when they visit. This would lead to a decrease in our revenues, operating income and cash flows.

        Additionally, the global financial crisis and recession could impact our ability to obtain supplies, services and credit as well as the ability of third parties to meet their obligations to us, including, for example, payment of claims by our insurance carriers and/or the funding of our line of credit by the participating lenders in the Credit Agreement.

        Although we believe that we have sufficient liquidity to operate until the mandatory redemption of the PIERS in August 2009, a significant decrease in revenues and cash flows due to the impact of our financial condition and the overall economy or an increase in unanticipated cash obligations, such as the Partnership Parks puts, could result in us having an unanticipated cash shortfall, which could compel us to file under chapter 11 before we have completed our efforts to obtain an out-of-court restructuring. Such a circumstance would likely cause a "free fall" proceeding, which would have a material adverse effect on our business.

Factors impacting attendance, including local conditions, events, natural disasters, disturbances and terrorist activities, can adversely impact park attendance.

        Lower attendance at our parks may be caused by various local conditions, events, weather or natural disasters. In addition, since some of our parks are near major urban areas and appeal to teenagers and young adults, there may be disturbances at one or more parks which negatively affect our image. This may result in a decrease in attendance at the affected parks. We work with local police authorities on security-related precautions to prevent these types of occurrences. We can make no assurance, however, that these precautions will be able to prevent any disturbances.

        Our business and financial results were adversely impacted by the terrorist activities occurring in the United States on September 11, 2001. Terrorist alerts and threats of future terrorist activities may continue to adversely affect attendance at our parks. We cannot predict what effect any further terrorist activities that may occur in the future may have on our business and results of operations.

There is a risk of accidents occurring at our parks or competing parks which may reduce attendance and negatively impact our operations.

        Almost all of our parks feature "thrill rides." While we carefully maintain the safety of our rides, there are inherent risks involved with these attractions. An accident or an injury (including water-borne illnesses on water rides) at any of our parks or at parks operated by our competitors, particularly accidents or injuries that attract media attention, may reduce attendance at our parks, causing a decrease in revenues.

        We maintain insurance of the type and in amounts that we believe are commercially reasonable and that are available to businesses in our industry. We maintain multi-layered general liability policies that provide for excess liability coverage of up to $100.0 million per occurrence. For incidents occurring at our domestic parks after November 15, 2003, our self-insured retention is $2.5 million per occurrence. For incidents at those parks during the twelve months prior to that date, the retention was $2.0 million per occurrence. For incidents during the twelve months ended November 15, 2002, the retention was $1.0 million per occurrence. For most prior incidents, our policies did not provide for a self-insured retention. The self-insured retention relating to our international parks is nominal with respect to all applicable periods. Our general liability policies cover the cost of punitive damages only in certain jurisdictions in which a claim occurs. Our current insurance policies expire on December 31, 2009. We cannot predict the level of the premiums that we may be required to pay for subsequent insurance coverage, the level of any self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks.

Adverse weather conditions can adversely impact attendance at our parks.

        Because most of the attractions at our theme parks are outdoors, attendance at our parks is adversely affected by bad weather and forecasts of bad weather. The effects of bad weather on attendance can be more pronounced at our water parks. Bad weather and forecasts of bad or mixed weather conditions can reduce the number of people who come to our parks, which negatively affects our revenues. Although we believe that our ownership of many parks in different geographic locations reduces the effect that adverse weather can have on our consolidated results, we believe that our operating results in certain years were adversely affected by abnormally hot, cold and/or wet weather in a number of our major U.S. markets. In addition, since a number of our parks are geographically concentrated in the eastern portion of the United States, a weather pattern that affects that area could adversely affect a number of our parks. Also, bad weather and forecasts of bad weather on weekend days have greater negative impact than on weekdays because weekend days are typically peak days for attendance at our parks.

Our operations are seasonal.

        Our operations are seasonal. Approximately 83% of our annual park attendance and revenue occurs during the second and third calendar quarters of each year. As a result, when conditions or events described in the above risk factors occur during our operating season, particularly during the peak season of July and August, there is only a limited period of time during which the impact of those conditions or events can be mitigated. Accordingly, such conditions or events may have a disproportionately adverse effect on our revenues and cash flow. In addition, most of our expenses for maintenance and costs of adding new attractions are incurred when the parks are closed in the mid to late autumn and winter months. For this reason, a sequential quarter to quarter comparison is not a good indication of our performance or of how we will perform in the future.

We face substantial competition from numerous entertainment alternatives.

        Our parks compete with other theme, water and amusement parks and with other types of recreational facilities and forms of entertainment, including movies, sports attractions and vacation travel. Our business is also subject to factors that affect the recreation and leisure time industries generally, such as general economic conditions, including relative fuel prices, and changes in consumer spending habits. The principal competitive factors of a park include location, price, the uniqueness and perceived quality of the rides and attractions, the atmosphere and cleanliness of the park and the quality of its food and entertainment.

If we are unable to protect our guests' credit card data, we could be exposed to data loss, litigation and liability, and our reputation could be significantly harmed.

        In connection with credit card sales, we transmit confidential credit card information securely over public networks and store it in our data warehouse. Third parties may have the technology or know-how to breach the security of this guest information, and our security measures may not effectively prohibit others from obtaining improper access to this information. If a person is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

Increased costs of labor, pension, post-retirement and medical and other employee health and welfare benefits may reduce our results of operations.

        Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and employees. Increased labor costs, due to competition, increased minimum wage or employee benefit costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees to keep pace with our needs. If we are unable to do so, our results of operations may be adversely affected.

        With approximately 2,000 full-time employees, our results of operations are also substantially affected by costs of retirement and medical benefits. In recent years, we have experienced significant increases in these costs as a result of macro-economic factors beyond our control, including increases in health care costs, declines in investment returns on pension plan assets and changes in discount rates used to calculate pension and related liabilities. At least some of these macro-economic factors may continue to put upward pressure on the cost of providing pension and medical benefits. Although we have actively sought to control increases in these costs, there can be no assurance that we will succeed in limiting cost increases, and continued upward pressure, including as a result of any new legislation, could reduce the profitability of our businesses.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

        This Proxy Statement and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding the adequacy of cash flows from operations, available cash and available amounts under our credit facility to meet our future liquidity needs, our expectations related to refinancing all or a portion of our existing debt on or prior to maturity or consummating the Restructuring Plan, our continued viability, our operations and results of operations.

        Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, including, among others, our ability to successfully consummate the Restructuring Plan, our financial condition upon the consummation of the Restructuring Plan and our success in implementing our business strategy. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include the following:

  •
  the willing participation of a substantial portion of our debt, and the approval of our holders of Common Stock and PIERS of the Restructuring Plan;

  •
  factors impacting attendance, such as local conditions, events, disturbances and terrorist activities;

  •
  accidents occurring at our parks;

  •
  adverse weather conditions;

  •
  competition with other theme parks and other entertainment alternatives;

  •
  changes in consumer spending patterns;

  •
  pending, threatened or future legal proceedings; and

  •
  the other factors that are described in "Risk Factors."

        For a description of risks relating to us and our business, see "Risk Factors" beginning on page 26. Any forward-looking statement made by us, or incorporated by reference, in this Proxy Statement speaks only as of the date of this Proxy Statement or the document in which it is included, as the case may be. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

CAPITALIZATION

        The following table sets forth as of December 31, 2008:

  •
  our actual capitalization; and

  •
  our capitalization after giving pro forma effect, assuming that 100% of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for, and automatically converted into, Common Stock pursuant to the Restructuring Plan, as if it had occurred on December 31, 2008.

        This table should be read in conjunction with "Summary Consolidated Historical Financial Data" and "Unaudited Pro Forma Consolidated Financial Data" on pages 20 and 47, respectively, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008.

	December 31, 2008
	Actual	As Adjusted
	(in thousands)
	(unaudited)
Cash and cash equivalents(1)	$210,332	$210,332

Restricted-use investments(2)	$16,061	$16,061

Current maturities of long-term debt(1)(3)	$253,970	$253,970

Long-term debt (excluding current maturities)(5):
Credit Agreement(1)(3)	$828,750	$828,750
Six Flags 8 7/8% Senior Notes due 2010(4)	131,077	—
Six Flags 9 3/4% Senior Notes due 2013(4)	142,441	—
Six Flags 9 5/8% Senior Notes due 2014(4)	314,787	—
Six Flags 4 1/2% Convertible Senior Notes due 2015(4)	280,000	—
Six Flags Operations Inc. 12 1/4% Senior Notes due 2016	400,000	400,000
Other indebtedness(6)	2,433	2,433
Net premiums	12,784	13,198

Total long-term debt	2,112,272	1,244,381

Redeemable minority interests	414,394	414,394

7 1/4% Mandatorily redeemable preferred stock, $1.00 par value per share (represented by the PIERS)	302,282	—

Stockholders' equity (deficit)(7)	(443,825)	727,319

Total capitalization	$2,639,093	$2,640,064

(1)
The above as adjusted column does not reflect any costs of the Restructuring Plan, including legal and other services.

(2)
Represents cash which has been deposited in escrow in favor of Time Warner to secure certain obligations to our partners at the Partnership Parks and cash deposited in escrow to backstop a letter of credit issued to the city of Montreal related to the lease of our park in Canada.

(3)
Actual balance includes $837.3 million outstanding under the $850.0 million term loan and $244.2 million outstanding under the $275.0 million working capital revolving credit portion of this facility.

(4)
As adjusted amount reflects the assumed exchange of Common Stock for $131.1 million aggregate principal amount of the SFI 2010 Notes, $142.4 million aggregate principal amount of the SFI 2013 Notes, $314.8 million aggregate principal amount of the SFI 2014 Notes, and $280.0 million aggregate principal amount of the SFI Convertible Notes.

(5)
Of the December 31, 2008 actual balances, $870.0 million of long-term debt (excluding current maturities) was issued by SFI, $413.2 million (includes $13.2 million of debt premium related to the SFI 2010 Notes portion of the 2008 Debt Exchange because this portion of the exchange was not deemed to be a substantial modification) was issued by SFO and $829.1 million was issued by SFO's subsidiaries.

(6)
Includes $2.1 million outstanding under a capital lease relating to our Six Flags Over Texas park and $0.3 million outstanding under a capital lease with Papa John's.

(7)
The table presents stockholders' equity as a single line item. The impact of the Restructuring Plan on the components of stockholders' equity, such as Common Stock, capital in excess of par value and retained earnings/accumulated deficit will be driven by the fair value of the Common Stock issued in the Restructuring Plan.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma consolidated financial data as of and for the year ended December 31, 2008 have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this Proxy Statement. The unaudited pro forma consolidated balance sheet as of December 31, 2008 gives effect to the Restructuring Plan, excluding fees and expenses, assuming that 100% of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for, and automatically converted into, Common Stock pursuant to the Restructuring Plan, as if it had occurred on the date of the consolidated balance sheet. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2008 give effect to the Restructuring Plan, the 2008 Debt Exchange as if each had occurred on January 1, 2008.

        The historical consolidated financial data include certain reclassifications to conform to our current presentation. The pro forma consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that actually would have been reported had the Restructuring Plan and the 2008 Debt Exchange been completed, nor is it indicative of our future financial position or results of operations.

        The pro forma consolidated financial data do not purport to represent what our consolidated financial position or results of operations would have actually been had the Restructuring Plan and the 2008 Debt Exchange in fact been completed on the assumed dates, or to project our results of operations for any future period. The pro forma consolidated financial data are unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with "Summary Consolidated Historical Financial Data" and "Capitalization" on pages 20 and 45, respectively, and our consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference in this Proxy Statement. The pro forma consolidated financial data assume that 100% of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes, SFI Convertible Notes and PIERS are exchanged for or converted into Common Stock pursuant to the Restructuring Plan.

        The pro forma consolidated financial data excludes the effects of non-recurring adjustments relating to the Restructuring Plan and the 2008 Debt Exchange, including the following:

          (1)   The Pro Forma Consolidated Financial Data does not include the impact of the Restructuring Plan on our deferred tax asset and valuation allowance, which would be affected by the debt extinguishment gain, changes in our expectations regarding the ability to utilize tax planning strategies and the impact of the Exchange Offers on our NOLs. We anticipate that our existing NOLs would substantially offset the impact of the debt extinguishment gain on our 2009 income tax expense.

          (2)   The Pro Forma Condensed Consolidated Balance Sheet presents stockholders' equity as a single line item. The impact of the Restructuring Plan on the components of stockholders' equity, such as Common Stock, capital in excess of par value and retained earnings/accumulated deficit will be driven by the fair value of the Common Stock issued in the Restructuring Plan.

          (3)   The Pro Forma Consolidated Statement of Operations for the year ended December 31, 2008 does not include debt extinguishment gains or conversion losses, including the debt extinguishment gain that would result from the Restructuring Plan.

Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2008
(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$210,332	$—	$210,332
Accounts receivable	20,057	—	20,057
Inventories	24,909	—	24,909
Prepaid expenses and other current assets	41,450	—	41,450

Total current assets	296,748	—	296,748
Other assets:
Debt issuance costs	31,910	(10,970)	20,940
Restricted-use investment securities	16,061	—	16,061
Deposits and other assets	66,167	—	66,167

Total other assets	114,138	(10,970)	103,168
Property and equipment, at cost	2,654,939	—	2,654,939
Less accumulated depreciation	1,094,466	—	1,094,466

Total property and equipment	1,560,473	—	1,560,473
Assets held for sale	—	—	—
Intangible assets, net of accumulated amortization	1,059,486	—	1,059,486

Total assets	$3,030,845	$(10,970)	$3,019,875

LIABILITIES and STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$25,060	$—	$25,060
Accrued compensation, payroll taxes and benefits	22,934	—	22,934
Accrued insurance reserves	33,929	—	33,929
Accrued interest payable	42,957	(11,841)	31,116
Other accrued liabilities	45,001	—	45,001
Deferred income	17,594	—	17,594
Liabilities from discontinued operations	1,400	—	1,400
Current portion of long-term debt	253,970	—	253,970

Total current liabilities	442,845	(11,841)	431,004
Long-term debt	2,112,272	(867,891)	1,244,381
Liabilities from discontinued operations	6,730	—	6,730
Other long-term liabilities	74,337	—	74,337
Deferred income taxes	121,710	—	121,710
Redeemable minority interests	414,394	—	414,394
Mandatorily redeemable preferred stock (redemption value of $287,500,000 plus accrued and unpaid dividends of $15,633,000 as of December 31, 2008)	302,382	(302,382)	—
Total stockholders' equity (deficit)	(443,825)	1,171,144	727,319

Total liabilities and stockholders' equity (deficit)	$3,030,845	$(10,970)	$3,019,875

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF OPERATIONS
For the year ended December 31, 2008
(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue:
Theme park admissions	$534,777	$—		$534,777
Theme park food, merchandise and other	427,492	—		427,492
Sponsorship, licensing and other fees	59,029	—		59,029

Total revenue	1,021,298	—		1,021,298

Operating costs and expenses:
Operating expenses (including stock-based compensation of $214 in 2008)	419,250	—		419,250
Selling, general and administrative (including stock-based compensation of $5,988 in 2008)	214,340	—		214,340
Costs of products sold	86,457	—		86,457
Depreciation	138,406	—		138,406
Amortization	1,203	—		1,203
Loss on disposal of assets	17,692	—		17,692

Total operating costs and expenses	877,348	—		877,348

Income from operations	143,950	—		143,950

Other income (expense):
Interest expense	(178,516)	70,641	(1)	(103,663)
		4,212	(2)
Interest income	2,342	—		2,342
Minority interest in earnings	(40,728)	—		(40,728)
Equity in operations of partnerships	(806)	—		(806)
Net gain on debt extinguishment	107,743	(107,743	)(3)	—
Other income (expense)	(14,627)	15,032	(5)	405

Income (loss) from continuing operations before income taxes	19,358	(17,858)		1,500
Income tax expense	116,630	—	(4)	5,847
		(110,783	)(5)

Loss from continuing operations	(97,272)	92,925		(4,347)

(1)
Adjustment to reflect the impact of the Restructuring Plan as if it occurred at the beginning of the period.

(2)
Adjustment to reflect the impact of the 2008 Debt Exchange as if it had occurred at the beginning of the period.

(3)
Adjustment to remove the non-recurring gain from the 2008 Debt Exchange.

(4)
Income tax effect of pro forma adjustments assumed to be $0, as we have substantial net operating losses carried forward from previous periods.

(5)
Adjustments to remove the $15.0 million loss related to our interest rate swaps that no longer met the SFAS 133 probability test and the $110.8 million tax valuation allowance related to our determination that our tax planning strategy was no longer feasible. Both of these adjustments were related to the substantial doubt about our ability to continue as a going concern which would not have been the conclusion we would have reached if the Restructuring Plan had occurred at January 1, 2008.

ACCOUNTING TREATMENT OF RESTRUCTURING PLAN

Stockholders' Equity and Debt Extinguishment

        The exchange of the SFI Notes for Common Stock will generate a debt extinguishment gain to the extent the fair value of the Common Stock exceeds the sum of the carrying amount of the extinguished SFI Notes plus an allocable share of transaction costs. The conversion of the PIERS into Common Stock will affect the components of stockholders' equity, but will not affect the statement of operations, excluding a potential impact on earnings per share. To the extent that the number of shares of Common Stock issued in the SFI Convertible Note Exchange exceeds the number of shares that could have been converted under the original terms of the SFI Convertible Notes, the SFI Convertible Note Exchange will be expensed on the statement of operations to the extent of the fair value of the excess number of shares issued. The offset to the liability and the expense from the induced conversion would be a credit to paid-in capital. If the number of shares of Common Stock issued in the SFI Convertible Note Exchange is less than the number of shares that could have been converted under the original terms of the Convertible Notes, the SFI Convertible Note Exchange will result in a debt extinguishment gain to the extent that the fair value of the issued shares allocable to the liability for SFI Convertible Notes is less than their original carrying amount.

Goodwill Impairment Testing

        SFI tests goodwill, at least annually, by comparing the fair value of our sole parks reporting unit to the carrying amount. To the extent the fair value exceeds the carrying amount, no impairment is indicated. As of December 31, 2008, the fair market value of SFI's outstanding Common Stock exceeded the negative carrying amount of SFI's stockholders' deficit. Accordingly, no impairment was indicated.

        However, the Restructuring Plan will result in an increase in stockholders' equity that could exceed the fair market value of SFI's outstanding Common Stock. If such an indicator of impairment was triggered, we would be required to allocate the fair value of the reporting unit to all of the assets and liabilities in a manner similar to a purchase price allocation. The residual fair value after this allocation would be the fair value of the reporting unit's goodwill. To the extent the carrying amount of the reporting unit's goodwill exceeded its fair value, a non-cash goodwill impairment charge would be recognized for the period.

Deferred Income Taxes

        SFI's 2008 consolidated financial statements included disclosure of a substantial doubt related to SFI's ability to continue as a "going concern," as the Restructuring Plan was not completed prior to the release of SFI's consolidated financial statements. As a result, SFI recorded a non-cash income tax charge to its statement of operations and an increase in its valuation allowance for deferred tax assets, as SFI was not be able to assume the ability to conduct future tax planning strategies under the guidance of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Upon completion of the Restructuring Plan or an alternative restructuring plan, SFI will reevaluate its ability to conduct future tax planning strategies to maximize the carryover benefit of net operating losses, which might result in an income tax benefit to the statement of operations at that time and a reduction to SFI's valuation allowance for deferred tax assets. However, the Restructuring Plan will impact SFI's deferred tax assets attributable to its net operating losses in other significant ways.

Fresh-Start Reporting

        If we restructure under chapter 11, our financial statements would be subject to the accounting prescribed by Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." If our existing stockholders end up with less than 50% of our voting shares after we emerge from chapter 11, we would apply "Fresh-Start Reporting," in which our assets and liabilities would be recorded at their estimated fair value using the principles of purchase accounting contained in Statement of Financial Accounting Standards No. 141R, "Business Combinations," with the difference between our estimated fair value and our identifiable assets and liabilities being recognized as goodwill.

DESCRIPTION OF INDEBTEDNESS AFTER THE RESTRUCTURING PLAN

        Assuming that 100% of our outstanding SFI 2010 Notes, SFI 2013 Notes, SFI 2014 Notes and SFI Convertible Notes are exchanged for Common Stock pursuant to the Restructuring Plan, SFI expects to have the following indebtedness following the Restructuring Plan.

Credit Agreement

        On May 25, 2007, we entered into the Credit Agreement, which provides for the following: (i) an $850.0 million term loan maturing on April 30, 2015 $837.3 of which was outstanding at December 31, 2008); (ii) a revolving facility totaling $275.0 million ($244.2 million of which was outstanding at December 31, 2008 (excluding letters of credit in the amount of $29.4 million on such date)), and (iii) an uncommitted optional term loan tranche of up to $300.0 million. In October 2008, we borrowed $244.2 million under the revolving facility portion of the Credit Agreement to ensure we would have sufficient liquidity to fund our off-season expenditures given difficulties in the global credit markets. The interest rate on borrowings under the Credit Agreement can be fixed for periods ranging from one to twelve months, subject to certain conditions. At our option, the interest rate is based upon specified levels in excess of the applicable base rate or LIBOR. At December 31, 2008, the weighted average interest rate for borrowings under the term loan was 5.5%. Commencing on December 31, 2007, Six Flags Theme Parks Inc., the primary borrower under the Credit Agreement and an indirect wholly owned subsidiary of SFI, is required to make quarterly principal repayments on the term loan in the amount of $2.125 million with all remaining principal due on April 30, 2015. The utilization of the revolving facility is available until March 31, 2013.

        The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, a financial covenant related to the maintenance of a minimum senior secured leverage ratio in the event of utilization of the revolving facility and certain other events, as well as limitations on the ability to dispose of assets, incur additional indebtedness or liens, make restricted payments, make investments and engage in mergers or consolidations. We were in compliance with our financial covenants at December 31, 2008, and the Credit Agreement will remain unimpaired following the Restructuring Plan.

Six Flags Operations Inc. 12 1/4% Senior Notes due 2016

        On June 16, 2008, we completed a private debt exchange in which we issued $400.0 million of the SFO 2016 Senior Notes, which are guaranteed by SFI, in exchange for (i) $149.2 million of our SFI 2010 Notes, (ii) $231.6 million of our SFI 2013 Notes and (iii) $149.9 million of our SFI 2014 Notes. The benefits of completing this transaction included reducing debt principal by approximately $130.6 million, extending our debt maturities (including a majority of our nearest term debt maturity in 2010) and decreasing our annual cash interest expense. The SFO 2016 Senior Notes mature on July 15, 2016 and bear interest at the rate of 12 1/4% per annum. The indenture governing the SFO 2016 Senior Notes contains negative covenants, which may significantly limit or prohibit us from engaging in certain types of transactions, including, among other things, incurring additional indebtedness, creating liens on our assets, paying dividends, selling assets, engaging in mergers or acquisitions and making investments. We do not currently anticipate restructuring the SFO 2016 Senior Notes.

DESCRIPTION OF CAPITAL STOCK FOLLOWING THE RESTRUCTURING PLAN

        As of December 31, 2008, our authorized capital stock consisted of two classes of capital stock: 210,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. Of the authorized preferred stock, 115,000 shares were issued in connection with the PIERS and 210,000 shares were designated as Series A Junior Preferred Stock pursuant to the Rights Agreement. Assuming a 1-for-100 reverse stock split of our Common Stock, as of such date, we would have outstanding approximately 977,000 shares of Common Stock and 115,000 shares of Convertible Preferred Stock, representing 11.5 million PIERS.

        Prior to consummation of the Restructuring Plan, our Certificate of Incorporation will be amended so that following the Restructuring Plan our authorized capital stock shall consist of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.

        Following the Restructuring Plan, assuming all PIERS are automatically converted into Common Stock pursuant to the PIERS Amendments, the capital stock of SFI will include the following:

Description of Common Stock

        Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences that may apply to any series of preferred stock that we may designate and issue, the holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board. If we are liquidated, dissolved or wound up, we must first pay all amounts we owe to our creditors and then pay the full amounts required to be paid to holders of any shares of our preferred stock then outstanding before we may make any payments to holders of shares of Common Stock. All holders of shares of Common Stock are entitled to share ratably in any assets available for distribution to them, after all of our creditors have been satisfied and we have paid the liquidation preferences of any of our outstanding preferred stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. The Common Stock is neither redeemable nor subject to call. No sinking fund provisions apply to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. The terms will not be altered as a result of the consummation of the Restructuring Plan..

        SFI's Common Stock traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "SIX" through April 17, 2009, when it was delisted from the NYSE due to SFI's failure to meet the NYSE's continued quantitative listing criteria. The last trading price of the Common Stock on the NYSE was $0.13 on April 17, 2009. The Common Stock has traded in the over-the-counter market since April 20, 2009. The last quotation of the Common Stock in the over-the-counter market was $0.17 on April 23, 2009.

Preferred Stock Purchase Rights

        On December 2, 2008, the Board adopted the Rights Plan and declared a dividend distribution of one Right for each outstanding share of Common Stock. The distribution was paid on December 17, 2008 to stockholders of record as of the close of business on December 17, 2008. Each Right, if and when it becomes exercisable, entitles the holder to buy one one-thousandth (1/1000) of a share of Series A Junior Preferred Stock (the "Preferred Stock") for the Exercise Price. If any person or group becomes the beneficial owner of fifteen percent (15%) or more of our Common Stock at any time after the date of the Rights Plan (with certain limited exceptions), then each Right not owned by such person or group will entitle its holder to purchase, at the Exercise Price, shares of our Common Stock or, in certain circumstances, common stock of the acquiring person, having a market value of twice the Exercise Price. Our Rights Plan could discourage, delay or prevent a change of control of us. The description and terms of the Rights are set forth in the Rights Agreement between the Rights Agent and us.

        The Rights will automatically trade with the Common Stock. The Rights will not be exercisable except under certain conditions.

        The Rights, unless earlier redeemed by the Board, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of our outstanding voting stock (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of our outstanding voting stock (even if no shares are actually purchased pursuant to such offer). An Acquiring Person does not include (A) us, (B) any subsidiary of ours, (C) any employee benefit plan or employee stock plan of ours or of any subsidiary of ours, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of our shares of voting stock then outstanding results solely from (i) any action or transaction or transactions approved by the Board before such person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of our voting stock pursuant to a transaction or transactions approved by the Board (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% of our voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii)).

        The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 2, 2018, unless earlier redeemed by us. The number of shares of Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the Common Stock. The Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

        The Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of our preferred stock. The Preferred Stock may not be issued except upon exercise of Rights. Each share of Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share and 1000 times the cash dividends declared on the Common Stock. In addition, the Preferred Stock is entitled to 1000 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of liquidation, the holders of Preferred Stock will be entitled to receive for each share, a liquidation payment in an amount equal to the greater of $1,250 or 1000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 1000 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

        Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

        In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of Common Stock having a market value of two times the Exercise Price.

        In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Exercise Price.

        At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock or the occurrence of an event described above, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or a fractional share of Preferred Stock (or of a share of a similar class or series of SFI's preferred stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

        With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

        We may redeem the then outstanding Rights in whole, but not in part, at any time prior to the close of business on the earlier of (i) the time a person has become an Acquiring Person or (ii) the final expiration date, at a price of $.01 per Right ("Redemption Price"). Immediately upon the effective time of the action of the Board authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

        For as long as the Rights are then redeemable, we may, except with respect to the Redemption Price or Final Expiration Date, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, we may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such.

        Until a Right is exercised, the holder, as such, will have no rights as a stockholder of SFI, including, without limitation, the right to vote or to receive dividends.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire us on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the board since they may be redeemed by us at $.01 per Right at any time until a person or group has obtained beneficial ownership of 15% or more of the voting stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 1, 2009 (except as noted below) as to Common Stock beneficially owned by (a) each of SFI's current directors and nominees to serve as directors, (b) each of the named executive officers listed in the Summary Compensation Table, (c) all current directors, nominees to serve as directors and executive officers of SFI as a group and (d) each person who, to the best of SFI's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock. To the best of our knowledge, none of SFI's current directors, nominees to serve as directors or executive officers beneficially own any PIERS. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Six Flags, Inc., 1540 Broadway, New York, NY 10036.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)
Daniel M. Snyder(2) c/o The Washington Redskins 21300 Redskin Park Drive Ashburn, Virginia 20147	5,788,612	5.92%
Dwight C. Schar(3) c/o NVR, Inc. 11700 Plaza America Drive, Suite 500 Reston, Virginia 20190	5,058,808	5.17%
Mark Jennings(4)	1,192,000	1.53%
Mark Shapiro(5)	1,020,185	1.04%
Jeffrey R. Speed(6)	445,000	*
Mark Quenzel(7)	233,333	*
Louis S. Koskovolis(8)	218,850	*
Andrew M. Schleimer(9)	202,933	*
Robert J. McGuire(10)	94,000	*
Jack Kemp(11)	49,000	*
Charles Elliott Andrews(12)	44,000	*
Perry Rogers(13)	42,000	*
Harvey Weinstein(14)	42,000	*
Cascade Investment, L.L.C.(15) William H. Gates III 2365 Carillon Point Kirkland, Washington 98033	10,810,120	11.06%
Citigroup Inc.(16) 399 Park Avenue New York, New York 10043	9,815,550	9.1%
Barclays PLC(17) 1 Churchill Place London, E14 5HP, England	6,958,500	6.65%
Renaissance Technologies LLC(18) 800 Third Avenue New York, New York 10022	5,392,800	5.52%
All directors and executive officers as a group (17 persons)(19)	15,181,721	15.6%

*
Less than one percent.

(1)
Applicable ownership percentage is based on 97,775,488 shares of Common Stock outstanding as of April 1, 2009. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable on or before May 31, 2009.

(2)
Includes 5,277,612 shares of Common Stock and 511,000 shares of Common Stock underlying options exercisable within 60 days.

(3)
Includes 5,016,808 shares of Common Stock and 42,000 shares of Common Stock underlying options exercisable within 60 days.

(4)
Includes (i) 1,150,000 shares of Common Stock beneficially owned by the Generation Funds and (ii) 42,000 shares of Common Stock underlying options exercisable within 60 days. All shares, other than the options beneficially owned by Mark Jennings, are included because of Mr. Jennings' affiliation with Generation Partners. Mr. Jennings disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by the Generation Funds, except to the extent of any pecuniary interest therein.

(5)
Includes 90,185 shares of Common Stock and 930,000 shares of Common Stock underlying options exercisable within 60 days.

(6)
Includes 75,000 shares of Common Stock and 370,000 shares of Common Stock underlying options exercisable within 60 days.

(7)
Includes 33,333 shares of Common Stock and 200,000 shares of Common Stock underlying options exercisable within 60 days.

(8)
Includes 3,850 shares of Common Stock and 215,000 shares of Common Stock underlying options exercisable within 60 days.

(9)
Includes 37,933 shares of Common Stock and 165,000 shares of Common Stock underlying options exercisable within 60 days.

(10)
Includes 10,000 shares of Common Stock and 84,000 shares of Common Stock underlying options exercisable within 60 days.

(11)
Includes 49,000 shares of Common Stock underlying options exercisable within 60 days.

(12)
Includes 44,000 shares of Common Stock underlying options exercisable within 60 days.

(13)
Includes 42,000 shares of Common Stock underlying options exercisable within 60 days.

(14)
Includes 42,000 shares of Common Stock underlying options exercisable within 60 days.

(15)
Includes shares of Common Stock beneficially owned by Cascade Investment L.L.C. ("Cascade"), of which William H. Gates III is the sole member. The number of shares of Common Stock shown includes 599,520 shares of Common Stock into which 500,000 shares of PIERS held by Cascade are convertible. Beneficial ownership information is based on information contained in a Schedule 13D filed with the SEC on August 31, 2004.

(16)
Includes 9,815,550 shares of Common Stock beneficially owned by Citigroup Inc. assuming conversion/exercise of certain securities held, which includes 9,808,498 shares of Common Stock beneficially owned by Citigroup Global Markets Inc. and 9,812,798 shares of Common Stock beneficially owned by Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc., in each case assuming conversion/exercise of certain securities held by such entities. Citigroup Financial Products Inc. is the sole stockholder of Citigroup Global Markets Inc. Citigroup Global Markets Holdings Inc. is the sole stockholder of Citigroup Financial Products Inc. and Citigroup Inc. is the sole stockholder of Citigroup Global Markets Holdings Inc. Beneficial ownership information is based on information contained in an Amendment No. 3 to Schedule 13G filed with the SEC on February 9, 2009.

(17)
Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 13, 2009.

(18)
Includes shares of Common Stock beneficially owned by Renaissance Technologies LLC as wells as James H. Simons, as control person of Renaissance Technologies LLC. Beneficial ownership information is based on information contained in a Schedule 13G filed on February 13, 2009.

(19)
These 17 persons include all current members of the Board and all current executive officers of SFI.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

        Other than as described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors, nominees to serve as directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the proposals, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any shares of Common Stock or PIERS, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Employment Agreements

        On April 9, 2009, SFI entered into new employment agreements with Mark Shapiro, its President and Chief Executive Officer, Jeffrey R. Speed, its Executive Vice President and Chief Financial Officer, Louis Koskovolis, its Executive Vice President, Corporate Alliances—Sponsorship, Mark Quenzel, its Executive Vice President, Park Strategy and Management, Andrew M. Schleimer, its Executive Vice President, Strategic Development and In-Park Services and Michael Antinoro, its Executive Vice President, Entertainment and Marketing, which supersede and replace the existing employment agreements with such individuals. See "The Restructuring Plan—Employment Agreements" for a description of the New Agreements.

Equity Incentive Plan

        As part of the Restructuring, we are also adopting the Equity Incentive Plan, which is proposal (5) herein, pursuant to which we may issue additional options, restricted stock and other equity-based compensation up to 12% of our outstanding Common Stock following consummation of the Restructuring Plan on an as converted basis, including the shares in the equity incentive plan. See "The Restructuring Plan—Employment Agreements" for a description of equity-based compensation that may be issued following the consummation of the Restructuring Plan.

 CORPORATE GOVERNANCE

The Board of Directors

        SFI's business, property and affairs are managed under the direction of its Board. The Board is elected by stockholders to oversee management and to assure that the long-term interests of stockholders are being served. The Board has responsibility for establishing broad corporate policies and for the overall performance of SFI. It is not, however, involved in the operating details on a day-to-day basis. The Board is advised of SFI's business through discussions with the Chief Executive Officer and other officers of SFI, by reviewing reports, analyses and materials provided to them and by participating in board meetings and meetings of the committees of the Board.

        The Board has four regularly scheduled meetings during the year to review significant developments affecting SFI and to act on matters requiring board approval. It also holds special meetings when an important matter requires board action between regularly scheduled meetings. Directors are expected to attend all scheduled board and committee meetings as well as the annual meetings of stockholders. During the year ended December 31, 2008, the Board held 8 meetings and acted by written consent 4 times. Each of the directors of SFI attended at least 75% of the meetings of the Board and of the meetings of committees of the Board on which such director served. All of the directors, other than Mr. Weinstein, attended the 2008 Annual Meeting of Stockholders.

        The Board only has one class of directors. As a result, all directors are elected each year by SFI's stockholders at the annual meeting. Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

        The Board currently has nine directors and eight current directors of SFI are being nominated by the Board at the Meeting. Mr. Weinstein has elected not to continue to serve as a director in the coming year. See "Proposal 1: Election of Directors."

        Stockholders and other interested parties may contact Jack Kemp, the Lead Independent Director, and the other non-management directors by writing to the Lead Independent Director c/o Six Flags, Inc., 1540 Broadway, New York, New York 10036.

Independence

        The Board has affirmatively determined that six of its nine existing directors, including all members of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, are "independent" within the meaning of SFI's director independence standards. These standards reflect the independence standards adopted by the NYSE. The independent directors are Charles Elliott (C.E.) Andrews, Mark Jennings, Jack Kemp, Robert McGuire, Perry Rogers and Harvey Weinstein.

        None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, receive any fee or payment from SFI or its affiliates other than the director compensation described below or have engaged in any transaction with SFI or its affiliates or have any relationship with SFI or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent.

        During the three years ended December 31, 2008, SFI did not make any charitable contributions to any organization to which any independent director is affiliated, whether as an executive officer, director or otherwise.

Corporate Governance Documents

        SFI's Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Management and the charters of the board committees provide the framework for the governance of SFI.

  Corporate Governance Principles

        The Corporate Governance Principles cover, among other things, the functions of the Board, the qualifications of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the succession plan for the chief executive officer and other senior executives.

  Code of Business Conduct and Ethics

        SFI has adopted and maintains a Code of Business Conduct and Ethics that covers all directors, officers and employees of SFI and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in SFI's best interest.

  Code of Ethics for Senior Financial Officers

        SFI has also adopted and maintains a separate Code of Ethics for Senior Financial Officers that imposes specific standards of conduct on persons with financial reporting responsibilities at SFI. Each of SFI's senior financial officers is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Financial Officers.

        SFI intends to post amendments to or waivers from SFI's Corporate Governance Principles, Code of Business Conduct and Ethics and SFI's Code of Ethics for Senior Financial Officers on SFI's website at www.sixflags.com. No such amendment or waiver has been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

        SFI's Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Management and charters of the committees of the Board are available on SFI's website at www.sixflags.com. A printed copy of each of these documents is available, without charge, by sending a written request to: Six Flags, Inc., 1540 Broadway, New York, New York 10036, Attention: Secretary.

Board Committees

        The Board has designated an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The membership of the committees as of April 1, 2009 and the function of each committee are described below.

Director	Audit Committee	Compensation Committee		Nominating and Corporate Governance Committee		Executive Committee
C.E. Andrews	X**
Mark Jennings		X		X
Jack Kemp				X
Robert J. McGuire	X			X	*	X	*
Perry Rogers	X	X
Dwight C. Schar
Mark Shapiro						X
Daniel M. Snyder						X
Harvey Weinstein		X	*

*
Chairman

**
Chairman and Audit Committee Financial Expert

  Executive Committee

        The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Delaware law to the Board. The Executive Committee acted by written consent 2 times during 2008. The current members of the Executive Committee are Messrs. Snyder, Shapiro and McGuire.

  Audit Committee

        The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of SFI's financial reporting process, including, review of the internal audit function, the financial reports and other financial information SFI provides to the public, SFI's systems of internal accounting, financial and disclosure controls, the annual independent audit of SFI's financial statements, SFI's legal and regulatory compliance and SFI's safety programs as established by management. In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to stockholder ratification), compensate (including fee pre-approvals), evaluate and replace SFI's independent auditors and oversee their scope of work, independence and their engagement for any other services. The Audit Committee meets independently with those persons performing SFI's internal auditing function, as well as SFI's independent auditors and senior management.

        The Audit Committee held 5 meetings during 2008 and acted by written consent 1 time during 2008. A copy of the Audit Committee charter is available to stockholders on SFI's website at www.sixflags.com. All members of the Audit Committee are independent within the meaning of SEC regulations. In addition, the Board has determined that C.E. Andrews is qualified as an audit committee financial expert under SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE. The SEC has determined that the audit committee financial expert designation does not impose on the person with that designation, any duties, obligations or other liability that are greater than the duties, obligations or liabilities imposed on such person as a member of the Audit Committee of the Board in the absence of such designation. Members of the Audit Committee may not serve on the audit committee of more than three public companies, including SFI, unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee. None of the members of the Audit Committee serve on the audit committee of more than three public companies.

  Compensation Committee

        The Compensation Committee, among other duties, (i) is responsible for establishing and reviewing SFI's overall compensation philosophy; (ii) determines the appropriate compensation levels for SFI's executive officers (which includes the review and approval of corporate goals and objectives used in determining executive officer compensation); (iii) reviews all incentive compensation and equity-based compensation plans, benefit plans and new executive compensation programs and oversees the administration of such plans; (iv) grants awards of shares or stock options pursuant to SFI's equity-based plans; and (v) reviews employee salary levels.

        The Compensation Committee meets at least annually with the Chief Executive Officer and any other corporate officers as the Compensation Committee deems appropriate while it is determining the performance criteria and compensation levels of key executive officers. As part of this process, the Chief Executive Officer provides annual performance reviews and compensation recommendations for each of the executive officers who report directly to him. The Compensation Committee also considers competitive market data, including compensation packages available at a comparable group of peer companies, in making final determinations regarding the compensation of the executive officers. In

2008, the entire Board ratified the compensation for the Chief Executive Officer and other executive officers named in the Summary Compensation Table (the "named executive officers").

        The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of Compensation Committee members. No such delegation was made in 2008. In addition, the Compensation Committee has the direct responsibility for the appointment, termination, compensation and oversight of any compensation and benefit consultants retained by SFI in respect of executive compensation. In connection with the election of new directors and the selection of a new Chief Executive Officer in early 2006, the Compensation Committee retained Mercer Human Resource Consulting ("Mercer") as compensation consultants to develop a compensation proposal for the Chairman of the Board, the Chief Executive Officer and the independent directors. The Compensation Committee also retained Mercer to advise it in connection with the bonuses granted the Chief Executive Officer and other named executive with respect to 2008. In connection with its review in 2009 of SFI's existing employment agreements with the named executive officers, the Compensation Committee engaged Mercer to evaluate a new compensation program for the named executive officers. Mercer was asked to advise the Compensation Committee on compensation arrangements for the named executive officers in anticipation of SFI's previously announced exploration of alternatives for the refinancing of SFI's indebtedness and PIERS in order to retain current management through any restructuring SFI may undertake. The Compensation Committee was also advised in this connection by Houlihan Lokey, SFI's restructuring financial advisor. On April 9, 2009, SFI entered into new employment agreements with the Chief Executive Officer and the other named executive officers. The New Agreements are described elsewhere herein.

        The Compensation Committee met three times during 2008. A copy of the Compensation Committee charter is available to stockholders on SFI's website at www.sixflags.com. The Board has determined that each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and meets the independence requirements of the NYSE and the "outside director" requirements of Section 162(m) of the Code.

  Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee serves, or has served, as an officer or employee of SFI. In addition, no interlocking relationship exists between the Board or the Compensation Committee and the Board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of SFI, including the slate of directors that the Board proposes for election by stockholders at the Meeting. The Nominating and Corporate Governance Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board. The Nominating and Corporate Governance Committee developed and recommended to the Board, SFI's Corporate Governance Principles and reviews, on a regular basis, the overall corporate governance of SFI.

        The Nominating and Corporate Governance Committee met 2 times during 2008. A copy of the Nominating and Corporate Governance Committee charter is available to stockholders on SFI's website at www.sixflags.com. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NYSE requirements.

  Communications with the Board of Directors

        Stockholders who wish to communicate with the Board may do so by writing to a specific director, including the Lead Independent Director, or to the entire Board at the following address: Board of Directors—Stockholder Communications, c/o Six Flags, Inc., 1540 Broadway, New York, NY 10036, Attention: Secretary. The Secretary will forward all such communications to the directors to whom they are addressed.

  Meetings of Independent Directors

        The Board schedules at least four meetings a year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Lead Independent Director. At each executive session, the Lead Independent Director, Jack Kemp, or, in his absence, one of the other independent directors will chair that executive session.

Nomination Process

  Role of the Nominating and Corporate Governance Committee

        The Board has adopted a set of Corporate Governance Principles which includes qualification criteria that the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors. In making recommendations of nominees pursuant to the Corporate Governance Principles, the Nominating and Corporate Governance Committee believes that candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Nominating and Corporate Governance Committee also evaluates whether a candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee endeavors to have a Board representing diverse experience at policy-making levels in both the private and public sector as well as diversity with respect to gender, race and ethnicity. In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely renominated annually.

        After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee will recommend the selected individuals to the Board. The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates, whether they are recommended by SFI or by one or SFI's stockholders.

        The Nominating and Corporate Governance Committee may retain a director search firm to help identify qualified director candidates.

  Candidates Proposed by Stockholders for Consideration by the Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by stockholders. A stockholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business and residence address and principal occupation or employment during the past five years. Stockholders wishing to recommend director candidates for consideration by the Nominating and

Corporate Governance Committee should send the required information to the Secretary or Lead Independent Director, c/o Six Flags, Inc., 1540 Broadway, New York, NY 10036. In order to be considered by the Nominating and Corporate Governance Committee, nominations for directors to be elected at the 2010 annual meeting must be received no later than February 9, 2010.

  Stockholder Nominations

        SFI's Amended and Restated By-Laws permit a stockholder to nominate one or more persons for election as directors at an annual meeting if written notice of that stockholder's intent to make the nomination has been given to the Secretary of SFI not less than 90 days nor earlier than 120 days before the first anniversary of SFI's previous annual meeting. In order to be considered timely for the 2010 annual meeting, notice of a stockholder's intent to make a nomination at the meeting must be given to SFI no earlier than February 9, 2010 and no later than March 11, 2010. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the written notice must be given not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting or the tenth day following SFI's first public announcement of such annual meeting date. In the case of an election to be held at a special meeting of stockholders, notice must be given not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting or the tenth day following SFI's first public announcement of the date of the special meeting. The notice shall include all information relating to such nominee that is required to be disclosed in a proxy statement, including, without limitation, the name and address of the nominee, and the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The notice shall also include, as to the stockholder submitting the nomination, (i) such person's name and address; (ii) the class and number of shares of SFI's capital stock that are owned beneficially and of record; (iii) a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person; and (iv) a representation as to whether the stockholder intends, or is part of a group which intends, to deliver a proxy statement or otherwise solicit proxies from stockholders. SFI may require any proposed nominee to furnish other information as SFI may reasonably require to determine the eligibility of the proposed nominee to serve as a director of SFI.

2008 NON-EMPLOYEE DIRECTOR COMPENSATION

        Annual compensation for non-employee directors for 2008 was comprised of cash compensation and equity compensation, which consisted of stock options. Each of these components is described in more detail below. Employee directors do not receive any compensation in connection with their director service.

Director Compensation

        The following table provides summary compensation information for each non-employee director for the year ending December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Total ($)
C.E. Andrews	70,000	—	53,602		123,602
Mark Jennings	50,000	—	51,128		101,128
Jack Kemp	70,000	—	60,058		130,058
Robert J. McGuire	60,000	—	57,901		117,901
Perry Rogers	50,000	—	53,037		103,037
Dwight C. Schar	50,000	—	51,128		101,128
Daniel M. Snyder	50,000	—	425,910	(2)	475,910
Harvey Weinstein	60,000	—	51,128		111,128

(1)
The dollar value represents the amount recognized in 2008 for financial statement reporting purposes in accordance with SFAS 123(R). The assumptions used in such valuation are discussed in detail in Note 1(q) to SFI's consolidated financial statements included in SFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)
The dollar amount recognized in 2008 for Mr. Snyder includes amounts recognized with respect to a one-time grant of stock options to purchase 600,000 shares of Common Stock made on January 11, 2006 as consideration Mr. Snyder's service as Chairman of the Board.

        The following table sets forth the aggregate number of option awards outstanding as of December 31, 2008 for each non-employee director. There are no outstanding restricted stock awards for any non-employee director.

Name	Total Options Outstanding (#)(1)
C.E. Andrews	80,000
Mark Jennings	75,000
Jack Kemp	85,000
Robert J. McGuire	120,000
Perry Rogers	75,000
Dwight C. Schar	75,000
Daniel M. Snyder	665,000
Harvey Weinstein	75,000

    (1)
    Stock options typically vest 20% upon grant and 20% on the first four anniversaries of such grant date.

  Description of Non-Employee Director Compensation

        Pursuant to SFI's Corporate Governance Principles, the Nominating and Corporate Governance Committee and the Compensation Committee, consulting with each other, are responsible for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committees are guided by three goals: (i) compensation should fairly pay directors for work required in a company of SFI's size and scope; (ii) compensation should align directors' interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. At the end of each year, the Nominating and Corporate Governance Committee reviews non-employee director compensation and benefits. The Board's non-employee director compensation policies permit SFI to award additional fees to the chairs of the Board committees and to the Lead Independent Director. In 2006, the Board retained Mercer Human Resource Consulting to advise on the appropriate level of compensation for the Chairman of the Board and non-employee directors based upon a peer group review.

        During 2008, directors who were not employees of SFI or any of its subsidiaries received compensation for their service on the Board and were eligible to participate in certain of SFI's equity-based plans. Messrs. Andrews, Jennings, Kemp, McGuire, Rogers, Schar, Snyder and Weinstein are currently deemed non-employee directors. As President and Chief Executive Officer of SFI, Mr. Shapiro is not compensated for serving as a director on the Board.

  Cash Compensation

        SFI pays the following cash compensation to non-employee directors in four quarterly payments at the end of each fiscal quarter:

  •
  $50,000 annual fee;

  •
  an additional $10,000 fee for the Chairman of each Board committee, other than the Audit Committee; and

  •
  an additional $20,000 fee for the Chairman of the Audit Committee and the Lead Independent Director.

        SFI does not award meeting fees for attendance at Board or committee meetings. In the fourth quarter of 2007, the Nominating and Corporate Governance Committee approved the payment of cash compensation for 2008 and thereafter, in the amount of $50,000 annually to Mr. Snyder for his services as Chairman of the Board.

  Equity Compensation

        SFI did not award any equity compensation to non-employee directors with respect to the year ended December 31, 2008.

PROPOSAL 1—ELECTION OF DIRECTORS

        To be voted upon only by holders of Common Stock (and not by holders of Convertible Preferred Stock or PIERS):

        At the Meeting, eight directors will be elected to serve for the next year and until their respective successors are elected and qualified. Each of the listed persons has consented to be named as a nominee and to serve as a director if elected. Should any of the listed persons be unable to accept nomination or election (which the Board does not expect), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a majority vote of the shares of Common Stock represented at the Meeting.

        The number of directors of SFI is presently fixed at eleven. The Board has not filled the remaining three vacancies on the Board. The Board and the Nominating and Corporate Governance Committee continues to consider qualified director candidates from time to time and whether there is a need to fill the vacancies. As a result, the Board recommends the election of three fewer directors than the number fixed in SFI's By-laws.

Name	Age As of April 1, 2009	Positions with SFI
Charles Elliott Andrews	57	Director
Mark Jennings	46	Director
Jack Kemp	73	Director
Robert J. McGuire	72	Director
Perry Rogers	40	Director
Dwight C. Schar	67	Director
Mark Shapiro	38	CEO, President and Director
Daniel M. Snyder	44	Chairman of the Board

        Charles Elliott Andrews, Director.    Mr. Andrews has served as a Director of SFI since January 2006. Mr. Andrews was employed at SLM Corporation, more commonly known as Sallie Mae, from February 2003 through September 2008. Mr. Andrews served in several roles at Sallie Mae including Executive Vice President and Chief Financial Officer, with responsibilities for Finance, Accounting and Risk Management, and President and Chief Executive Officer. Prior to joining Sallie Mae, Mr. Andrews was a partner at Arthur Andersen from September 1984 to February 2003. Mr. Andrews is also a director and member of the Audit Committee of NVR, Inc. and U-Store-It Trust.

        Mark Jennings, Director.    Mr. Jennings has served as a Director of SFI since January 2006. Since September 1996, Mr. Jennings has been the Managing Partner and co-founder of Generation Partners, a $325 million private investment firm that acquires and provides growth capital to companies primarily in the business and information services, healthcare and media & entertainment sectors. Prior to founding Generation Partners, Mr. Jennings was a Partner at Centre Partners, a private equity firm affiliated with Lazard Freres, and prior to that, he was employed at Goldman Sachs & Co. Through Generation and predecessor firms, he has invested in more than 50 companies and has served on the board of directors of 23 companies, including inVentiv Health, Inc., Virtual Radiologic Corporation, Post Education, Sterling Infosystems, Agility Recovery Solutions and Medvance Institute. Mr. Jennings is currently a director of Virtual Radiologic Corporation and inVentiv Health, Inc.

        Jack Kemp, Director.    Mr. Kemp has served as a Director of SFI since January 2006. Mr. Kemp is the founder and chairman of Kemp Partners, a strategic consulting firm. Mr. Kemp is also a director of Oracle Corporation, a computer software company, and Hawk Corporation, a specialized components manufacturer.

        Robert J. McGuire, Director.    Mr. McGuire has served as a Director of SFI since May 2003. Since June 2005, Mr. McGuire has been an attorney in private practice in New York. From January 1998 through June 2005, Mr. McGuire served as counsel to Morvillo, Abramowitz, Grand, Iason & Silberburg, P.C., a New York law firm. Prior thereto, he served as Police Commissioner of The City of New York, Chairman and Chief Executive Officer of Pinkerton's Inc. and President of Kroll Associates Inc. Mr. McGuire is Vice Chairman of the Police Athletic League, New York City's largest youth organization. Mr. McGuire is also a director and member of the Audit Committee of Mutual of America, Protection One, Inc. and Artio Global Funds.

        Perry Rogers, Director.    Mr. Rogers has served as a Director of SFI since March 2006. Mr. Rogers currently serves as President and Owner of PR Partners, Inc., a sports management company in Las Vegas, Nevada. From 1994 to 2008, Mr. Rogers served as President of Agassi Enterprises, Inc., a management firm. In addition, from 2002 to 2008, Mr. Rogers served as President of Alliance Sports Management Co., a management firm.

        Dwight Schar, Director.    Mr. Schar has served as a Director of SFI since December 2005. Mr. Schar has served as the Chairman of NVR, Inc., one of the largest homebuilders in the United States, for over five years. From 1980 until July 1, 2005, Mr. Schar also served as Chief Executive Officer of NVR, Inc. Mr. Schar is a member of the board of directors of dick clark productions, inc. Mr. Schar is active in the greater Washington community, involved in numerous business and educational groups, as well as on a political level such as former National Finance Chair of the Republican National Committee. He was also an appointee to the President's Advisory Committee on the Arts for the Kennedy Center.

        Mark Shapiro, President, Chief Executive Officer and Director.    Mr. Shapiro has served as President, Chief Executive Officer and a Director of SFI since December 2005. From September 2002 to October 2005, Mr. Shapiro served as the Executive Vice President, Programming and Production of ESPN, Inc. From July 2001 to September 2002, he served as Senior Vice President and General Manager, Programming at ESPN. Prior to July 2001, he was Vice President and General Manager of ESPN Classic and ESPN Original Entertainment. From October 2005 until December 2005, Mr. Shapiro served as Chief Executive Officer of Red Zone LLC. Mr. Shapiro is also a director of Live Nation, Inc., dick clark productions, inc., and Tribune Company.

        Daniel M. Snyder, Chairman of the Board.    Mr. Snyder has served as Chairman of the Board of SFI since December 2005. Mr. Snyder is an experienced manager of venue-based businesses. Since July 1999, Mr. Snyder has been the Chairman and Principal Owner of the Washington Redskins franchise of the National Football League and FedExField, the team's wholly-owned 92,000-seat stadium. As one of his key strategies in managing the Washington Redskins, he expanded Redskins sponsorship revenues from $4 million to $48 million and developed significant concession relationships with various vendors through which it sold all concession equipment to Centerplate Food Distribution Company for $16 million, which enabled the Redskins to use the proceeds to pay down its debt. The per capita food spending of Redskins' customers nearly doubled since Mr. Snyder acquired the team. Mr. Snyder has transformed the franchise into one of the most valuable franchises in U.S. sports (according to the Forbes magazine) at approximately $1.5 billion, nearly doubling its annual revenues since he acquired the team. Mr. Snyder was also founder and former Chairman and Chief Executive Officer of Snyder Communications, Inc., an advertising and marketing company formerly listed on the New York Stock Exchange and which had over $1 billion in annual sales. In September of 2000, Snyder Communications, Inc. was successfully sold to Havas Advertising, S.A. for approximately $2.3 billion. Mr. Snyder is Chairman of the Board of dick clark productions, inc., Managing Member of Red Zebra Broadcasting, LLC, which owns several radio stations in Washington, D.C., Maryland, and Virginia, and a member of the board of directors of Johnny Rockets Group, Inc. He is also Managing Member of

RedZone Capital Management Company, LLC, a private equity firm. Mr. Snyder is Chairman Emeritus of the Board of inVentiv Health, Inc.

        There is no family relationship among any of the directors or executive officers of SFI.

  Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the Common Stock represented at the Meeting and entitled to vote.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE IN PROPOSAL 1.

AUDIT COMMITTEE REPORT

        The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a charter that has been approved and adopted by the Board and which will be reviewed and reassessed annually by the Audit Committee. The Audit Committee is comprised of three independent directors.

        The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of SFI's financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by SFI to any governmental body or to the public, (ii) SFI's systems of internal controls regarding finance, disclosure, accounting, and legal compliance and (iii) SFI's auditing, accounting and financial reporting processes generally.

        Management is responsible for the preparation and integrity of SFI's consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of SFI's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has independently met and held discussions with management and the independent registered public accounting firm.

        The following is the report of the Audit Committee of SFI with respect to SFI's audited consolidated financial statements for the fiscal year ended December 31, 2008.

        To fulfill its responsibility, the Audit Committee has done the following:

  •
  The Audit Committee has reviewed and discussed with management SFI's audited consolidated financial statements and management's assessment of the effectiveness of SFI's internal controls over financial reporting.

  •
  The Audit Committee has discussed with KPMG LLP, SFI's independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, regarding the auditors' judgments about the quality of SFI's accounting principles as applied in its financial reporting.

  •
  The Audit Committee has received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.

  •
  Based on the review and discussions referred to above, the Audit Committee recommended to SFI's Board that SFI's audited consolidated financial statements and management's assessment of SFI's internal controls over financial reporting for the fiscal year ended December 31, 2008 be included in SFI's Annual Report on Form 10-K for such year for filing with the SEC.

C.E. Andrews
Robert J. McGuire
Perry Rogers

        The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that SFI specifically incorporates it by reference in such filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee, which is comprised entirely of independent directors, administers SFI's executive compensation program. The Compensation Committee determines appropriate compensation levels for SFI's named executive officers, evaluates compensation plans, policies and programs, and reviews benefit plans for officers and employees.

Compensation Objectives and Philosophy

        The goals of SFI's executive compensation program are to:

  •
  Provide compensation levels that enable SFI to attract, retain and motivate its executives;

  •
  Tie individual compensation to individual performance and the success of SFI; and

  •
  Align executives' financial interests with those of SFI's stockholders through equity participation.

        SFI's direct compensation program therefore consists of:

  •
  Base salary consistent with the executive's role and contributions to SFI;

  •
  Annual cash bonuses for certain executives tied to SFI's and the individual's performance; and

  •
  A long-term incentive compensation program used to focus executive efforts on longer-term performance that will enhance the value delivered to stockholders, including awards of stock options and shares of restricted stock.

Compensation Procedures

        A substantial number of SFI's senior management team, including all of SFI's named executive officers, joined SFI during or after December 2005. Fiscal 2006 was therefore a transition year for SFI, including with respect to executive compensation.

        In January 2006, the Board retained independent compensation consultant, Mercer, to advise the Board and the Compensation Committee with respect to appropriate compensatory terms for the Chief Executive Officer, who joined SFI in December 2005. Mercer developed a proposed compensation package that was benchmarked against those of a peer group that included the following companies: Cedar Fair Entertainment Company, Harrah's Entertainment, Inc., MGM Mirage, Boyd Gaming Corporation, Las Vegas Sands Corp., Penn National Gaming, Inc., Trump Entertainment Resorts, Isle of Capri Casinos, Inc., Station Casinos, Inc., Ameristar Casinos, Inc., Aztar Corporation, Pinnacle Entertainment, Inc., Starwood Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Interstate Hotels & Resorts, Gaylord Entertainment Company, Vail Resorts, Inc. and Regal Entertainment Group. In January 2006, the Board considered and approved the salary, bonus and equity incentive compensation for the Chief Executive Officer based on the recommendation of Mercer and authorized the Compensation Committee to finalize an employment agreement for the Chief Executive Officer incorporating such terms.

        At its January 2006 meeting, the Board also considered employment terms for the other named executive officers based on the recommendation of the Chief Executive Officer and on each individual's respective prior experience, then current compensation level and qualifications. The Board approved the compensation terms and authorized the Compensation Committee to finalize the terms of employment for the named executive officers in an employment agreement for each officer.

        In connection with the determination of cash bonuses for the 2008 season, the Compensation Committee again retained Mercer to advise the Compensation Committee with respect to bonus payments to the Chief Executive Officer, and the other named executive officers. Mercer confirmed that the bonus levels approved by the Compensation Committee were appropriate in the context of "superior" performance.

        In December 2008, the Compensation Committee retained Mercer to evaluate compensation proposals in connection with its pending review of the employment agreements for each of the named executive officers. Mercer was asked to advise the Compensation Committee on compensation arrangements for the named executive officers in anticipation of SFI's previously announced exploration of alternatives for the refinancing of SFI's indebtedness and PIERS in order to retain current management through any restructuring SFI may undertake. The New Agreements were entered into in April 2009.

        In addition to complying with the terms of the employment agreements for the named executive officers, the Compensation Committee reviews both SFI's performance and individual contributions during the Compensation Committee's last regularly scheduled meeting of the year to determine if additional compensation should be awarded. During this meeting, the Chief Executive Officer also provides the Compensation Committee with his performance evaluations of the other named executive officers. Based on such information, and on the need to retain certain key executives, the Compensation Committee has the discretion to approve year-end bonus and equity awards.

Total Compensation

        SFI intends to provide competitive compensation while offering programs that appropriately motivate the named executive officers to achieve SFI's business objectives. As a result, the Compensation Committee places emphasis on performance-based compensation and links the level of such compensation to the achievement of SFI's business objectives. Further, as described more fully below, because the Chief Executive Officer has the most influence over SFI performance, a greater percentage of his compensation is performance-based. The Compensation Committee periodically reviews the mix of cash and equity-based compensation to ensure that the mix is appropriate in light of market trends and SFI's objectives.

Elements of Executive Compensation

  Salaries

        Salaries are used to provide a fixed amount of compensation for an executive's work. Although initially established in each named executive officer's respective employment agreement, the salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual's performance. None of the named executive officers received a salary increase in 2008 except pursuant to the terms of his respective employment agreement.

  Cash Incentive Awards

        Under the employment agreements existing with respect to 2008 (the "Old Agreements") the named executive officers, other than Mr. Shapiro, were awarded an annual cash bonus largely in the discretion of the Compensation Committee. The Old Agreements for those named executive officers, other than Mark Quenzel, provided a minimum annual bonus to which the officer was entitled. As described more fully below, the Chief Executive Officer's annual bonus is subject to the achievement of specific performance goals. The Chief Executive Officer made recommendations for consideration by the Compensation Committee as to the annual bonus for Mr. Quenzel and whether or not the other named executive officers should receive an annual bonus that exceeds the minimum amounts set forth in their respective Old Agreements. With respect to 2008, the Compensation Committee also considered the advice of Mercer. The Compensation Committee considers these recommendations as well as Company-wide and individual performance for that year, taking into account both qualitative and quantitative factors in determining annual bonus amounts for the named executive officers. For fiscal 2008, quantitative factors included actual performance compared to budgeted Adjusted EBITDA, budgeted Free Cash Flow, budgeted attendance, budgeted in-park net revenue per capita and budgeted sponsorship and licensing revenue. The budgeted amounts are established at the beginning of the year. The Compensation Committee may also consider, and place additional weight on, the performance of the specific business unit or function managed by each respective named executive officer. Qualitative factors include initiative, business judgment, level of responsibility and management skills. Based on the foregoing, all of the named executive officers received a cash bonus for 2008 because SFI's actual performance in 2008 met or exceeded budgeted quantitative goals. In particular the Compensation Committee considered that during 2008, guest satisfaction surveys were at or above all-time highs, sponsorship and licensing revenue grew 53% to $59 million, SFI achieved total revenue per capita in excess of $40, representing 20% cumulative growth from 2005, and SFI operated at a modified EBITDA margin of over 30%. Adjusted EBITDA in 2008 for the year increased by 45% over 2007 levels, representing the highest EBITDA ever achieved for the current portfolio of parks. Finally, for the first time in SFI's history, it generated positive Free Cash Flow.

        The following chart shows the amount that each named executive officer other than the Chief Executive Officer (whose bonus is discussed below) received and the minimum amount set forth in his respective Old Agreement (where applicable):

Name	Minimum Amount ($)	Actual Amount ($)
Jeffrey R. Speed	250,000	750,000
Mark Quenzel	N/A	500,000
Louis S. Koskovolis	250,000	450,000
Andrew M. Schleimer	100,000	400,000

        Both the Old Agreement and the New Agreement of the Chief Executive Officer establish a target and maximum formulaic bonus, both of which are subject to the attainment of specific performance goals, including budgeted EBITDA, budgeted Free Cash Flow, budgeted attendance, budgeted in-park net revenue per capita, and sponsorship and licensing revenues. These performance parameters are weighted as follows: 50% for budgeted EBITDA and 12.5% for each of the remaining parameters. Pursuant to Mr. Shapiro's Old Agreement and New Agreement, Mr. Shapiro will not receive an annual cash bonus in any year in which actual Adjusted EBITDA is less than 90% of budgeted Adjusted EBITDA. If the actual result for any of the other performance parameters is less than 90% of the budgeted performance parameter, then Mr. Shapiro will not receive the portion of the annual cash bonus that reflects such performance parameter. Mr. Shapiro's annual cash bonus is further adjusted by the amounts by which the actual performance parameters, including budgeted Adjusted EBITDA, exceed 90% of the budgeted levels. Based on the foregoing, Mr. Shapiro received a cash bonus in the amount of $3,000,000, of which $1,784,250 represents the formulaic bonus amount based upon the foregoing parameters. The discretionary portion was granted based on the 2008 Company performance described above. However, in the event that Mr. Shapiro terminates his employment with SFI prior to November 15, 2009 (other than due to death or Disability or for Good Reason), or Mr. Shapiro's employment is terminated for Cause, Mr. Shapiro is required to pay SFI $1,215,750, which is the portion of the cash bonus in excess of the formulaic amount.

  Long-Term Incentive Awards

        SFI's long-term incentive awards are tied to SFI's performance and the value of the Common Stock over several years. These awards are intended to focus the named executive officers on total stockholder return and to reward the named executive officers' contribution to the long-term growth and performance of SFI. For 2008, SFI's long-term incentive award program consisted of stock options and restricted stock. The Compensation Committee awards stock options or restricted stock, or a combination thereof, based on its determination of the relative value of each form of award at the time of grant and the performance and responsibilities of each named executive officer.

  Stock Options

        Stock options are granted pursuant to SFI's various Stock Option and Incentive Plans. The stock options generally have a term ranging from eight to ten years and, in all instances, an exercise price equal to the fair market value (as defined in the applicable plan) of a share of Common Stock on the date the stock options are granted. SFI's stock price is the primary performance component for stock options because they have no value to the named executive officers unless the market value of the Common Stock increases after the grant date. Existing stock options typically vest 20% upon grant and 20% on the first four anniversaries of such grant date. Stock options awarded for performance are generally determined at the Compensation Committee's last regularly scheduled meeting of the fiscal year. The grant date for such options is typically the same day as the meeting. No options were granted with respect to 2008.

  Restricted Stock

        Restricted stock awards are made pursuant to SFI's various Stock Option and Incentive Plans. Recipients of awards of restricted stock have voting rights and receive dividends on such shares before the awards vest. Generally, existing awards of restricted stock vest one-third on January 1 of each year following the date of grant. In 2008, none of the named executive officers were granted awards of restricted stock.

  Perquisites

        SFI provides limited perquisites to named executive officers, certain of which are described below. Compensation paid to the named executive officers with respect to such perquisites is included in the "All Other Compensation" column of the Summary Compensation Table in accordance with the requirements of the SEC. The Compensation Committee reviews SFI's policies on executive officer perquisites on an annual basis.

        Car Allowance.    SFI provides a car allowance of $500 per month to Mr. Speed pursuant to Mr. Speed's employment agreement.

        Commute Reimbursement.    Pursuant to Mr. Shapiro's employment agreement, SFI reimburses Mr. Shapiro for his commuting expenses to and from work.

        Company Apartment.    SFI leases a corporate apartment near its headquarters in New York City, which is generally available for use by employees of SFI who reside outside of New York City but travel to New York City for business. The apartment is also made available, as needed, to employees of SFI who are based in New York City but reside outside of New York City. For those employees who are based in New York City, SFI imputes income to them based on the value of the apartment and the extent of their use of the apartment.

        Supplemental Life Insurance and Disability.    In addition to SFI's group insurance policies, SFI provides the Chief Executive Officer with term life insurance with a death benefit equal to his base salary and a disability insurance policy that provides for full income replacement for the first (18) months of the Chief Executive Officer's disability after which time the standard disability benefit available to senior executives is available to the Chief Executive Officer.

Other Compensation

        401(k) Plan and Pension Benefits.    SFI has a qualified, contributory 401(k) Plan. In 2008, SFI matched 100% of the first 3% and 50% of the next 2% of salary contributions made by employees, including the named executive officers (subject to tax law limits). The accounts of all participating employees are fully vested upon completion of four years of service.

        Deferred Compensation Plans.    SFI does not have any deferred compensation plans.

Employment Agreements

        In December 2008, the Compensation Committee determined that it was appropriate to review the terms of the named executive officers' Old Agreements in anticipation of SFI's previously announced exploration of alternatives for the refinancing of SFI's indebtedness and PIERS in order to retain current management through any restructuring SFI may undertake. In the course of this review, the Compensation Committee retained Mercer to provide information on compensation arrangements in restructuring contests. The Compensation Committee also sought advice from Houlihan Lokey, SFI's restructuring financial advisor with regard to compensation arrangements and the importance to creditors of the continued service of senior management in order effect a successful restructuring. The Compensation Committee also considered other existing opportunities available to the named executive officers, particularly Mr. Shapiro. On April 9, 2009, SFI entered into the New Agreements with each of the named executive officers, which superseded the Old Agreements. The New Agreements, which have a term of four years and did not increase the base salary of any executive, are described in more detail herein. Potential payments upon termination provided for in the New Agreements are also described below. None of the named executive officers' New Agreements provide for payments solely upon a change of control except Mr. Shapiro's New Agreement. The Compensation Committee believed that the change of control provisions were necessary to retain the services of Mr. Shapiro beyond the expiration of his Old Agreement, December 31, 2009. All of the other Old Agreements expired in either December 2009 or January 2010, subject, in Mr. Speed's case, to his right to extend the term for two successive one-year periods.

Section 162(m) Tax Deductibility

        Section 162(m) of the Code precludes SFI from deducting compensation in excess of $1,000,000, other than qualified performance-based compensation, payable to the Chief Executive Officer and certain other named executive officers. Although SFI exceeded this limitation for Mr. Shapiro in 2008 by approximately $3,301,625, the resulting loss of deductibility of such amounts did not result in the payment of any additional Federal income tax because SFI had approximately $1.8 billion of net operating loss carryforwards for Federal income tax purposes at December 31, 2008.

2008 Compensation Decisions

Chief Executive Officer

        Mark Shapiro was elected to the Board by SFI's stockholders on November 29, 2005 in connection with Red Zone LLC's stockholder consent solicitation. A component of Red Zone LLC's platform was to urge the Board to appoint Mr. Shapiro as Chief Executive Officer and President, and such appointment was made on December 13, 2005. Based upon the Mercer presentation described above, the Compensation Committee approved a final employment agreement and SFI and Mr. Shapiro entered into the Old Agreement on September 26, 2006. SFI believes that all of the terms described below were necessary, competitive and appropriate to retain an executive of Mr. Shapiro's talent and experience.

        Mr. Shapiro's base annual salary was $1,300,000 for the fiscal year ending December 31, 2008. Mr. Shapiro was also entitled to receive an annual formulaic bonus, the target of which is $1,300,000 and the maximum of which is $2,600,000, based upon the achievement of certain performance goals as described above. For the reasons described under "—Elements of Executive Compensation—Cash Incentive Awards," Mr. Shapiro received a cash bonus in the amount of $3,000,000 for 2008.

        Mr. Shapiro's Old Agreement provided for immediate grants of 250,000 shares of restricted stock and stock options to purchase 950,000 shares of Common Stock. The equity awards contain both time-based and performance-based vesting conditions. Subject to Mr. Shapiro's continuing employment with SFI, 50% of the restricted shares vest and become free of restrictions upon the fourth anniversary of the date of grant (which vesting date will occur on January 11, 2010) and the remaining 50% of the restricted shares vest and become free of restrictions upon the fifth anniversary of the date of grant (which will occur on January 11, 2011). With respect to the stock options, subject to Mr. Shapiro's continuing employment with SFI, (i) 475,000 of the stock options vest and become exercisable as follows: 20% upon grant and 20% on each of the following dates January 11, 2007, January 11, 2008, January 11, 2009 and January 11, 2010 and (ii) 475,000 of the stock options are subject to performance-based vesting, pursuant to which 237,500 stock options will vest when the price of the Common Stock is at or above $12.00 per share for a period of 90 days, provided that such stock options may not be exercised prior to the second anniversary of the date of grant, and 237,500 stock options will vest when the stock price is at or above $15.00 per share for a period of 90 days, provided that such stock options may not be exercised prior to the third anniversary of the date of grant.

        The Compensation Committee determined in November 2006 that an additional equity grant should be awarded to Mr. Shapiro in light of the significant progress SFI made under his leadership during a transition year for SFI. The Compensation Committee recognized Mr. Shapiro's accomplishments during his first year as Chief Executive Officer of SFI, including assembling a new management team, implementing SFI's new operational plan to maximize stockholder value, which was a key component of Red Zone LLC's stockholder consent solicitation approved by SFI's stockholders, transforming SFI's culture and boosting employee morale and motivation. In recognition of these achievements, the Compensation Committee approved a grant of 250,000 shares of restricted stock and 750,000 options. Given the process undertaken by SFI to sell certain of its parks during the fourth quarter of 2006, the Compensation Committee and Board approved these stock options with a future grant date to be at least the second business day after the announcement of the results of the sale process so that the grant date price would reflect the increase in stock price, if any, resulting from such announcement. The stock option grants were therefore approved pursuant to Board authorizations that required that the exercise price be the higher of (i) the fair market value of Common Stock on November 20, 2006, the date of the authorization by the Board and (ii) the fair market value on the second business day following SFI's announcement of the results of the process undertaken to sell certain parks. In order to grant the stock options and restricted stock on the same date, the grant date of the restricted stock was also delayed. The announcement of SFI's sale was made on January 11, 2007. As a result, the above equity awards were granted on January 16, 2007 and the stock options have an exercise price of $6.24, the average of the fair market value of Common Stock on January 16, 2007. The year-end equity awards for 2006 for the other named executive officers were similarly granted on January 16, 2007. See Notes 1 and 2 to the Outstanding Equity Awards at Fiscal Year-End table.

        The Compensation Committee determined in November 2007 that an equity grant should be awarded to Mr. Shapiro in light of the further progress SFI made under his leadership in his second year as Chief Executive Officer. During 2007, SFI successfully implemented a series of initiatives, including a capital plan to broaden the family offerings in the parks, staffing initiatives designed to improve the guest experience and a continuation of its efforts to grow revenue per capita, in part, by partnering with well known brand names such as Johnny Rockets and Kodak. As a result, SFI was successful in attracting a higher percentage of family visitors and obtained the highest guest satisfaction survey scores in SFI's recent history. In recognition of these achievements, the Compensation Committee awarded Mr. Shapiro 500,000 shares of restricted stock and options to purchase 250,000 shares of Common Stock on November 13, 2007. The restricted stock vests in three equal installments, beginning in January 2010 and the options vest in five equal annual installments beginning on the date of grant.

Other Named Executive Officers

        As more fully described under "—Elements of Executive Compensation—Cash Incentive Awards," based on SFI's performance during fiscal 2008, the Compensation Committee exercised its discretionary authority to increase the bonus amounts to be paid to the named executive officers. In addition to receiving the base annual salary set forth in each of their respective Old Agreements, (i) Mr. Schleimer was awarded an additional $300,000 above the minimum amount set forth in his Old Agreement, (ii) Mr. Koskovolis was awarded an additional $200,000 above the minimum amount set forth in his Old Agreement, and (iii) Mr. Speed was awarded an additional $500,000 above the minimum amount set forth in his Old Agreement. The Compensation Committee determined the cash bonus to be awarded to Mr. Quenzel based on, among other factors, the recommendation of the Chief Executive Officer, Mr. Quenzel's individual performance and contributions to SFI during the year and SFI's 2008 performance as described under "—Elements of Executive Compensation—Cash Incentive Awards."

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the SFI's Annual Report on Form 10-K for the year ended December 31, 2008 and Proxy Statement for the 2009 Annual Meeting.

Harvey Weinstein
Mark Jennings
Perry Rogers

        The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that SFI specifically incorporates it by reference in such filing.

Summary Compensation Table

        The following table sets forth certain summary information concerning compensation paid by SFI to (i) SFI's Chief Executive Officer, (ii) SFI's Chief Financial Officer and (iii) SFI's three most highly compensated executive officers other than the Chief Executive Officer for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Mark Shapiro	2008	1,327,162	3,000,000		1,576,958	1,298,603	51,582	7,254,305
President and Chief Executive Officer	2007	1,308,416	—		1,093,202	2,462,437	69,169	4,933,224
	2006	1,055,192	—		618,114	2,317,295	—	3,990,601
Jeffrey R. Speed	2008	747,462	750,000		247,111	339,033	19,705	2,103,311
Executive Vice President and	2007	722,788	320,000		543,376	530,113	77,117	2,193,394
Chief Financial Officer	2006	639,846	300,000		772,163	414,029	382,432	2,508,470
Louis S. Koskovolis	2008	650,000	450,000		—	171,379	12,008	1,283,387
Executive Vice President, Corporate	2007	650,000	250,000	(6)	—	275,652	11,880	1,187,532
Alliances	2006	612,500	250,000		—	491,332	—	1,353,832
Mark Quenzel	2008	500,000	500,000		62,320	182,633	28,365	1,273,318
Executive Vice President,	2007	500,000	165,000		228,072	289,144	10,440	1,192,656
Park Strategy & Management	2006	525,000	150,000		528,497	300,533	—	1,504,030
Andrew M. Schleimer	2008	500,000	400,000		62,766	143,411	11,360	1,117,537
Executive Vice President,	2007	500,000	110,000		230,007	235,917	10,440	1,086,364
Strategic Development & In-Park Services	2006	476,923	300,000		525,762	278,576	—	1,581,261

(1)
Pursuant to Mr. Shapiro's Old Agreement, he was entitled to receive a cash bonus in 2008 because actual Adjusted EBITDA for fiscal 2008 was in excess of 90% of budgeted Adjusted EBITDA. The Compensation Committee determined to pay Mr. Shapiro a bonus amount in excess of the maximum amount specified in his employment agreement based on the factors described under "Executive Compensation—Elements of Executive Compensation—Cash incentive Awards". However, in the event that Mr. Shapiro terminates his employment with SFI prior to November 15, 2009 (other than due to death or Disability or for Good Reason), or Mr. Shapiro's employment is terminated for Cause, Mr. Shapiro is required to pay SFI $1,215,750, which is the portion of the cash bonus in excess of the formulaic amount calculated in accordance with Mr. Shapiro's employment agreement.

  The amounts paid for each of the named executive officer other than Mr. Shapiro, in 2008, were based on a recommendation of the Chief Executive Officer and were approved by the Compensation Committee and the Board. In 2007, the cash bonuses paid to Messrs. Speed, Koskovolis and Schleimer were guaranteed by their respective Old Agreements. Unlike the other bonuses, the amounts paid to Mr. Quenzel in 2007 and 2008 were not dictated by his Old

  Agreement but were based on a recommendation of the Chief Executive Officer and was approved by the Compensation Committee and the Board. The amounts shown for 2006 include signing bonuses awarded to Mr. Koskovolis ($50,000) and Mr. Schleimer ($200,000).

(2)
The dollar amount represents the amount recognized for financial statement reporting purposes in accordance with SFAS 123(R). There were no options or shares of restricted stock granted in 2008. The weighted average grant date fair value for the shares granted in 2007 was $3.61 and the weighted average period over which that cost is expected to be recognized is 2.95 years. The weighted average grant date fair value for the shares granted in 2006 was $9.58 and the weighted average period over which that cost is expected to be recognized is 2.94 years. In reflecting the compensation cost of these awards, the assumptions used were the same as those reflected for the applicable years in Note 1(q) to SFI's consolidated financial statements included in SFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(3)
The equity awards granted in November 2007 related to 2007 performance. The equity awards granted in January 2007 related to 2006 performance.

(4)
The dollar amount represents the amount recognized for financial statement reporting purposes in accordance with SFAS 123(R). With the exception of options to purchase 475,000 shares granted to Mr. Shapiro in 2006 with a market-based condition, the estimated fair value of options was calculated using the Black-Scholes option pricing valuation model. For the options with a market condition, the estimated fair value was determined using the Monte Carlo option pricing valuation model. In reflecting the compensation cost of these awards, the assumptions used were the same as those reflected for the applicable years in Note 1(q) to SFI's consolidated financial statements included in SFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(5)
The following table sets forth the compensation elements of the "All Other Compensation" column:

Executive	Year	Company Contribution to 401(k) Plan ($)(a)	Automobile Allowance ($)(b)	Corporate Apartment ($)(c)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)		Relocation Allowance ($)
Mark Shapiro	2008	9,200	—	1,625	1,440	39,317	(d)	—
Jeffrey R. Speed	2008	9,200	6,000	1,625	2,880	—		—
Louis S. Koskovolis	2008	9,200	—	—	2,808	—		—
Mark Quenzel	2008	9,200	—	17,725	1,440	—		—
Andrew M. Schleimer	2008	9,200	—	—	2,160	—		—

    (a)
    SFI provides matching contributions of 100% of the first 3% and 50% of the next 2% of covered salary that employees contribute to the Six Flags, Inc. 401(k) Plan (subject to tax law limits).

    (b)
    Mr. Speed is entitled to a fixed automobile allowance pursuant to his employment agreement.

    (c)
    SFI leases a corporate apartment near its headquarters in New York City, which is generally available for use by employees of SFI who reside outside of New York City. The amount shown represents imputed income based on use of the apartment.

    (d)
    Pursuant to Mr. Shapiro's employment agreement, SFI provided Mr. Shapiro with a disability insurance policy that provides for full income replacement for the first 18 months of Mr. Shapiro's disability, after which time the standard disability benefit available to senior executives applies to Mr. Shapiro.

(6)
On March 11, 2008, Mr. Koskovolis was granted 156,251 shares of restricted stock in lieu of a cash bonus award for fiscal year 2007. Such shares of restricted stock vest as follows: 67,935 shares vested on March 11, 2008; 67,935 shares vested on April 7, 2008; and 20,381 shares will vest on March 11, 2011 if the Adjusted EBITDA of SFI for the year ended December 31, 2010 equals or exceeds a certain threshold. Adjusted EBITDA is defined as the amount shown as such in SFI's earnings release for the year ended December 31, 2010.

Description of Employment Agreements

        For a description of the New Agreements, see above under "The Restructuring Plan—Employment Agreements.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the total outstanding equity awards as of December 31, 2008 for each of the named executive officers:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciseable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expirat- ion Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Shapiro	1/11/06	285,000	190,000	475,000	(4)	9.21	1/11/16	250,000	77,500	—	—
	1/16/07	300,000	450,000	—		6.24	1/16/15	250,000	77,500	—	—
	11/13/07	100,000	150,000	—		2.17	11/13/17	500,000	155,000	—	—
Jeffrey R. Speed	2/14/06	90,000	60,000	—		10.27	2/14/16	100,000	31,000	—	—
	1/16/07	80,000	120,000	—		6.24	1/16/15	50,000	15,500	—	—
	11/13/07	120,000	180,000	—		2.17	11/13/17	50,000	15,500	—	—
Mark Quenzel	1/11/06	60,000	40,000	—		9.21	1/11/16	66,667	20,667	—	—
	1/16/07	40,000	60,000	—		6.24	1/16/15	—	—	—	—
	11/13/07	60,000	90,000	—		2.17	11/13/17	—	—	—	—
Louis S. Koskovolis	2/14/06	120,000	80,000	—		10.27	2/14/16	—	—	—	—
	1/16/07	10,000	15,000	—		6.24	1/16/15	—	—	—	—
	11/13/07	40,000	60,000	—		2.17	11/13/17	—	—	—	—
	3/11/08	—	—	—		—	—	20,381	6,318
Andrew M. Schleimer	1/18/06	60,000	40,000	—		10.16	1/18/16	66,667	20,667	—	—
	1/16/07	30,000	45,000	—		6.24	1/16/15	—	—	—	—
	11/13/07	40,000	60,000	—		2.17	11/13/17	—	—	—	—

(1)
The vesting dates for the stock options are as follows:

Name	Grant Date	Vesting Dates
Mark Shapiro	1/11/06	20% on date of grant and on each of 1/11/07, 1/11/08, 1/11/09 and 1/11/10
	1/16/07	20% on date of grant and on each of 1/16/08, 1/16/09, 1/16/10 and 1/16/11
	11/13/07	20% on date of grant and on each of 11/13/08, 11/13/09, 11/13/10 and 11/13/11
Jeffrey R. Speed	2/14/06	20% on date of grant and on each of 2/14/07, 2/14/08, 2/14/09 and 2/14/10
	1/16/07	20% on date of grant and on each of 1/16/08, 1/16/09, 1/16/10 and 1/16/11
	11/13/07	20% on date of grant and on each of 11/13/08, 11/13/09, 11/13/10 and 11/13/11
Mark Quenzel	1/11/06	20% on date of grant and on each of 1/11/07, 1/11/08, 1/11/09 and 1/11/10
	1/16/07	20% on date of grant and on each of 1/16/08, 1/16/09, 1/16/10 and 1/16/11
	11/13/07	20% on date of grant and on each of 11/13/08, 11/13/09, 11/13/10 and 11/13/11
Louis S. Koskovolis	2/14/06	20% on date of grant and on each of 2/14/07, 2/14/08, 2/14/09 and 2/14/10
	1/16/07	20% on date of grant and on each of 1/16/08, 1/16/09, 1/16/10 and 1/16/11
	11/13/07	20% on date of grant and on each of 11/13/08, 11/13/09, 11/13/10 and 11/13/11
Andrew M. Schleimer	1/18/06	20% on date of grant and on each of 1/18/07, 1/18/08, 1/18/09 and 1/18/10
	1/16/07	20% on date of grant and on each of 1/16/08, 1/16/09, 1/16/10 and 1/16/11
	11/13/07	20% on date of grant and on each of 11/13/08, 11/13/09, 11/13/10 and 11/13/11
(2)
The vesting dates for the shares of restricted stock are as follows:

Name	Grant Date	Vesting Dates
Mark Shapiro	1/11/06	50% on each of 1/11/10 and 1/11/11
	1/16/07	100% on 1/1/11
	11/13/07	166,666 on 1/1/10 and 333,334 on 1/1/11
Jeffrey R. Speed	2/14/06	Equal installments on each of 1/1/07, 1/1/10 and 1/1/11
	1/16/07	16,666 on 1/1/10 and 33,334 on 1/1/11
	11/13/07	16,666 on 1/1/10 and 33,334 on 1/1/11
Mark Quenzel	1/11/06	Equal installments on each of 1/1/07, 1/1/10 and 1/1/11
Louis S. Koskovolis	3/11/08	67,935 on 3/11/08, 67,935 on 4/1/08 and 20,381 on 3/1/11 (see Note 6 to Summary Compensation Table)
Andrew Schleimer	1/18/06	Equal installments on each of 1/1/07, 1/1/10 and 1/1/11
(3)
The market value is based on the closing price of the Common Stock on December 31, 2008 of $0.31 multiplied by the number of shares.

(4)
The stock options granted to Mr. Shapiro are subject to market-based vesting, pursuant to which, subject to Mr. Shapiro's continuing employment with SFI, (i) 237,500 stock options will vest when the price of Common Stock is at or above $12.00 per share for a period of 90 days, provided that such stock options may not be exercised prior to the second anniversary of the date of grant, and (ii) 237,500 stock options will vest when the stock price is at or above $15.00 per share for a period of 90 days, provided that such stock options may not be exercised prior to the third anniversary of the date of grant.

Option Exercises and Stock Vested

        The following table provides information regarding the number of shares of stock that vested during 2008 for each of the named executive officers and the resulting value realized. No stock option awards held by the named executive officers were exercised during 2008.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Shapiro	—	—
Jeffrey R. Speed	—	—
Mark Quenzel	—	—
Louis S. Koskovolis	135,870	237,773
Andrew M. Schleimer	—	—

Pension Benefits

        SFI's tax-qualified defined benefit pension plan known as the Six Flags, Inc. Pension Plan was "frozen" effective March 31, 2006, pursuant to which participants (excluding certain union employees) no longer continue to earn future pension benefits. None of the named executive officers participates in the plan.

Non-Qualified Deferred Compensation

        SFI does not offer non-qualified defined contribution or other deferred compensation plans to its executive officers.

Potential Payments Upon Termination

Description of Severance Provisions

        All of the named executive officers have provisions in their New Agreements providing for separation payments and benefits upon certain types of termination of employment. SFI does not provide for post-termination payments solely in the event of a change in control except in the case of Mr. Shapiro. The amounts shown and discussed in this section assume that a termination was effective as of December 31, 2008, unless otherwise indicated.

Payments Made Upon Death or Disability

        Upon a named executive officer's death or disability, other than with respect to Messrs. Shapiro and Speed, such executive (or his estate and/or beneficiaries) would be entitled to receive (i) unpaid base salary through the date of termination; (ii) any earned but unpaid bonus for the prior year; and (iii) any benefits due to such executive under any of SFI's employee benefit plans and any payments due to such executive under the terms of any SFI program, arrangement or agreement, excluding any severance program ((i), (ii) and (iii) collectively, the "Accrued Amounts"). All stock options and shares of restricted stock previously granted to such executive would also fully vest.

        In addition to the payments and acceleration of equity awards above, each of Messrs. Shapiro and Speed would also be entitled to receive any expenses owed to him by SFI. Further, Mr. Shapiro (or his estate and/or beneficiaries) would be entitled to receive a lump sum cash payment equal to his target bonus for the year of termination on a pro-rated basis.

Payments Made Upon Termination for Cause

        If SFI terminates a named executive officer for "cause," as defined below, such named executive officer would be entitled to receive the Accrued Amounts. Each of Messrs. Shapiro and Speed would also be entitled to receive any expenses owed to him by SFI. Any unvested options and/or shares of restricted stock previously granted to the executive but not yet vested would not be accelerated.

  "Cause" is defined under the employment agreements for Messrs. Koskovolis, Quenzel and Schleimer as follows:

  •
  executive's willful and continuing failure to substantially perform his duties;

  •
  executive's willful malfeasance or gross neglect in the performance of his duties;

  •
  executive's conviction of, or plea of guilty or nolo contendere to, the commission of a felony or a misdemeanor involving moral turpitude;

  •
  the commission by the executive of an act of fraud or embezzlement against SFI or any affiliate; or

  •
  executive's willful breach of any material provision of his employment agreement.

  "Cause" is defined under the employment agreements for Messrs. Shapiro and Speed as follows:

  •
  executive's willful and continuing failure to substantially perform his duties and such failure is not remedied within 15 days after his receipt of written notice from SFI;

  •
  executive's willful malfeasance or gross neglect in the performance of his duties (and with respect to Mr. Shapiro, such malfeasance or neglect results in material harm to SFI);

  •
  executive's conviction of, or plea of guilty or nolo contendere to, the commission of a felony or a misdemeanor involving moral turpitude;

  •
  the commission by the executive of an act of fraud or embezzlement against SFI or any affiliate; or

  •
  executive's willful breach of any material provision of his employment agreement and such failure is not remedied within 15 days after his receipt of written notice from SFI (and after the opportunity to appear before the Board, with respect to Mr. Shapiro only).

        No act or failure to act by a named executive officer will be considered to be "willful" unless done or omitted to be done by the executive in bad faith or without reasonable belief that the executive's action or omission was in the best interests of SFI.

Termination Without Cause or For Good Reason

        SFI may terminate a named executive officer's employment without cause and a named executive officer may terminate his employment for "good reason" (as defined below).

        In any such event, Messrs. Koskovolis, Quenzel and Schleimer would be entitled to receive (i) the Accrued Amounts; (ii) a lump sum cash severance payment equal to the unpaid balance of the executive's base salary would have been paid for the balance of the then current term of his New Agreement and the annual bonus received for the most recent completed fiscal year prior to termination, (iii) continued health plan coverage for a period of twelve months on the same basis as such coverage is made available to other executive officers; (iv) continued coverage for a period of twelve months under any Company life insurance plan in which the executive had been participating prior to the date of termination; and (v) full vesting of all stock options and shares of restricted stock previously granted to such executive, with all options remaining exercisable for their originally scheduled term.

        Mr. Shapiro would be entitled to receive his base salary and target bonus for the balance of the then current term except that (i) in no event may his lump sum cash severance payment be less than three times the sum of (a) his base salary and (b) his bonus for the immediately preceding fiscal year; (ii) Mr. Shapiro would be entitled to receive continued coverage under health plans, other welfare benefit plans, life insurance and disability insurance policies for thirty-six months and (iii) the vesting of Mr. Shapiro's equity awards would be accelerated, with all options remaining exercisable for their original term. Mr. Shapiro would also receive (i) a lump sum cash amount equal to his target bonus for the year of termination on a pro-rated basis and (ii) any expenses owed to him by SFI.

        Mr. Speed would be entitled to receive the same benefits as Mr. Shapiro except that (i) in no event may his lump sum cash severance payment be less than two times the sum of (a) his base salary and (b) his annual bonus and (ii) the vesting of Mr. Speed's equity awards would be accelerated, with all options remaining exercisable for their original term. Mr. Speed would also receive any expenses owed to him by SFI.

  "Good Reason" is defined under the employment agreements for Messrs. Speed, Koskovolis, Quenzel and Schleimer to mean the occurrence, without such executive's express written consent, of:

  •
  an adverse change in the executive's title (and with respect to Mr. Speed, a change in his duty to report directly to the Chief Executive Officer);

  •
  a diminution in the executive's employment duties, responsibilities or authority or the assignment to executive of duties that are materially inconsistent with his position;

  •
  any reduction in base salary (and with respect to Mr. Speed, any reduction in base salary or annual bonus to an amount less than any minimum amount agreed to in his employment agreement);

  •
  a relocation of executive's principal place of employment to a location outside of the New York area (and with respect to Mr. Speed, such relocation would unreasonably increase his commute); or

  •
  any breach by SFI of any material provision of the executive's employment agreement which is not cured within 15 days after written notice is received from executive.

  "Good Reason" is defined under the employment agreement for Mr. Shapiro to mean the occurrence, without such executive's express written consent, of:

  •
  an adverse change in the executive's title or a change in his duty to report directly to the Board with respect to Mr. Shapiro;

  •
  a diminution in the executive's employment duties, responsibilities or authority or the assignment to executive of duties that are materially inconsistent with his position;

  •
  any reduction in base salary, maximum bonus or target bonus set forth in his employment agreement;

  •
  a relocation of executive's principal place of employment to a location outside of the New York area that would unreasonably increase his commute;

  •
  at any time during the term of his employment agreement, the failure to be nominated for election as a director of SFI or the his removal from the Board other than for cause; or

  •
  any willful breach by SFI of any material provision of the executive's employment agreement which is not cured within 15 days after written notice is received from executive.

        If Mr. Shapiro terminates his employment without "good reason" during the 90 day period following a "significant change in board composition" (i.e., the directors of SFI cease to hold a majority of seats on the Board, plus two additional Board seats), in addition to a pro-rated target bonus, Mr. Shapiro will be entitled to one-half of the severance payments and benefits that he would receive upon a termination without "cause" (as specified above) and full vesting of one-half of all unvested options and shares of restricted stock previously granted to him. If Mr. Shapiro terminates his employment without "good reason" during the 90 day period following a "change in control," in addition to a pro-rated target bonus, Mr. Shapiro will be entitled to the severance payments and benefits that he would receive upon a termination without "cause" (as specified above). In addition, upon a "change in control" all of Mr. Shapiro's outstanding stock options and restricted stock fully vest (with continued exercisability of such stock options for the balance of their terms, subject to certain limits).

        In order to receive the post-employment payments described above, the named executive officers must agree to provisions regarding confidentiality, return of information, noncompetition (one year) and nonsolicitation of any of SFI's employees, consultants or independent contractors (one year). In addition, in order to receive payments in connection with a termination without cause or for good reason, the named executive must execute a waiver and release of any and all claims with respect to SFI.

        Upon a change of control, the Shapiro Employment Agreement provides that all previously granted stock options and shares of restricted stock will vest.

Potential Payments Upon Termination of Employment or Change in Control

        The table below illustrates payments that would be made to a named executive officer if his employment terminates due to a termination for death or disability, for cause, without cause or for good reason. The table only details additional incremental payments that would be owed by SFI to the executive beyond what the named executive officer has already earned.

	Cash Severance Payments		Early Vesting of Restricted Stock(1)	Early Vesting of Stock Options(2)	Continuation of Medical, Dental and Life Insurance
Mark Shapiro
Death or Disability	—		$310,000	—	—
For Cause	—		—	—	—
Without Cause or for Good Reason	$12,900,000		$310,000	—	$21,147
Change in Control(3)		(4)	$310,000	—	—
Jeffrey R. Speed
Death or Disability	—		$62,000	—	—
For Cause	—		—	—	—
Without Cause or for Good Reason	$6,200,000		$62,000	—	$15,538
Louis Koskovolis
Death or Disability	—		$6,318	—	—
For Cause	—		—	—	—
Without Cause or for Good Reason	$4,400,000		$6,318	—	$15,457
Mark Quenzel
Death or Disability	—		$20,667	—	—
For Cause	—		—	—	—
Without Cause or for Good Reason	$4,000,000		$20,667	—	$14,008
Andrew M. Schleimer
Death or Disability	—		$20,667	—	—
For Cause	—		—	—	—
Without Cause or for Good Reason	$3,600,000		$20,667	—	$8,475

(1)
Awards of restricted stock would vest. The value of such awards on December 31, 2008 is shown at $0.31 per share.

(2)
All stock options would vest. The intrinsic value of the unexercisable options as of December 31, 2008 was $0 because the exercise price of each option was higher than the stock price of $0.31.

(3)
None of the other named executive officers receive any benefit upon a change in control.

(4)
If, during the 90-day period following a change in control, Mr. Shapiro voluntarily terminates his employment with SFI without Good Reason, he will be entitled to receive 100% of the cash severance payments and benefits provided payable upon a termination without Cause or for Good Reason. If, during the 90-day period following a significant change in Board composition (the current directors cease to constitute a majority of the then Board plus two additional Board memberships), Mr. Shapiro voluntarily terminates his employment with SFI without Good Reason, he will be entitled to receive 50% of the cash severance payments and benefits provided payable upon a termination without Cause or for Good Reason.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures Regarding Transactions with Related Persons

        The Nominating and Corporate Governance Committee has adopted a written policy relating to its review and approval of transactions with related persons in which the amount involved exceeds $120,000. A "related person" includes any director or executive officer of SFI, any person who is the beneficial owner of more than 5% of Common Stock, an immediate family member of any of the foregoing persons and any firm, corporation or other entity controlled by any of the foregoing persons. The Nominating and Corporate Governance Committee reviews and approves all related person transactions in which the amount involved exceeds $120,000. At times, it may be advisable to initiate a transaction before the Nominating and Corporate Governance Committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, the Nominating and Corporate Governance Committee must ratify the related person transaction at its next regularly scheduled meeting or the transaction must be rescinded. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable and on terms no less favorable to SFI than could be obtained in a comparable arm's length transaction with an unrelated third party.

Transactions with Related Persons

        During 2008, the following transactions were subject to SFI's related party transactions policy and applicable SEC regulations:

        SFI owns a minority interest in a venture that owns dcp. SFI invested approximately $39.7 million in the venture and uses the dcp library, which includes the Golden Globes, the American Music Awards, the Academy of Country Music Awards, So You Think You Can Dance, American Bandstand and Dick Clark's New Year's Rockin' Eve, to provide additional product offerings in its parks. Red Zone Capital Partners II, L.P. ("RZCP"), a private equity fund managed by Daniel M. Snyder and Dwight C. Schar, both members of the Board, is the majority owner of the parent of dcp.

        SFI is party to a marketing alliance and sponsorship agreement with Johnny Rockets Group, Inc., a restaurant chain. As part of the agreement, Johnny Rockets pays to SFI an annual sponsorship fee and SFI operates Johnny Rockets locations throughout its parks. In addition to an annual sponsorship fee, SFI receives 95% of the gross sales generated by the Johnny Rockets restaurants at SFI's parks. Johnny Rockets is owned by RZCP.

        SFI made a one-time payment in the amount of approximately $350,000 to RedZone Capital Management Company, LLC ("RZCM") for the expenses incurred by it in connection with its role in introducing a third party entity to SFI and in assisting SFI in negotiating an agreement with that party for exclusivity in the potential development of certain international theme parks. Messrs. Snyder and Schar are Managing Members of RZCM.

        SFI made payments to RZCM in the amount of approximately $175,000 for use of RZCM's corporate plane. SFI's use of the plane is made pursuant to a Federal Aviation Administration standard form plane sharing agreement with RZCM. The agreement sets forth compensation to RZCM for use of the plane in accordance with standard amounts required by the Federal Aviation Administration. Messrs. Snyder and Schar are Managing Members of RZCM.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires SFI's officers and directors and persons who own more than ten percent of Common Stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC rules and regulations to furnish SFI with copies of all such forms they file.

        During 2008, to SFI's knowledge, based solely on SFI's review of the copies of such forms received by SFI and written representations from certain reporting persons that no additional forms were required for those persons, all the required reports were filed on a timely basis by officers, directors, and greater than ten percent beneficial owners except a Form 4 filed by Walter Hawrylak, which covered two transactions.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        To be voted upon only by holders of Common Stock (and not by holders of Convertible Preferred Stock or PIERS):

        KPMG LLP ("KPMG"), SFI's independent registered public accounting firm, audited SFI's consolidated financial statements for the fiscal year ended December 31, 2008.

        The Audit Committee has appointed KPMG as SFI's independent registered public accounting firm for the fiscal year ending December 31, 2009. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee's appointment of KPMG. The ratification of the appointment of KPMG as SFI's independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock represented at the Meeting. If this proposal is not approved at the Meeting, the Audit Committee may reconsider its selection.

        A representative of KPMG is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

Audit, Audit-Related and Tax Fees

        The following table presents fees for professional services rendered by KPMG for the audit of SFI's annual financial statements for the years ended December 31, 2008 and 2007 and fees billed for audit-related services, tax services and all other services rendered by KPMG for those years. The amount shown for Audit Fees for 2008 and 2007 includes the audit of the effectiveness of SFI's internal controls over financial reporting.

	2008	2007
Audit Fees(1)	$1,348,000	$1,413,000
Audit-Related Fees	—	—
Tax Compliance and Consulting(2)	$53,000	$472,000

    (1)
    The amount for 2008 and 2007 includes fees associated with registration statements and offerings. In 2007 and 2008, foreign statutory audit fees were converted into US dollars using exchange rates as of December 31, 2007 and December 31, 2008, respectively.

    (2)
    Tax fees for 2008 consisted primarily of fees for foreign tax compliance and consulting services as we no longer use KPMG to complete our domestic tax compliance. Tax fees for 2007 consisted of fees for domestic and foreign tax compliance and consulting services. No such services were provided to any of SFI's employees. In 2007 and 2008, foreign tax compliance and consulting services fees were converted into US dollars using exchange rates as of December 31, 2007 and December 31, 2008, respectively.

Pre-Approved Services

        All audit, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's policy provides for pre-approval of audit, audit-related and internal control-related services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the Common Stock represented at the Meeting and entitled to vote.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3—AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO EFFECT A
REVERSE STOCK SPLIT OF 1-FOR-100

        To be voted upon only by holders of Common Stock (and not by holders of Convertible Preferred Stock or PIERS):

General

        The Board has approved and adopted resolutions declaring advisable and in the best interests of stockholders an amendment to our Certificate of Incorporation to effect a reverse split of our Common Stock, defined above as the "Reverse Split." The form of the proposed amendment to our Certificate of Incorporation is attached to this Proxy Statement as Annex A and is incorporated herein by reference (the "Reverse Split Amendment"). Pursuant to the Reverse Split Amendment, each outstanding 100 shares of Common Stock would be combined into and become one share of Common Stock. To avoid the existence of fractional shares of our Common Stock, stockholders who would otherwise be entitled to receive fractional shares of our Common Stock as a result of the Reverse Split will receive a cash payment in lieu of fractional shares.

        The Board will determine the actual timing for the filing of the Reverse Split Amendment to effect the Reverse Split with the Secretary of State of the State of Delaware after the Meeting. We currently anticipate that, if the Reverse Split Amendment is approved by stockholders at the Meeting, we will file the Reverse Split Amendment if and when we consummate the Restructuring Plan. The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to abandon the Reverse Split Amendment and not proceed with the filing of the Reverse Split Amendment to effect the Reverse Split with the Secretary of State of the State of Delaware if the Board determines that the Reverse Split is no longer in the best interests of SFI and its stockholders. The Board also reserves the right, and may determine, to implement the Reverse Split even if we do not consummate the Restructuring Plan, in which case SFI would also implement the proposal to decrease the number of our authorized shares of Common Stock as described in Proposal 4.

Purpose of the Reverse Split Amendment

        SFI's primary reason for the Reverse Split Amendment is to reduce the large number of shares of Common Stock that would otherwise be issued and outstanding upon the consummation of the Exchange Offers and the conversion of the PIERS into shares of Common Stock, as contemplated in the Restructuring Plan.

        In addition, to the extent there is trading in our Common Stock, the Reverse Split may increase the per share trading price of our Common Stock so as to:

  •
  allow us to list our shares on a national securities exchange;

  •
  broaden the pool of investors that are interested in investing in SFI by attracting new investors who would prefer not to invest in shares that trade at low share prices; and

  •
  make our Common Stock a more attractive investment to institutional investors.

        Because an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, it may increase the liquidity of our Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts for retail investors.

        If the Reverse Split is implemented in connection with the Restructuring Plan, the nominal price level of our Common Stock after consummation of the Restructuring Plan is expected to be higher than it would be if the Reverse Split were not implemented. We cannot predict, however, the precise effect of the Reverse Split upon the market price for the Common Stock, especially in light of the fact that we cannot discern how consummation of the proposed Restructuring Plan would impact the trading of the Common Stock. The market price per share of Common Stock after the Reverse Split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Split. Any increase in the market price of our Common Stock as a result of the Reverse Split may not be permanent, as the market price of our Common Stock over time will be influenced by a number of factors, including our operating performance, prospects, the economic climate, the trading price of other companies in our industry and the securities markets generally, our debt level and other factors that are unrelated to the number of shares of Common Stock outstanding.

Principal Effects of the Reverse Split Amendment

  General

        SFI's Common Stock traded on the NYSE under the symbol "SIX" through April 17, 2009, when it was delisted from the NYSE due to its failure to meet the NYSE's continued quantitative listing criteria. The last trading price of the Common Stock on the NYSE was $0.13 on April 17, 2009. The Common Stock has traded in the over-the-counter market since April 20, 2009. The last quotation of the Common Stock in the over-the-counter market was $0.17 on April 23, 2009.

        As of the record date, we had issued and outstanding                    shares of Common Stock and 210,000,000 shares of Common Stock authorized. As of March 1, 2009, assuming consummation of the Restructuring Plan, we would have had 1,955,509,760 shares of Common Stock outstanding if SFI did not effectuate the Reverse Split (assuming 100% participation in the Exchange Offers and not taking into account the payment of cash in lieu of fractional shares). After taking into account the Reverse Split, as of March 1, 2009, assuming consummation of the Restructuring Plan, SFI would have had 19,555,099 shares of Common Stock outstanding upon the consummation of the Restructuring Plan (assuming 100% participation in the Exchange Offers and not taking into account the payment of cash in lieu of fractional shares), and as of March 1, 2009, SFI would have had approximately 977,755 shares of Common Stock outstanding assuming the Reverse had been implemented and the rest of the Restructuring Plan had not been implemented. In addition, assuming stockholder approval of the decrease in authorized shares set forth in Proposal 4, there will be only 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock authorized upon consummation of the Restructuring Plan, resulting in approximately 30,444,902 shares of Common Stock and 5,000,000 shares of preferred stock available for issuance upon consummation of the Restructuring Plan, as compared to approximately 112,224,512 shares of Common Stock and 4,675,000 shares of preferred stock actually available for issuance as of March 1, 2009.

        The Reverse Split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

  Number of Shares of Common Stock and Corporate Matters

        If approved and implemented, the Reverse Split Amendment would have the following effects on the number of shares of Common Stock:

  •
  each 100 shares of our Common Stock owned by a stockholder immediately prior to the Reverse Split would become one share of Common Stock after the Reverse Split;

  •
  all outstanding but unexercised options entitling the holders thereof to purchase shares of our Common Stock will enable such holders to purchase, upon exercise of their options, one-hundredth (1/100th) of the number of shares of our Common Stock that such holders would have been able to purchase upon exercise of their options immediately preceding the Reverse Split, at an exercise price equal to 100 times the exercise price specified before the Reverse Split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the Reverse Split; and

  •
  the number of shares of our Common Stock reserved for issuance under our equity incentive plans will be reduced to one-hundredth (1/100th) of the number of shares currently included in such plans.

        The Reverse Split will affect all of our stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible changes due to the treatment of fractional share interests resulting from the Reverse Split. As described below, stockholders holding fractional share interests will be entitled to cash payments in lieu of receiving fractional shares. Common stock issued and outstanding pursuant to the Reverse Split will remain fully paid and non-assessable. As discussed elsewhere in this Proxy Statement, the relative rights of stockholders will be affected to the extent the Restructuring Plan is consummated.

Cash Payment in Lieu of Fractional Shares

        SFI will not issue fractional certificates for post-Reverse Split shares in connection with the Reverse Split. Instead, SFI's transfer agent will aggregate all fractional shares otherwise issuable and sell them as soon as practicable after the effective time of the Reverse Split at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. SFI expects that it may take several days for its transfer agent to sell all of the aggregated fractional shares of Common Stock. After the completion of such sale, stockholders otherwise entitled to receive a fractional share will receive a cash payment from our transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale. The proceeds of such sale will be subject to federal income tax, as described further below in "—Federal Income Tax Consequences of the Proposed Reverse Stock Split". In addition, such stockholders will not be entitled to receive interest for the period of time between the effective time of the Reverse Split and the date they receive payment in lieu of fractional shares.

        The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Accounting Matters

        The Reverse Split will not affect total stockholders' deficit on our balance sheet. However, because the par value of our Common Stock will remain unchanged, the components that make up total stockholders' deficit will change by offsetting amounts. As a result of the Reverse Split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to one-hundredth (1/100th) of its present amount, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. Our per share net loss and our net book value per share of our Common Stock will be increased as a result of the Reverse Split because there will be fewer shares of our Common Stock outstanding. Prior periods' per share amounts will be restated to reflect the Reverse Split.

Procedure for Effecting Reverse Split Amendment and Exchange of Stock Certificates

        If our stockholders approve the Reverse Split Amendment and the Board determines that the Reverse Split, at a ratio of 1-for-100, continues to be in the best interests of SFI and its stockholders, we will file the Reverse Split Amendment effecting the Reverse Split with the Secretary of State of the State of Delaware. The Reverse Split will become effective as of 5:00 p.m. eastern time on the date of filing, which time on such date will be referred to as the "effective time." Except as described above under "—Cash Payment in Lieu of Fractional Shares," at the effective time, each 100 shares of Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be reclassified and combined into and become one share of Common Stock and each certificate which, immediately prior to the effective time represented pre-Reverse Split shares, will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.

        SFI's transfer agent, The Bank of New York Mellon, will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the "exchange agent." As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-Reverse Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

        Under the General Corporation Law of the State of Delaware, stockholders will not be entitled to exercise appraisal rights in connection with the Reverse Split, and SFI will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Proposed Reverse Stock Split

        The following is a summary of certain U.S. federal income tax consequences relating to the Reverse Split based on the provisions of the Code, Treasury Regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

        For purposes of this summary, a "U.S. holder" means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the U.S., (ii) a corporation formed under the laws of the U.S., any state of the U.S., or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the primary supervision of a court within the U.S. and which has one or more U.S. persons with authority to control all of its substantial decisions, or (b) which has a valid election in effect to be treated as a U.S. person. A "non-U.S. holder" means any stockholder who is not a U.S. holder.

        This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as:

  •
  partnerships;

  •
  financial institutions;

  •
  insurance companies;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  grantor trusts;

  •
  tax-exempt organizations;

  •
  dealers or traders in securities or currencies;

  •
  stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

  •
  stockholders who actually or constructively own 5 percent or more of SFI's voting stock;

  •
  a non-U.S. holder who is a U.S. expatriate, "controlled foreign corporation" or "passive foreign investment company";

  •
  stockholders who acquired Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

        Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the Reverse Split. Except where noted, this summary deals only with a stockholder who holds Common Stock as a capital asset.

        If a partnership (or an entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

        Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the Reverse Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

        To ensure compliance with Treasury Department Circular 230, each holder is hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in the Proxy Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) such discussion is written in connection with the promotion and marketing by SFI of the transactions or matters addressed herein; and (c) each such holder should seek advice based on the holder's particular circumstances from an independent tax advisor.

        U.S. Holders.    Generally, a reverse stock split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes, except to the extent of cash received instead of a fractional share. The aggregate adjusted basis of the new shares of Common Stock will be the same as the aggregate adjusted basis of the Common Stock exchanged for such new shares, reduced by the amount of the adjusted basis of any Common Stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The holding period of the new, Post-Reverse split shares of the Common Stock will include a U.S. holder's holding periods for the pre-Reverse Split shares, assuming the shares of Common Stock are held as a capital asset. A stockholder who receives cash instead of a fractional share of new Common Stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of old Common Stock allocated to the fractional share. If the shares of old Common Stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short-term if the pre-Reverse Split shares were held for one year or less and long-term if held more than one year. The deductibility of capital losses is limited.

        Non U.S. Holders.    A non-U.S. holder of our Common Stock generally will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received instead of a fractional share in connection with the reverse stock split; provided, however, that gain will be subject to tax if (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) the gain is recognized by a non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the reverse stock split and certain other conditions are met, or (iii) SFI is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" does not apply to a Non-U.S. holder whose holdings, actual and constructive of Common Stock at all times during the applicable period, amount to 5% or less of such class, provided that such class of stock is regularly traded on an established securities market (including certain over the counter markets). The applicable period is the shorter of (i) the non-U.S. holder's holding period for our Common Stock, and (ii) the five-year period ending on the date of the reverse stock split. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We have not made a determination as to whether we have been, are, or are likely to become a "U.S. real property holding corporation" for U.S. federal income tax purposes and, therefore, a non-U.S. holder should consult its U.S. tax advisor to determine the U.S. federal income tax consequences in light of its particular circumstances.

Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 3.

PROPOSAL 4—APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO DECREASE NUMBER OF AUTHORIZED SHARES

        To be voted upon only by holders of Common Stock (and not by holders of Convertible Preferred Stock or PIERS):

        The Board has declared advisable, subject to stockholder approval, an amendment to the Certificate of Incorporation to decrease the number of authorized shares from 215,000,000 to 55,000,000 and to decrease the number of authorized shares of Common Stock from 210,000,000 to 50,000,000 (the "Decreased Authorized Common Amendment").

Background of Proposal to Decrease Authorized Shares of Common Stock

        Under Delaware law, SFI may only issue shares of Common Stock or preferred stock to the extent such shares have been authorized for issuance under the Certificate of Incorporation. The Certificate of Incorporation currently authorizes the issuance of up to 210,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.

        As of March 2009, SFI had the following shares of Common Stock issued and outstanding or reserved for issuance as follows (numbers in parenthesis assume consummation of the Restructuring Plan, including the Reverse Split, but exclude any equity awards that may be granted in connection with the Restructuring Plan):

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  97,775,488 (19,555,098) shares of Common Stock issued and outstanding;

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  6,660,000 (66,660) shares of Common Stock issuable upon the exercise of options held by management and directors under SFI's stock option and incentive plans;

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  3,676,000 (37,000) shares of Common Stock available for issuance under SFI's stock option and incentive plans; and

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  11,500,000 (0) shares of Common Stock issuable upon conversion of the PIERS into Common Stock.

Purpose and Effect of the Proposal to Decrease Number of Authorized Shares of Common Stock

        The principal purpose of the proposed Decreased Authorized Common Amendment is to bring the ratio of outstanding Common Stock to authorized Common Stock upon consummation of the Reverse Split more in line with our expected needs to issue additional shares of Common Stock. Assuming this proposal and Proposal 3 (the Reverse Split) are approved by stockholders and the Restructuring Plan is consummated, we expect to have approximately 30,444,902 million shares of Common Stock available for future issuance after consummation of the Restructuring Plan (not taking into account the Equity Incentive Plan). As of March 1, 2009, we had approximately 112,224,512 shares of Common Stock available for issuance. Accordingly, approval of the Decreased Authorized Common Amendment will decrease our ability to issue additional shares of Common Stock in the future, which may impede our ability to use our Common Stock for various purposes, including, without limitation, providing equity incentives to employees, consultants, officers and directors, as well as issuing stock dividends to existing stockholders, raising capital, establishing certain strategic relationships with other companies and expanding our business through acquisitions of other businesses. SFI does not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of its Common Stock, except in connection with consummation of the Restructuring Plan, our existing stock option and incentive plans and employment agreements.

Text of the Proposed Decreased Authorized Common Amendment

        If this proposal is approved by the stockholders, the first paragraph of Article IV of the Certificate of Incorporation will be amended to read in its entirety as follows:

        "The total number of shares of stock which the Corporation shall have authority to issue is 55,000,000 shares, of which 5,000,000 shares shall be Preferred Stock with a par value of $1.00 per share and 50,000,000 shares shall be Common Stock with a par value of $0.025 per share."

Procedure for Effecting the Decreased Authorized Common Amendment

        If approved, the Decreased Authorized Common Amendment will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. SFI expects to file the Decreased Authorized Common Amendment with the Secretary of State of the State of Delaware upon consummation of the Restructuring Plan. However, the Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to abandon the Decreased Authorized Common Amendment and not proceed with the filing of Decreased Authorized Common Amendment with the Secretary of State of the State of Delaware if the Board determines that decreasing the number of shares of authorized Common Stock is no longer in the best interests of SFI and its stockholders. The Board may determine to implement the Decreased Authorized Common Amendment even if the Restructuring Plan will not be consummated, in which case SFI would also implement the Reverse Split as described in Proposal 3. The Board also reserves the right, and may determine, to implement the Decreased Authorized Common Amendment even if we do not consummate the Restructuring Plan.

Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 4.

PROPOSAL 5—APPROVAL OF THE 2009 STOCK OPTION AND INCENTIVE PLAN

        To be voted upon only by holders of Common Stock (and not by holders of Convertible Preferred Stock or PIERS):

        The Board adopted the Six Flags, Inc. 2009 Stock Option and Incentive plan, defined above as the "Equity Incentive Plan", on            , 2009. The Equity Incentive Plan is subject to stockholder approval at the Meeting. Below is a summary of the principal provisions of the Equity Incentive Plan and its operation. A copy of the Equity Incentive Plan is set forth in full in Annex B to this Proxy Statement, and the following description of the Equity Incentive Plan is qualified in its entirety by reference to Annex B. The Equity Incentive Plan is intended to help SFI attract, retain and motivate key employees of SFI and its subsidiaries and to attract and retain highly qualified candidates to serve on the Board.

Background

        Subject to stockholder approval, the Board has adopted the Equity Incentive Plan and is proposing that the Equity Incentive Plan be approved by SFI's stockholders at the Meeting to enable SFI to design appropriate awards and incentives. The Equity Incentive Plan provides for grants of options to purchase Common Stock that are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code; grants of options to purchase Common Stock that will not so qualify ("Non-Qualified Options"); grants of stock appreciation rights ("SARs"); and grants of sales of Common Stock at incentive prices ("Incentive Stock Awards").

Grants Under Existing Plans

        As of the date of this Proxy Statement, there are        shares of restricted stock outstanding on the date of this Proxy Statement and options to purchase        shares of Common Stock outstanding under SFI's existing stock option and incentive plans. These options have a weighted average exercise price of $        and a weighted average term to expiration of        years. As of the date of this Proxy Statement, there are approximately        shares available for grant under all existing plans.

Grants Pursuant to the Equity Incentive Plan

        The Equity Incentive Plan will reserve 2,666,604 shares of Common Stock for future awards to key employees of SFI and its subsidiaries and for issuance to non-employee directors of SFI. It is presently expected that options granted under the Equity Incentive Plan generally will have a term of ten years and will become exercisable 20% upon grant and 20% per year in each of the next 4 years.

Background of Stockholder Approval Requirement

        Stockholder approval of the Equity Incentive Plan is required in order for options granted under the Equity Incentive Plan to qualify as ISOs under Code Section 422. The Equity Incentive Plan that is to be approved by stockholders must designate the aggregate number of shares that may be issued under the Equity Incentive Plan and the class of employees eligible to receive options under the Equity Incentive Plan. Stockholder approval must be obtained within twelve months before or after adoption of the Equity Incentive Plan by the Board. Stockholder approval is also needed in order for Non-Qualified Options granted under the Equity Incentive Plan to satisfy the requirements for "qualified performance-based compensation" under Code Section 162(m) (described below).

        Stockholder approval of the Equity Incentive Plan will also enable SFI to make awards that qualify as performance-based compensation that is exempt from the deduction limitation set forth under Code Section 162(m). Subject to certain exceptions, Code Section 162(m) generally limits the corporate income tax deductions to $1,000,000 annually for compensation paid to each of the Chief Executive Officer and the other three highest paid executive officers of SFI other than the Chief Financial Officer.

        If the Plan is approved by the stockholders, the Board intends to cause the shares of Common Stock that will become available for issuance to be registered on a Form S-8 registration statement to be filed with the SEC at SFI's expense.

Summary of the Plan

        The following summary is not intended to be complete and reference should be made to Annex B for a complete statement of the terms and provisions of the Equity Incentive Plan.

        Purpose.    The purpose of the Plan is to attract, retain and motivate key employees of SFI and to attract and retain highly qualified candidates to serve on the Board (referred to collectively as "Eligible Persons").

        Eligibility.    The Committee may grant options that are intended to qualify as ISOs only to employees (including, but not limited to, officers and directors who are employees) of SFI and its subsidiaries, and may grant all other Awards to Eligible Persons. The Equity Incentive Plan and the discussion below use the term "Participant" to refer to an Eligible Person who has received an Award.

        Shares Available.    The Equity Incentive Plan provides that no more than 2,666,604 shares (assuming consummation of the Restructuring Plan and the Reverse Split) and        shares (assuming consummation of the Reverse Split, but not the Restructuring Plan) of Common Stock may be issued pursuant to Awards under the Equity Incentive Plan. These shares shall be authorized but unissued shares, shares held in the treasury or outstanding shares purchased from their owners on the market or otherwise. The number of shares available for Awards and the terms of outstanding Awards are subject to adjustment, as provided in the Plan, for stock splits, reorganizations or recapitalizations. If a SAR is exercised, the entire number of shares subject to the underlying SAR will count toward the maximum number of shares under the Equity Incentive Plan. Shares of Common Stock that are subject to any Award that is forfeited, terminated or cancelled will again be available for grants under the Equity Incentive Plan and will not count toward the maximum number of shares issuable under the Equity Incentive Plan. Awards settled in cash will not count against the maximum number of shares issuable under the Equity Incentive Plan.

        No Eligible Person may be granted, during any calendar year, options or SARs with respect to more than            shares of Common Stock under the Plan in the aggregate. In addition, no Eligible Person may be granted or sold shares of Common Stock, whether or not subject to performance goals (described below), for more than            shares, as adjusted on account of certain events, such as a stock split, reorganization or recapitalization.

        Administration.    The Equity Incentive Plan will be administered by the Compensation Committee or such other committee designated by the Board (the "Committee"). The Committee will be appointed by the Board and, pursuant to Rule 16b-3 of the Exchange Act, the Committee is to consist of two or more Directors who are disinterested within the meaning of Rule 16b-3. With respect to decisions involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee is to consist at all times of at least two "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3).

        Subject to the terms of the Plan, the Committee has express authority to interpret the Equity Incentive Plan, adopt and amend rules and regulations relating to the Equity Incentive Plan, and determine the recipients, form, and terms of options, SARs, and Incentive Stock Awards granted under the Plan. All options, SARs, and Incentive Stock Awards will be evidenced by a written agreement (an "Award Agreement.")

        Performance Goals.    The Plan permits the Committee to establish Performance Goals for shares of Common Stock granted or sold under the Equity Incentive Plan. Performance goals may be described in terms of either Company-wide objectives or departmental or individual objectives and will be based on one or more of the following criteria: earnings before interest, taxes, depreciation and amortization; net income; pretax earnings; operating income; pro forma net income; appreciation in value of shares; total stockholder return; earnings per share; return on equity; return on designated assets; return on capital; economic value added; revenues (including net revenue per capita and sponsorship revenues); expenses; operating cash flow; free cash flow; cash flow return on investment; operating margin or net profit margin; attendance; any adjustments or modifications to such criteria as the Committee may determine; or any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Committee. The Committee may modify the Performance Goals or related targets to take into account changed circumstance, except in the case of a "covered employee" (within the meaning of Code Section 162(m), where such action would result in the loss of the otherwise available exemption under Code Section 162(m).

        Term of the Plan.    The Equity Incentive Plan will terminate automatically and no options, SARs or Incentive Stock Awards may be granted after ten years have elapsed from the earlier of the date the Equity Incentive Plan was approved by the Board or the effective date of the Equity Incentive Plan. The Equity Incentive Plan may be terminated at any prior time by the Board. Termination of the Equity Incentive Plan will not affect options, SARs or Incentive Stock Awards that were granted prior to termination.

        Options.    Options granted under the Equity Incentive Plan provide Participants with the right to purchase shares of Common Stock at a predetermined exercise price. The Committee may grant options that are intended to qualify as ISOs or options that are not intended to so qualify (Non-Qualified Options). ISO treatment is not available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceeds $100,000 (based upon the fair market value of the shares of Common Stock on the option grant date).

        Exercise Price of Options.    SFI will receive no monetary consideration for the grant of options under the Equity Incentive Plan. In the case of an ISO or a Non-Qualified Option, the exercise price shall not be less than 100% of the fair market value on the grant date of the shares of Common Stock subject to the Award (110% of fair market value for ISOs granted to employees who, at the time of grant, own more than 10% of SFI's outstanding shares of Common Stock). The exercise price of a Non-Qualified Option shall be determined by the Committee, but shall not be less than the fair market value of the underlying Common Stock on the date the option is granted. The exercise price of options will be adjusted in certain events, such as a stock split, reorganization or recapitalization.

        Payment Upon Exercise of Options.    Payment for shares purchased by exercising an option must be made in cash, or, if the individual Option Award Agreement so provides, by surrender of all or part of the option in exchange for a number of shares of Common Stock having a total fair market value on the date of surrender equal to the difference between (i) the fair market value of the shares that could be acquired by exercising the portion of the option that is surrendered and (ii) the exercise price that would be paid to SFI on a cash exercise price of that portion of the option. If an individual Option Award Agreement so provides, payment of the exercise price also may be made by delivery of Common Stock having a fair market value equal to the exercise price.

        Term of Options.    The Committee will determine the term of options granted under the Equity Incentive Plan, which cannot exceed ten years from the date of grant. Options granted under the Equity Incentive Plan generally will have a term of eight to ten years from the date of grant.

        Termination of Employment or Other Service.    Option Award Agreements generally will provide that Options will be forfeited upon termination of employment or service as a director except that (i) in the case of involuntary termination without cause, Options will be exercisable for three months after termination to the same extent they were exercisable prior to termination, (ii) in the case of termination due to disability, Options will be exercisable for one year after termination to the same extent they were exercisable prior to termination and (iii) in the case of death (including death during the three month period referred to in (i) or the one-year period referred to in (ii)), Options will be exercisable for one year after death to the same extent they were exercisable on the date of death. After the death of an optionee, the Option will be exercisable by the legal representative of the optionee or by the person that acquired the Option by reason of the death of the optionee. Option Award Agreements may provide for the Options to fully vest in the event of termination due to disability or death or termination without cause or for good reason.

        Non-Transferability of Options.    Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or the laws of descent and distribution or as otherwise permitted in the Equity Incentive Plan and provided for in the Option Award Agreement. Option Award Agreements may allow ISOs to be transferred to a trust if, under Code Section 671 and applicable state law, the optionee is considered the sole beneficial owner of the Option while it is held in trust. To the extent the Committee permits lifetime transfers in the form of Non-Qualified Options, the Option Award Agreement may also permit the optionee to transfer the option to the optionee's immediate family members, trusts for their exclusive benefit or partnerships of which the optionee or such family members are the only partners.

        The disposition of shares acquired pursuant to the exercise of an Option will be subject to any applicable restrictions on transferability imposed by SEC regulations and, in the case of an ISO, the restrictions described below under "—Certain Federal Income Tax Consequences."

        SARs.    A stock appreciation right generally permits a Participant who receives it to receive, upon exercise, cash and/or shares of Common Stock equal in value to an amount determined by multiplying (a) the excess of the fair market value, on the date of exercise, of the shares of Common Stock with respect to which the SAR is being exercised, over the exercise price of the SAR for such shares by (b) the number of Shares with respect to which the SARs are being exercised. The Committee may grant SARs in tandem with options or independently of them. Any SAR issued in tandem with an option cannot be exercised before the related option is exercisable or after the related option is forfeited or terminates. SARs are subject to the same terms and conditions, including transferability, as Non-Qualified Options.

        Incentive Stock Awards.    A Participant may be granted shares of SFI stock subject to the terms and conditions as determined by the Committee. Such shares may be subject to a risk of forfeiture and to restrictions on transfer until the vesting conditions related to the award are satisfied. The Awards may be granted without requiring any payment by the Participant or such payment below fair market value as the Committee determines.

        Amendment, Suspension or Termination of Plan.    The Board may at any time amend, suspend or terminate the Equity Incentive Plan; however, no action of the Board may, without the approval of SFI's stockholders entitled to vote thereon, (i) materially increase the benefits accruing to participants under the Equity Incentive Plan; (ii) increase the number of shares that may be issued under the Plan (except for certain non-dilutive adjustments described above), or (iii) change the eligibility requirements for participation in the Equity Incentive Plan.

        Certain Federal Income Tax Consequences.    The following is a brief summary of certain present federal income tax law consequences of certain transactions under the Equity Incentive Plan to SFI and Plan participants. The present tax law consequences of the Equity Incentive Plan are subject to change, possibly with retroactive effect. Other tax consequences of the Equity Incentive Plan (including federal estate and gift tax consequences and all state, local, and foreign tax consequences) are not discussed.

        ISOs.    ISOs can only be granted to Employees. Options granted to non-Employee Directors do not qualify as ISOs. A Participant will not recognize income upon the grant of an ISO. There are generally no tax consequences to the Participant upon exercise of an ISO (except the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to an alternative minimum tax), provided that the Common Stock acquired upon exercise of the ISOs is not disposed of within two years from the date the ISO was granted or within one year after the ISO is exercised (the "required holding period"). Any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If either of these holding period requirements are not met, then a "disqualifying disposition" occurs and (a) the Participant recognizes ordinary income gain in the amount by which the fair market value of the shares at the time of exercise exceeded the exercise price for the ISO and (b) any remaining amount realized on disposition (except for certain "wash" sales, gifts or sales to related persons) will be characterized as capital gain or loss.

        The aggregate fair market value (determined at the time the options are granted) of the Common Stock with respect to which ISOs first become exercisable by an employee during a calendar year cannot exceed $100,000. This limit does not apply to Non-Qualified Options or SARs. To the extent an Option that otherwise would be an ISO exceeds this $100,000 limit, it is treated as a Non-Qualified Option.

        Non-Qualified Options.    A Participant will not recognize income at the time a Non-Qualified Options is granted. At the time a Non-Qualified Options is exercised, the Participant will recognize ordinary income in an amount equal to the excess of (a) the fair market value of the shares of Common Stock issued to the Participant on the exercise date, over (b) the exercise price paid for the shares. At the time of sale of shares acquired pursuant to the exercise of a Non-Qualified Options, the appreciation (or depreciation) in value of the shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

        Stock Appreciation Rights.    A Participant to whom a SAR is granted will not recognize income at the time of grant of the SAR. Upon exercise of a SAR, the Participant must recognize taxable compensation income in an amount equal to the value of any cash and the fair market value of the shares of Common Stock that the Participant receives.

        Deduction by SFI.    SFI is not allowed a federal income tax deduction on the grant or exercise of an ISO or the disposition, after the required holding period, of shares acquired by exercising an ISO. On a disqualifying disposition of such shares, SFI is allowed a federal income tax deduction in an amount equal to the amount of ordinary income recognized by the Employee as a result of the disqualifying disposition, provided the deduction is otherwise allowable under the Code.

        When a Plan participant exercises Non-Qualified Options or a SAR, SFI is allowed a deduction for federal income tax purposes in an amount equal to the amount of ordinary income taxable to the participant, provided the deduction is otherwise allowable under the Code. SFI may not be able to deduct the aggregate compensation in excess of $1,000,000 attributable to Awards that are not "performance-based" within the meaning of Code Section 162(m) in certain circumstances.

        General Tax Law Considerations.    The preceding paragraphs are intended to be merely a summary of certain important tax law consequences concerning a grant of options under the Equity Incentive Plan and the disposition of shares issued thereunder in existence as of the date of this Proxy Statement. Special rules may apply to SFI's officers, directors or greater than ten percent stockholders. Participants in the Equity Incentive Plan should review the current tax treatment with their individual tax advisors at the time of grant, exercise or any other transaction relating to an Award or the underlying shares.

        Equity Compensation Plan Information.    All existing compensation plans under which equity securities of SFI are authorized for issuance have previously been approved by security holders.

Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the Common Stock represented at the Meeting and entitled to vote.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 5.

PROPOSAL 6—ADJOURNMENT OF MEETING

        To be voted upon only by holders of Common Stock (and not by holders of Convertible Preferred Stock or PIERS):

        At the Meeting, you will be asked to vote to adjourn the Meeting, if necessary, for the purpose of soliciting additional proxies in favor of Proposals (3), (4), (5) and (7).

  Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting and entitled to vote.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 6.

PROPOSAL 7—APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE PIERS CERTIFICATE OF DESIGNATION

        To be voted upon by both holders of shares of Common Stock and Convertible Preferred Stock (represented by PIERS), each voting separately as a class:

Summary of the Terms of the PIERS and Convertible Preferred Stock as They Currently Exist

        Each of the PIERS represents one one-hundredth of a share of our 7 1/4% convertible preferred stock, par value $1.00 per share, defined above as Convertible Preferred Stock, held by the Depositary and entitles the holder to that proportion of all the rights, preferences and privileges (including dividend, conversion, voting and liquidation rights and preferences) of a share of Convertible Preferred Stock through the Depositary. The PIERS, as representative of beneficial ownership interests in the Convertible Preferred Stock, have a liquidation preference of $25.00 per share, plus an amount equal to accrued and unpaid dividends. The dividend rate for the Convertible Preferred Stock is 7 1/4% of the liquidation preference per year on a cumulative basis from the date of issuance, and dividends may be paid in cash or shares of Common Stock or a combination thereof, at SFI's election. The Convertible Preferred Stock ranks, with respect to dividend rights and upon liquidation, winding up or dissolution, junior to all of SFI's existing and future debt obligations.

        The Board determined not to declare and pay a quarterly dividend on our Convertible Preferred Stock for the quarters ended June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009 and it is not expected that the Board will declare a quarterly dividend on the Convertible Preferred Stock in the future. Under the terms of the PIERS, dividends are not required to be paid currently. Our deficit in stockholders' equity, the overall state of the credit markets and the fact that unpaid dividends accumulate, were factors that the Board considered in reaching its decision not to declare and pay the quarterly dividend. The decision of the Board not to declare the quarterly dividends on the PIERS does not violate any of the covenants under any of our debt agreements. If the dividends on the PIERS are accrued through the redemption date on August 15, 2009, the total liquidation preference on the PIERS would be $318.8 million.

        Currently, the PIERS Certificate of Designation provides, among other things, that:

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  on August 15, 2009, SFI must redeem, to the extent of assets legally available therefor, for cash all outstanding PIERS at 100% of the liquidation preference ($287.5 million), plus accrued and unpaid dividends to the date of redemption ($31.3 million assuming dividends are accrued and not paid through the mandatory redemption date) (the "Mandatory Redemption");

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  at any time prior to August 15, 2009, each of the PIERS is convertible at the option of the holder ("Optional Conversion") into 1.1990 shares of Common Stock (equivalent to a conversion price of $20.85 per share of Common Stock), subject to adjustment in certain circumstances (the "Conversion Price");

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  at any time on or after February 15, 2004 and at the then applicable conversion rate, SFI may cause the PIERS, in whole or in part, to be automatically converted into Common Stock if for 20 trading days within any period of 30 consecutive trading days, including the last day of the 30-day period, the closing price of our Common Stock exceeds 120% of the then prevailing Conversion Price ("Mandatory Conversion");

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  upon the conversion of the PIERS into Common Stock, in lieu of any fractional shares otherwise deliverable in respect of the aggregate number of PIERS of any holder, such holder is entitled to receive an amount in cash equal to the same fraction of the closing price of the Common Stock as of the fifth trading day immediately preceding the date of the conversion of the PIERS into Common Stock (the "Existing Method for Calculating Cash Payments for Fractional Shares");

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  if payment in cash in lieu of fractional shares of Common Stock would result in SFI's failure to be in compliance with any debt instrument to which it is a party, SFI is entitled to deliver a whole share of Common Stock in lieu of cash to holders of PIERS entitled to fractional shares of Common Stock (beginning with the holders entitled to the largest fractional shares) until delivery of cash in lieu of fractional shares of Common Stock to the remaining holders of PIERS would no longer result in our failure to be in compliance with that debt instrument (the "Limitation on Cash Payments in Lieu of Fractional Shares").

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  if a Change in Control (as defined in the PIERS Certificate of Designation) occurs, each holder of PIERS will have the right to require SFI to purchase, to the extent SFI has assets legally available therefor, all or any part of their PIERS at a purchase price equal to 100% of the liquidation price for the PIERS, plus all accumulated and unpaid dividends on those PIERS to the date of purchase (the "Change in Control Put"); and

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  upon the happening of specified events, such as certain mergers, consolidations, asset sales, distributions, tender or exchange offers, reclassifications, spin offs, stock splits and similar events, we are required to make specified adjustments to the conversion price and/or the dividend rate on the PIERS (the "Adjustments").

Proposed Amendments to the PIERS

  General

        As part of the Restructuring Plan, SFI is seeking your approval to amend the PIERS Certificate of Designation, defined above as the PIERS Amendments, so that upon filing of the amended PIERS Certificate of Designation with the Secretary of State of the State of Delaware at the closing of the Restructuring Plan (the "Closing Date"):

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  SFI will no longer be required to conduct the Mandatory Redemption on August 15, 2009;

  •
  immediately following the Reverse Split, each of the outstanding PIERS, including all accrued and unpaid dividends thereon through and including the Closing Date, will automatically convert into 0.17 shares of Common Stock on the Closing Date, with cash being paid for any fractional shares of Common Stock that would be issued upon conversion of the PIERS;

  •
  the Existing Method for Calculating Cash Payments for Fractional Shares will be eliminated and instead SFI's transfer agent will aggregate all fractional shares otherwise issuable and sell them as soon as practicable after Closing Date at the then prevailing prices on the open market and stockholders otherwise entitled to receive a fractional share will receive a cash payment from our transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale (See "—Cash Payment in Lieu of Fractional Shares" below.);

  •
  the Limitation on Cash Payments in Lieu of Fractional Shares will be eliminated;

  •
  dividends on the PIERS will cease to accrue on the Closing Date and the holders of PIERS will not be entitled to any payments with respect to accrued and unpaid dividends through and including the Closing Date;

  •
  the provisions in the PIERS Certificate of Designation relating to Optional Conversion, Mandatory Conversion, the Change in Control Put and the Adjustments will be eliminated; and

  •
  all other rights of the holders of PIERS other than their right to receive shares of Common Stock and cash in lieu of fractional shares upon the automatic conversion of the PIERS on the Closing Date will be effectively eliminated.

        In connection with the above, holders of PIERS will not be entitled to any additional consideration or shares of Common Stock for the accrued and unpaid dividends on their PIERS, all of which will be deemed cancelled upon the receipt of the 0.17 shares of Common Stock for each $25.00 of liquidation preference of PIERS upon the automatic conversion of the PIERS on the Closing Date.

        If the Restructuring Plan is consummated, SFI will cause the PIERS to be automatically converted into the shares of Common Stock to which they are entitled to receive in the Restructuring Plan in accordance with the terms of the Deposit Agreement and the Deposit Agreement shall terminate in accordance with its terms on such date.

  Cash Payment in Lieu of Fractional Shares

        If the PIERS Amendments are approved, no fractional shares of Common Stock will be delivered by the Depositary upon conversion of the PIERS. Instead, SFI's transfer agent will aggregate all fractional shares otherwise issuable in respect of the PIERS and sell them as soon as practicable after the Closing Date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. SFI expects that it may take several days for its transfer agent to sell all of the aggregated fractional shares of Common Stock. After the completion of such sale, holders of PIERS otherwise entitled to receive a fractional share will receive a cash payment from our transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale. The proceeds of such sale will be subject to federal income tax, as described further below in "—Certain United States Federal Income Tax Consequences of the PIERS Amendments". Such holders of PIERS will not be entitled to receive interest for the period of time between the Closing Date and the date they receive payment in lieu of fractional shares.

        On the Closing Date, the fractional share of Common Stock that any holder of PIERS would otherwise be entitled to receive shall be determined by adding all the fractional shares such holder would otherwise be entitled to receive on the conversion of all PIERS held by such holder.

  Issuance of Common Stock upon Conversion of PIERS

        The Common Stock to be issued upon Conversion of the PIERS will be issued in book-entry format as soon as practicable upon consummation of the Restructuring Plan.

Effect of Approving the PIERS Amendments

        By approving this proposal, you are approving the amendment of the PIERS Certificate of Designation. A copy of the PIERS Certificate of Designation, as proposed to be amended is attached hereto as Annex C and is incorporated herein by reference. If the PIERS Amendments are adopted, they will become effective upon the filing of the amended PIERS Certificate of Designation with the Secretary of State of the State of Delaware. SFI will not file the amended PIERS Certificate of Designation unless the Restructuring Plan will be consummated. Accordingly, the PIERS Amendments will only be implemented in connection with the consummation of the Restructuring Plan. If the Restructuring Plan is not consummated the PIERS Amendments will not be filed with the Secretary of State of the State of Delaware and there will be no change to the PIERS Certificate of Designation or the rights of the holders of the PIERS.

Reasons for the Proposed PIERS Amendments

        We are seeking approval of the PIERS Amendments as part of the Restructuring Plan. Please refer to the discussion under the heading "Background of the Restructuring Plan" and "The Restructuring Plan" for our reasons for undertaking the Restructuring Plan, which includes the PIERS Amendments.

Conditions to the Consummation of the Restructuring Plan

        The consummation of the Restructuring Plan is conditioned upon a number of prerequisites, each of which may be waived by us, including: (i) at least 95% of the aggregate principal amount of each Issue of the outstanding SFI Notes is validly tendered for exchange and not revoked by the Withdrawal Deadline in the SFI Note Exchange, such properly tendered SFI Notes not being revocable after the Withdrawal Deadline; (ii) the valid participation of at least 95% of the outstanding principal amount of the SFI Convertible Notes in the SFI Convertible Note Exchange by the Withdrawal Deadline and such validly tendered SFI Convertible Notes not being validly revoked or withdrawn on or prior to the expiration date of the Exchange Offers; (iii) the PIERS Amendments shall have become effective; (iv) SFI shall have received the required approval from its holders of Common Stock and holders of PIERS holders for any amendments to the Certificate of Incorporation as SFI may determine to be necessary or advisable in order to effect the Restructuring Plan (including, without limitation, approving the 1-for-100 reverse split of our Common Stock, decreasing the number of shares of Common Stock in the Certificate of Incorporation and the PIERS Amendments); (v) SFI shall have received the required approval from its stockholders for the implementation of the Equity Incentive Plan, including the issuance of Common Stock thereunder; (vi) there shall not have occurred and be continuing any event of default under the Credit Agreement or the indentures governing the SFI Notes, the SFI Convertible Notes or the SFO 2016 Senior Notes, as applicable, following consummation of the Restructuring Plan; and (vii) the receipt of any consents from government bodies and authorities which are required in order to consummate the Restructuring Plan, including, to the extent applicable, the expiration or early termination of the waiting period (and any extension thereof), or any necessary approvals, under the HSR Act.

        The foregoing conditions are for the benefit of SFI and may be asserted by SFI regardless of the circumstances giving rise to any such condition (including any action or inaction by SFI) and may be waived by SFI, in whole or in part, at any time and from time to time. The failure by SFI at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time. If the Restructuring Plan is not consummated, the PIERS Amendments will not be filed with the Secretary of State of the State of Delaware and there will be no change to the PIERS Certificate of Designation or the rights of the holders of PIERS.

Certain United States Federal Income Tax Consequences of the PIERS Amendments

        The following is a summary of certain U.S. federal income tax consequences relating to the automatic conversion of PIERS into Common Stock and to the ownership and disposition of our Common Stock received upon such conversion. This summary is based on the provisions of the Code, Treasury Regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the automatic conversion of the PIERS into our Common Stock and owning and disposing of our Common Stock.

        For purposes of this summary, a "U.S. holder" means a beneficial owner of PIERS, and, after the automatic conversion, our Common Stock, who, for U.S. federal income tax purposes, is: (i) a citizen or resident of the U.S., (ii) a corporation formed under the laws of the U.S., any state of the U.S., or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the primary supervision of a court within the U.S. and which has one or more U.S. persons with authority to control all of its substantial decisions, or (b) which has a valid election in effect to be treated as a U.S. person. A "non-U.S. holder" means any stockholder who is not a U.S. holder.

        This summary does not represent a detailed description of the U.S. federal income tax consequences to a holder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a holder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to holders who may be subject to special tax rules, such as:

  •
  partnerships;

  •
  financial institutions;

  •
  insurance companies;

  •
  real estate investment trusts;

  •
  regulated investment companies;

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  grantor trusts;

  •
  tax-exempt organizations;

  •
  dealers or traders in securities or currencies;

  •
  holders who hold PIERS, and will hold our Common Stock, as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

  •
  holders who actually or constructively own 10 percent or more of SFI's voting stock; or

  •
  a non-U.S. holder who is a U.S. expatriate, "controlled foreign corporation" or "passive foreign investment company."

        Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the automatic conversion. Except where noted, this summary deals only with a holder who holds PIERS, and will hold our Common Stock, as a capital asset.

        If a partnership (or an entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the PIERS or our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

        Each holder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the automatic conversion, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

        To ensure compliance with Treasury Department Circular 230, each holder is hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in the Proxy Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) such discussion is written in connection with the promotion and marketing by SFI of the transactions or matters addressed herein; and (c) each such holder should seek advice based on the holder's particular circumstances from an independent tax advisor.

  Treatment of the Automatic Conversion

        U.S. Holders.    The automatic conversion of the PIERS into our Common Stock should be treated as a recapitalization. Therefore, except as provided below with respect to accrued and unpaid dividends and cash in lieu of fractional shares, no gain or loss will be recognized by U.S. holders on the conversion. Accordingly, the U.S. holder's tax basis in the Common Stock received in such a conversion should be the same as the U.S. holder's tax basis in the PIERS that were converted (excluding the portion of the tax basis allocable to accrued and unpaid dividends and to fractional shares), and the holding period for such Common Stock should include the U.S. holder's holding period for the PIERS that were converted.

        An amount equal to the accrued and unpaid dividends with respect to the PIERs surrendered by a U.S. holder in the conversion or, if less, the amount by which the fair market value of the Common Stock received by a U.S. holder in the conversion (determined immediately after the conversion) exceeds the issue price of the PIERs surrendered by the U.S. holder in the conversion will be treated as a distribution described below under "U.S. Holders of Common Stock—Distributions on Common Stock." The U.S. holder's basis in the Common Stock attributable to the foregoing amount, if any, will equal its fair market value.

        The amount of gain or loss recognized on the receipt of cash in lieu of fractional shares will equal the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder's tax basis in the PIERS that is allocable to the fractional share. Any gain or loss recognized on the automatic conversion generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the automatic conversion, the U.S. holder held the PIERS for more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations. U.S. holders should consult their own tax advisors concerning the treatment of cash received in lieu of fractional shares.

        Non U.S. Holders.    Generally, a non-U.S. holder of PIERS will not recognize any gain or loss upon the automatic conversion of the PIERS into Common Stock, except as provided below with respect to accrued and unpaid dividends.

        An amount equal to the accrued and unpaid dividends with respect to the PIERs surrendered by a non-U.S. holder in the conversion or, if less, the amount by which the fair market value of the Common Stock received by a non-U.S. holder in the conversion (determined immediately after the conversion) exceeds the issue price of the PIERs surrendered by the non-U.S. holder in the conversion will be treated as a distribution described below under "Non-U.S. Holders of Common Stock—Distributions on Common Stock." The Non-U.S. holder's basis in the Common Stock attributable to the foregoing amount, if any, will equal its fair market value.

        A non-U.S. holder will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received instead of a fractional share in connection with the conversion; provided, however, that gain will be subject to tax if (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) the gain is recognized by a non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the conversion and certain other conditions are met, or (iii) SFI is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" does not apply to a non-U.S. holder whose holdings, actual and constructive of PIERS at all times during the applicable period, amount to 5% or less of the PIERS, provided that the PIERS are regularly traded on an established securities market (including certain over the counter markets). The applicable period is the shorter of (i) the non-U.S. holder's holding period for the PIERS, and (ii) the five-year period ending on the date of the conversion. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We have not made a determination as to whether we have been, are, or are likely to become a "U.S. real property holding corporation" for U.S. federal income tax purposes. A non-U.S. holder should consult its U.S. tax advisor to determine the U.S. federal income tax consequences of the receipt of cash in lieu of fractional shares in light of its particular circumstances.

  U.S. Holders of Common Stock

        Distributions on Common Stock.    In general, distributions with respect to our Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the U.S. holder's tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if certain holding periods and other applicable requirements are met. Dividends received by a non-corporate U.S. holder in tax years beginning on or before December 31, 2010 will qualify for taxation at special rates if certain holding periods and other applicable requirements are met.

        Disposition of Common Stock.    If the Common Stock is sold, exchanged or otherwise disposed of, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized and its adjusted tax basis in our Common Stock. Such capital gain or loss will generally be long-term if the U.S. holder's holding period in respect of such Common Stock is more than one year. Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        U.S. Information Reporting and Backup Withholding.    U.S. holders will be subject to information reporting with respect to any dividend payments received and proceeds from the sale or other disposition of our Common Stock, unless a U.S. holder is a corporation or other exempt recipient and appropriately establishes that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax, unless the U.S. holder supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. The backup withholding rate is currently 28%. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of the U.S. holder, provided the required information is timely furnished to the IRS.

  Non-U.S. Holders of Common Stock

        Dividends.    Dividends with respect to our Common Stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if certain treaties apply, are attributable to the non-U.S. holder's permanent establishment in the United States), then the dividends will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis.

        Gain on Disposition of Common Stock.    A non-U.S. Holder generally will not be subject to United States federal income tax in respect of gain realized on the sale, exchange or other disposition of Common Stock, provided that (a) the gain is not effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax should also not apply), and, where a tax treaty applies, is not attributable to a U.S. permanent establishment of the non-U.S. holder; (b) if the non-U.S. holder is an individual who holds the Common Stock as a capital asset, the non-U.S. holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met; and (c) SFI is not or has not been a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" does not apply to a non-U.S.

holder whose holdings, actual and constructive of our Common Stock at all times during the applicable period, amount to 5% or less of the Common Stock, provided that our Common Stock is regularly traded on an established securities market (including certain over the counter markets). Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We have not made a determination as to whether we have been, are, or are likely to become a "U.S. real property holding corporation" for U.S. federal income tax purposes and, therefore, a non-U.S. holder should consult its U.S. tax advisor to determine the U.S. federal income tax consequences of the receipt of cash in lieu of fractional shares in light of its particular circumstances.

        U.S. Information Reporting and Backup Withholding Tax.    U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on Common Stock, provided that a non-U.S. holder provides a Form W-8BEN (or satisfy certain documentary evidence requirements for establishing that the taxpayer is not a U.S. person) or otherwise establishes an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of certain U.S.-related brokers, unless the broker has documentary evidence in its records that the taxpayer is a non-U.S. holder and certain conditions are met, or the taxpayer otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of Common Stock will be subject to both backup withholding and information reporting unless the taxpayer certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Amounts withheld under the backup withholding rules must be allowed as a refund or credit against U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of (i) the holders of a majority of the shares of the Common Stock outstanding on the record date and (ii) the holders of a majority of the outstanding shares of Convertible Preferred Stock (as directed by the holders of a majority of the outstanding PIERS) on the record date, each voting separately as a class.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 7.

NON-GAAP FINANCIAL MEASURES

        Our management uses "Adjusted EBITDA," "Modified EBITDA" and "Free Cash Flow" to assess the operating results and effectiveness of our business. These terms presented or incorporated by reference in this Proxy Statement are supplemental measures of our performance that are not required by, or recognized as being in accordance with, United States generally accepted accounting principles ("GAAP"). We believe that Adjusted EBITDA, Modified EBITDA and Free Cash Flow provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures. We believe that Adjusted EBITDA, Modified EBITDA and Free Cash Flow are used by many investors, equity analysts and rating agencies as a measure of performance. Adjusted EBITDA, Modified EBITDA and Free Cash Flow are not defined by GAAP and should not be considered in isolation or as alternatives to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or any other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Adjusted EBITDA, Modified EBITDA and Free Cash Flow as defined in this Proxy Statement may differ from similarly titled measures presented by other companies. This information should be read in conjunction with the consolidated statements of operations and statements of cash flows contained in our Consolidated Financial Statements, which are incorporated by reference into this Proxy Statement. Adjusted EBITDA is defined as SFI's net income (loss) before cumulative effect of changes in accounting principles, discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), equity in operations of partnerships, minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, gain (loss) on disposal of assets, interests of third parties in the Adjusted EBITDA of four parks that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007)), plus our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dcp. Modified EBITDA is defined as Adjusted EBITDA plus the interests of third parties in the Adjusted EBITDA of the four parks that are less than wholly owned less our interest in the Adjusted EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark and dcp. Free Cash Flow is defined as Adjusted EBITDA excluding (i) cash interest expense (net) and debt issuance costs, dividends and taxes paid in cash and (ii) capital expenditures, net of property insurance recoveries. For the analyses included herein, Free Cash Flow excludes the costs of the change in corporate management that occurred in December 2005 ($13.9 million recognized as expense in 2006).

        Adjusted EBITDA, Modified EBITDA and Free Cash Flow have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

  •
  excludes certain tax payments that may represent a reduction in cash available to us;

  •
  does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debts.

        Additionally, Adjusted EBITDA, Modified EBITDA and Free Cash Flow do not reflect changes in or cash requirements for working capital, loans and advances related to our Partnership Parks, discontinued operations and other non-operating expense.

        Certain of these items can represent a reduction of cash that could be used for other corporate purposes. Because of these limitations we rely primarily on our GAAP results and use Adjusted EBITDA, Modified EBITDA and Free Cash Flow only as supplemental information. For a presentation of income (loss) from continuing operations as calculated under GAAP and a reconciliation to Adjusted EBITDA, Modified EBITDA and Free Cash Flow, see "Summary Consolidated Historical Financial Data" in this Proxy Statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement. We are incorporating by reference into this Proxy Statement the following documents previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 11, 2009; and

  •
  our Current Reports on Form 8-K filed with the SEC on April 9, 2009, April 13, 2009, April 17, 2009 and April 20, 2009 (2 filings).

        With respect to this Proxy Statement, we also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Meeting. The information contained in any of these documents will be considered part of this Proxy Statement from the date these documents are filed.

        A copy of our Annual Report to Stockholders is being provided to each holder of Common Stock and PIERS along with this Proxy Statement.

        Upon written request of a holder of Common Stock or PIERS, SFI will furnish, without charge, a copy of any of the documents incorporated by reference in this Proxy Statement, including the Annual Report on Form 10-K referenced above (other than exhibits, unless they are specifically incorporated by reference in the documents) to:

SIX FLAGS, INC.
1540 Broadway
New York, NY 10036
Attention: Secretary

2010 STOCKHOLDER PROPOSALS

        In order for a stockholder proposal to be considered for inclusion in SFI's proxy statement for the 2010 annual meeting, the proposal must be received at SFI's offices no later than [                  ]. Rule 14a-8 of the SEC contains standards as to what stockholder proposals are required to be included in a proxy statement. With respect to proposals submitted by a stockholder other than for inclusion in SFI's 2010 proxy statement and related form of proxy, timely notice of any stockholder proposal must be received by SFI in accordance with SFI's Amended and Restated By-laws and SFI's rules and regulations no earlier than [                  ] and no later than [                  ]. Any proxies solicited by the Board for the 2010 annual meeting may confer discretionary authority to vote on any proposals, notice of which is not timely received.

        Any stockholder who wishes to submit a stockholder proposal should send it to Six Flags, Inc., 1540 Broadway, New York, NY 10036, Attention: Secretary.

OTHER MATTERS

        The Board does not know of any other matters that are likely to be presented for consideration at the Meeting. Should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

SOLICITATION OF PROXIES

        All costs in connection with the solicitation of the enclosed proxy will be borne by SFI. In addition to solicitations of proxies by use of the mail, certain of SFI's officers or employees, without additional remuneration, may solicit proxies personally or by telephone, facsimile and mail. SFI has retained Globic Advisors, Inc. to solicit proxies for a fixed fee of $25,000, plus reimbursement of certain out-of-pocket expenses. In addition, we will also request brokers, dealers, banks and other nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

WALTER S. HAWRYLAK Secretary

New York, New York
                        , 2009

Annex A

AMENDMENT TO ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF SIX FLAGS, INC.

        If Proposal 4 is approved by stockholders, the following paragraph will be added as the sixth paragraph of Article IV of the Certificate of Incorporation of Six Flags, Inc.:

        "Effective upon the effectiveness of this Certificate of Amendment (such time, on such date, the "Effective Time") of this Certificate of Amendment pursuant to the DGCL, each one hundred (100) shares of the Corporation's common stock, $0.025 par value per share, issued and outstanding or held in treasury immediately prior to the Effective Time (the "Old Common Stock"), shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid nonassessable share of common stock, $0.025 par value per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Split"). The reclassification of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this reclassification. There shall be no fractional shares issued. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to The Bank of New York Mellon (the "Transfer Agent"), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon surrender of the stockholders' stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests."

A-1

Annex B

2009 Equity Incentive Plan

SIX FLAGS, INC.

2009 STOCK OPTION AND INCENTIVE PLAN

I.    THE PLAN

        There is hereby established the 2009 Stock Option and Incentive Plan (the "Plan") for Six Flags, Inc. (the "Company"), under which options may be granted to purchase shares of the common stock of the Company, under which shares of such common stock may be granted or sold at incentive prices below the market price at the time of sale, and under which stock appreciation rights may be granted.

II.    DEFINITIONS

        As used herein, the terms set forth below shall have the following respective meanings:

  (a)
  "Award" means an Employee Award or a Director Award.

  (b)
  "Award Agreement" means an Employee Award Agreement or Director Award Agreement.

  (c)
  "Board" means the Board of Directors of the Company.

  (d)
  "Code" means the Internal Revenue Code of 1986, as amended.

  (e)
  "Committee" means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

  (f)
  "Company" means Six Flags, Inc., a Delaware corporation, and its successors.

  (g)
  "Director" means an individual serving as a member of the Board.

  (h)
  "Director Award" means the grant of Director Options to a Non-Employee Director.

  (i)
  "Director Award Agreement" means a written agreement between the Company and a Participant who is a Non-Employee Director setting forth the terms, conditions and limitations applicable to a Director Award.

  (j)
  "Director Option" means a Nonqualified Stock Option granted to a Non-Employee Director.

  (k)
  "Employee" means an officer or key employee of the Company or its Subsidiaries, including an officer or key employee who serves as a member of the Board.

  (l)
  "Employee Award" means the grant of options, stock appreciation rights, shares or rights to purchase shares, whether granted singly, in combination or in tandem, to a Participant who is an Employee.

  (m)
  "Employee Award Agreement" means a written agreement between the Company and a Participant who is an Employee setting forth the terms, conditions and limitations applicable to an Employee Award.

  (n)
  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (o)
  "Fair Market Value" as of any date (the "Determination Date") means: (i) the closing price of a Share on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market (collectively, the "Exchange") on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is otherwise traded in the over-the-counter market, the mean between the representative bid and asked prices on the Determination Date; or (iii) if subsections (i) or (ii) do not apply, the Fair Market Value established in good faith by the Board based on relevant facts and circumstances.

  (p)
  "Incentive Stock Option" means an option that is intended to comply with the requirements set forth in Section 422 of the Code.

  (q)
  "Non-Employee Director" means a Director who is not an employee of the Company or any of its Subsidiaries.

  (r)
  "Nonqualified Stock Option" means an option that is not an Incentive Stock Option.

  (s)
  "Participant" means an Employee or Director to whom an Award has been made under the Plan.

  (t)
  "Performance Goals" mean the measurable performance objective or objectives established pursuant to the Plan for Participants who have received, when so determined by the Committee, grants of shares of common stock pursuant to the Plan. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, park, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Goals may be made relative to the performance of other companies and will be based on one or more of the following business criteria: earnings before interest, taxes, depreciation and amortization; net income; pretax earnings; operating income; pro forma net income; appreciation in value of shares; total shareholder return; earnings per share; return on equity; return on designated assets; return on capital; economic value added; revenues (including net revenue per capita and sponsorship revenues); expenses; operating cash flow; free cash flow; cash flow return on investment; operating margin or net profit margin; attendance; or any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a covered employee (within the meaning of section 162(m) of the Code) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

  (u)
  "Subsidiary" means a corporation so defined under Section 424(f) of the Code.

III.  AMOUNT OF STOCK

        (a)   A maximum of 2,666,604 shares of the Company's common stock may be issued under the Plan pursuant to Awards issued under the Plan. Shares issued under the Plan may be authorized but unissued shares, shares held in the treasury or outstanding shares purchased from their owners on the market or otherwise. If any Award granted under the Plan is forfeited, terminates or is cancelled for any reason before it is exercised, vested or earned in full, the shares previously reserved for issuance for such Award shall not count toward the maximum number of shares that may be issued under the Plan, and such shares shall again be available to be issued under the Plan. Awards tendered or surrendered to pay the tax obligation or exercise price for options or stock appreciation rights cannot be re-issued under the Plan and in the event the Company issues stock appreciation rights and settles stock appreciation rights in shares of common stock, the entire number of shares pursuant to the stock appreciation right will count against the maximum number of shares issuable under the Plan. Awards settled in cash will not count against the maximum number of shares issuable under the Plan.

        (b)   If the outstanding shares of the Company's common stock are from time to time increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through merger, consolidation, reorganization, split-up, split-off, spin-off, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the number, kind and price of shares which may be issued pursuant to Awards under the Plan, such that each Award shall be for such securities, cash and/or other property as would have been received and at such exercise price or purchase price as would have been paid in respect of such shares had the shares been issued in full immediately prior to such increase, decrease, change or exchange. Such adjustment shall be made successively each time that any such increase, decrease, change or exchange is made. In addition, in the event of any such increase, decrease, change or exchange, the Committee shall make such further adjustments as are appropriate to the maximum number of shares subject to the Plan, to the other provisions of the Plan and to Awards pursuant to the Plan. Except to the extent provided in this Section III, no reduction shall be made in the exercise price of any option or stock appreciation right and no option or stock appreciation right shall be regranted with a lower exercise price or cancelled and replaced with an option or stock appreciation right having a lower exercise price.

        (c)   To the extent that the aggregate Fair Market Value of stock subject to one or more Incentive Stock Options that are first exercisable by an Employee in any calendar year under the Plan (and under all other plans of the Company and its Subsidiaries) exceeds $100,000, determined as of the time the options are granted, such options shall be treated as Nonqualified Stock Options. This limitation will be applied by taking into account options in the order in which they were granted.

IV.    ADMINISTRATION

        (a)   The Plan shall be administered by the Committee, which shall include not fewer than two Directors, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3). The Board may from time to time remove members from or add members to the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting (held at a time and place determined by, and in accordance with rules adopted by, the Committee) at which a quorum is present, or actions approved in writing by a majority of the members of the Committee, shall constitute acts of the Committee.

        (b)   Subject to the express terms and conditions of the Plan, the Committee shall have full power to construe the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The exercise of these powers by the Committee shall be conclusive and binding upon all present, past and future Participants in the Plan.

        (c)   The Committee may from time to time determine to which Employees and Non-Employee Directors eligible for selection as Participants in the Plan, if any, Awards shall be made under the Plan, the number of shares which may be issued in connection with each such Award, the restrictions and forfeiture provisions related to such Awards, the periods after which shares subject to an Award shall vest and after which options and stock appreciation rights may be exercised and incentive shares may be purchased, the circumstances under which such periods may be accelerated, the exercise price of options and stock appreciation rights and the purchase price of shares subject to Awards, the means of payment of such exercise price or purchase price, the means of payment of any withholding taxes related to an Award, and the extent to which any option, right or share may be transferred.

        In addition, the Committee shall have full power and discretion to establish and administer Performance Goals and business criteria, establish performance periods, and certify that Performance Goals have been attained, in each case, if and to the extent required to comply with the "qualified performance-based compensation" exception to Section 162(m) of the Code and the applicable regulations thereunder.

        (d)   The Committee shall report in writing to the Secretary of the Company the names of the Employees and Non-Employee Directors selected as Participants in the Plan, and the terms and conditions of the options, stock appreciation rights or shares to be granted or sold to each of them.

V.     ELIGIBILITY FOR PARTICIPATION

        All Employees and Non-Employee Directors shall be eligible for selection as Participants in the Plan; provided, however, that Incentive Stock Options may be granted only to Employees.

VI.   TERMS AND CONDITIONS OF OPTIONS, STOCK APPRECIATION RIGHTS AND SHARE GRANTS AND SALES

        (a)   The terms, conditions and vesting periods, if any, for each Award under the Plan shall be evidenced by an Employee Award Agreement or Director Award Agreement, as applicable, executed by the Company and the Participant, which shall contain the following provisions, if applicable:

            (i)  The number of shares which may be issued upon exercise of the option, the period during which the option may be exercised, the purchase price or prices per share to exercise the option, and the means of payment for the shares and for any withholding taxes imposed upon exercise of the option; provided, however, that notwithstanding any other provision of the Plan to the contrary, the term of an option shall not exceed ten (10) years; and provided, further, that in the case of an Incentive Stock Option granted to an Employee who, at the time such Incentive Stock Option is granted, owns shares of the Company or any of its Subsidiaries which possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of such Subsidiaries, the term of such Incentive Stock Option shall not exceed five (5) years; and provided, further, that the purchase price or prices of each share of the Company's common stock subject to any option under the Plan shall be determined as follows:

            (A)  The purchase price of each share subject to an option under the Plan shall be not less than one hundred percent (100%) of the Fair Market Value of such share on the date the option is granted; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time such Incentive Stock Option is granted, owns shares of the Company or any of its Subsidiaries which possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of such Subsidiaries, the purchase price of each share subject to such Incentive Stock Option shall be not less than one hundred and ten percent (110%) of the Fair Market Value of such share on the date such option is granted.

            (B)  In determining stock ownership by an Employee for any purpose under the Plan, the rules of Section 424(d) of the Code shall apply, and the Board and the Committee may rely on the representations of fact made to them by the Employee and believed by them to be true.

           (ii)  Such terms and conditions of exercise as may be set by the Board or the Committee and specified in the Award Agreement or other grant agreement.

          (iii)  An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution and is exercisable during the Employee's lifetime only by the Employee or, if the Employee is disabled, by his guardian or legal representative. Award Agreements also may permit an Incentive Stock Option to be transferred to a trust, provided the Employee is considered, under Section 671 of the Code and applicable state law, to be the sole beneficial owner of the option while it is held in trust. In the case of an option that does not otherwise qualify as an Incentive Stock Option, Award Agreements may permit the option to be transferred to immediate family members of the Participant, trusts for their exclusive benefit or partnerships of which the Participant or such family members are the only partners.

          (iv)  In addition to the restrictions set forth in subsection (iii) above, such restrictions on transfer of the option, and such restrictions on transfer of the shares acquired upon exercise of the option, as may be set by the Committee.

           (v)  Such other terms and conditions not inconsistent with the Plan as may be set by the Committee, including provisions allowing acceleration of options upon a change of control of the Company or otherwise.

        (b)   In the discretion of the Committee, any option granted hereunder may provide that such option may be exercised by the holder's surrender of all or part of such option to the Company in exchange for a number of shares of the Company's common stock having a total Fair Market Value, as of the date of surrender, equal to the excess of (i) the Fair Market Value, as of the date of surrender, of the number of shares that could be acquired by the exercise of the portion of the option that is surrendered, over (ii) the aggregate exercise price which would otherwise be paid to the Company upon a normal exercise of the option as to that number of shares. In the event the foregoing calculation would require the issuance of a fractional share, the Company shall, in lieu thereof, pay cash to the holder in an amount equal to the Fair Market Value of such fractional share as of the date of surrender.

        (c)   The Committee may, in its discretion, grant stock appreciation rights to Participants who are concurrently being granted, or previously have been granted, options under the Plan. A stock appreciation right shall be related to a particular option (either to an option previously granted or to an option granted concurrently with the stock appreciation right) and shall entitle the Participant, at such time or times as the related option is exercisable, and upon surrender of the then exercisable option, or part thereof, and exercise of the stock appreciation right, to receive payment of an amount determined pursuant to paragraph (ii) below.

        Stock appreciation rights shall be subject to the following terms and conditions, to the terms of subsection (a)(iii) above regarding transferability of Nonqualified Stock Options, and to such other terms and conditions not inconsistent with the Plan as the Committee may approve and direct:

            (i)  A stock appreciation right shall be exercisable by a Participant at such time or times, and to such extent, as the option to which it relates is then exercisable.

           (ii)  Upon exercise of a stock appreciation right and surrender of the corresponding exercisable portion of the related option, a Participant shall be entitled to receive payment of an amount determined by multiplying:

            (A)  the difference obtained by subtracting the option exercise price per share of common stock under the related option from the Fair Market Value of a share of common stock of the Company on the date of exercise of the stock appreciation right, by

            (B)  the number of shares with respect to which the related option is being surrendered and the stock appreciation right is being exercised.

        (d)   The Committee may, in its discretion, grant or sell to a Participant shares of the Company's common stock, subject to such terms, conditions and vesting provisions, if any, as the Committee may prescribe.

        (e)   Notwithstanding anything herein to the contrary, during any calendar year, (i) no Participant may be granted options or stock appreciation rights with respect to more than                                    shares of common stock under the Plan in the aggregate, and (ii) no Participant may be granted or sold shares of common stock, whether or not, subject to Performance Goals, for more than                                    shares, as adjusted pursuant to Section III above.

VII. PROCEEDS FROM SALES OF SHARES

        Proceeds from sales of shares pursuant to the Plan and from exercises of options granted under the Plan shall be added to the general funds of the Company and thereafter may be used for such corporate purposes as the Board determines and directs.

VIII.  AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

        The Board may at any time amend, suspend or terminate the Plan. However, no such action by the Board may be taken without the approval of the stockholders of the Company entitled to vote thereon if such action would materially increase the benefits accruing to Participants under the Plan, increase the aggregate number of shares subject to the Plan (other than pursuant to Section III of the Plan), or change the provisions of the Plan regarding eligibility for participation in the Plan. No amendment, suspension or termination of the Plan shall alter or impair any rights or obligations under an outstanding Award Agreement or other grant agreement without the consent of the holder.

IX.   PROVISIONS FOR EMPLOYEES OF SUBSIDIARIES

        In connection with an Award to an Employee of a Subsidiary, the Company may sell to the Subsidiary the shares subject to the Award, at a price which shall be not less than the option exercise price or purchase price paid by the Employee for the shares, but which may be more, in order that the shares issued or sold to the Employee may be issued or sold to him directly by his employer corporation.

X.    EFFECTIVE DATE AND TERMINATION OF THE PLAN

        (a)   The Plan shall be submitted for a vote at a meeting of the stockholders of the Company or shall be approved by written consent of the stockholders in accordance with, and only to the extent permitted by, the Company's charter and by-laws and by applicable state laws prescribing the method and degree of stockholder approval required for the issuance of corporate stock or options; provided, that if applicable state law does not provide a method and degree of required approval, the Plan must be approved by a majority of the votes cast at a duly held stockholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and votes on the Plan.

        (b)   If approved by the stockholders of the Company within twelve (12) months before or after adoption of the Plan by the Board, the Plan shall become effective on the later of the date of such stockholder approval or the date of adoption of the Plan by the Board (the "Effective Date"). Unless sooner terminated by the Board, the Plan shall terminate on the date ten (10) years after the earlier of (i) the date the Plan is adopted by the Board or (ii) the Effective Date. After termination of the Plan, no further Awards may be made under the Plan; provided, however, that such termination will not affect any options or stock appreciation rights granted or shares granted or sold under the Plan prior to such termination and shall not affect the provisions of the Plan relating to such options, stock appreciation rights and shares.

XI.   MISCELLANEOUS

        (a)   The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other provision of the Plan.

        (b)   The Plan, any options or stock appreciation rights granted or shares granted or sold thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

        (c)   To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Committee determines that any Award may be subject to Section 409A of the code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

Annex C

AMENDED
CERTIFICATE OF DESIGNATION
OF
7 1/4% CONVERTIBLE PREFERRED STOCK
OF
SIX FLAGS, INC.

Pursuant to Section 151 of the General Corporation
Law of the State of Delaware

        SIX FLAGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

        1.     The Certificate of Designation of 7 1/4% Convertible Preferred Stock of the Company (the "Certificate of Designation") is hereby amended in its entirety to read as follows:

        Section 1.    DESIGNATION.    (a) The shares of the series will be designated as the 7 1/4% Convertible Preferred Stock (the "Convertible Preferred Stock"). The total number of authorized shares of the Convertible Preferred Stock will be 115,000.

        (b)   Any shares of the Convertible Preferred Stock that at any time have been acquired upon conversion or otherwise acquired by the Company shall, after such conversion or other acquisition, resume the status of authorized and unissued shares of preferred stock, $1.00 par value per share, without designation as to series until such shares are once more designated and issued as part of a particular series by the Board.

        Section 2.    RANK.    The shares of Convertible Preferred Stock will rank both as to payment of dividends and distribution of assets upon liquidation, winding up, dissolution, or reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of the assets of the Company to holders of any class or series of Capital Stock: (i) on parity with the Company's 7 1/2% Mandatorily Convertible Preferred Stock and with any class or series of the Company's Capital Stock issued by the Company in the future that by its terms ranks PARI PASSU with the shares of Convertible Preferred Stock (collectively, "Parity Stock"); (ii) junior to all of the Company's existing and future debt obligations; (iii) junior to each other class or series of the Company's Capital Stock other than the Common Stock and any other class or series of the Company's Capital Stock the terms of which provide that that class or series will rank junior to the Convertible Preferred Stock and any other class or series of the Company's Capital Stock the terms of which provide that that class or series will rank on a parity with the Convertible Preferred Stock ("Senior Stock"); (iv) senior to the Common Stock and each class or series of the Company's Capital Stock the terms of which provide that that class or series will rank junior to the Convertible Preferred Stock (collectively "Junior Stock"); PROVIDED, that, the terms "Senior Stock", "Parity Stock" and "Junior Stock" shall include warrants, rights, calls or options exercisable for or convertible into that type of stock.

        Section 3.    DIVIDENDS.    (a) The holders of record of the shares of Convertible Preferred Stock shall be entitled to receive from the Company, when, as and if declared by the Board out of funds legally available therefor, cumulative dividends per share ("Preferred Dividends") from the date of the initial issuance of the shares of Convertible Preferred Stock at the rate of 7 1/4% per annum of the Liquidation Preference (as defined in Section 9 hereof) per share of Convertible Preferred Stock, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year or, if any such date is not a business day (as defined in Section 7 hereof), the Preferred Dividend due on such date shall be payable on the next succeeding business day (each such payment date being a "Regular Dividend Payment Date"). The first dividend period will be from the date of initial issuance of the shares of Convertible Preferred Stock to but excluding May 15, 2001 and will be payable on May 15, 2001. Preferred Dividends shall be payable to holders of record of shares of Convertible Preferred Stock as they appear on the stock register of the Company at the close of business on February 1, May 1, August 1 and November 1 of each year or on a record date which will be fixed by the Board and which will be not more than 60 days and not less than 10 days before the applicable Regular Dividend Payment Date. The right of holders of Convertible Preferred Stock to receive dividend payments is subject to the rights of any holders of shares of Senior Stock or Parity Stock. Preferred Dividends will cease to become payable by us for distribution to holders when dividends cease to accrue on the Convertible Preferred Stock on the date of their conversion in accordance with Section 4. Preferred Dividends payable on shares of Convertible Preferred Stock for any period less than a full quarterly dividend period (or, in the case of the first Preferred Dividend, from the date of initial issuance of the shares of Convertible Preferred Stock to the first Regular Dividend Payment Date) will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Preferred Dividends shall accrue on a daily basis (computed as set forth in the immediately preceding sentence) whether or not there are funds of the Company legally available for the payment of such Preferred Dividends and whether or not such Preferred Dividends are declared. Accrued but unpaid Preferred Dividends shall cumulate as of the Regular Dividend Payment Date on which they first become payable, but no interest shall accrue on any accumulated but unpaid Preferred Dividends.

        (b)   Preferred Dividends may be paid, at the election of the Company, (i) in cash out of funds legally available therefor, (ii) through the delivery of shares of the Company's common stock, par value $0.025 per share (the "Common Stock"), in accordance with applicable laws or (iii) through any combination of the foregoing. If the Company elects to pay any Preferred Dividend, in whole or in part, by delivery of shares of Common Stock, the Company shall deliver to holders of record of shares of Convertible Preferred Stock on the related record date for such Preferred Dividend payment (determined as set forth in Section 3(a) hereof) a number of shares of Common Stock for each share of Convertible Preferred Stock held thereby determined by dividing the dollar amount of such Preferred Dividend payment which is to be paid per share of Convertible Preferred Stock in shares of Common Stock by an amount (the "Cash Equivalent Amount") equal to 95% of the Average Market Value of the Common Stock. "Average Market Value" of the Common Stock means the arithmetic average of the Current Market Value of the Common Stock for the ten-Trading Day period preceding the related record date for such dividend (the "Dividend Stock Price") (appropriately adjusted in such manner as the Board in good faith deems appropriate to take into account any stock dividend on the Common Stock, or any subdivision, split, combination or reclassification of the Common Stock that occurs, or the ex-dividend date for which occurs, during the period following the first Trading Day in such ten-Trading Day Period and ending on the last full Trading Day immediately preceding the payment of the Preferred Dividend). "Current Market Value" of the Common Stock means the average volume-weighted daily trading price of the Common Stock as reported on the New York Stock Exchange or such other SEC recognized securities exchange or trading system which the Company may from time to time designate upon which the greatest number of shares of the Common Stock is then listed or traded, for the Trading Day in question. The Dividend Stock Price for any Preferred Dividend which shall be paid, in whole or in part, through the delivery of shares of Common Stock, shall be determined on the related record date for such Preferred Dividend payment. Any portion of a Preferred Dividend that is declared and not paid by the Company through delivery of shares of Common Stock on the related Regular Dividend Payment Date will be paid in cash.

        (c)   The Company will not (i) declare or pay any Preferred Dividend on or (ii) set apart any sum for the payment of Preferred Dividends on, any outstanding shares of Convertible Preferred Stock with respect to any dividend period unless the Company has declared and paid or has declared and set apart a sufficient sum for the payment of all Preferred Dividends on all outstanding Convertible Preferred Stock for all preceding dividend periods.

        (d)   The Company will not:

            (i)  declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or Parity Stock; or

           (ii)  redeem, purchase or otherwise acquire for consideration Junior Stock or Parity Stock through a sinking fund or otherwise, unless the Company has paid or set apart funds for the payment of all accrued and unpaid dividends with respect to the shares of the Convertible Preferred Stock and any Parity Stock at the time those dividends are payable.

        As an exception to this Section 3(d), the Company will be able to (a) declare and pay dividends on Junior Stock or Parity Stock which are payable solely in shares of Parity Stock or Junior Stock, in the case of Parity Stock, or Junior Stock, in the case of Junior Stock, or by the increase in the liquidation value of Junior Stock or Parity Stock and (b) redeem, purchase or otherwise acquire Junior Stock or Parity Stock in exchange for consideration consisting of Parity Stock or Junior Stock, in the case of Parity Stock, or Junior Stock, in the case of Junior Stock.

        Section 4.    AUTOMATIC CONVERSION.    (a) Immediately following the "Effective Time" of the "Reverse Split" (as those terms are defined in the Certificate of Amendment to the Company's Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on the same date as this Amended Certificate of Designation) (the "Conversion Date"), each outstanding share of Convertible Preferred Stock, including all accrued and unpaid dividends thereon through and including the Conversion Date, shall automatically convert into 17.0 shares of Common Stock (the "Conversion Rate").

        (b)   On and after the Conversion Date, dividends will cease to accrue on converted Convertible Preferred Stock, holders of Convertible Preferred Stock will not be entitled to any payments with respect to accrued and unpaid dividends through the Conversion Date and all rights of holders of such Convertible Preferred Stock will terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof and cash in lieu of fractional shares. Holders of Convertible Preferred Stock will not be entitled to any payment or additional consideration or shares of Common Stock for any accrued and unpaid dividends on the Convertible Preferred Stock through and including the Conversion Date, all of which shall be deemed cancelled upon the receipt of the 17.0 shares of Common Stock for each outstanding share of Convertible Preferred Stock on the Conversion Date. The Company shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock or cash in lieu of fractional shares, if any, without interest, in exchange for and contingent upon surrender of certificates representing the shares of Convertible Preferred Stock.

        (c)   No adjustment shall be made to the Conversion Rate, including, without limitation, in connection with any accrued and unpaid dividends on either the Convertible Preferred Stock or the Common Stock through the Conversion Date.

        Section 5.    NO FRACTIONAL SHARES.    No fractional shares of Common Stock shall be issued upon the conversion of any shares of the Convertible Preferred Stock or in connection with the payment of dividends. In lieu thereof, the aggregate of all fractional shares otherwise issuable in respect of shares of Convertible Preferred Stock converted pursuant to Section 4 shall be issued to The Bank of New York Mellon (the "Transfer Agent"), as agent, for the accounts of all holders of record of Convertible Preferred Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Conversion Date on the basis of the prevailing market prices of the Common Stock at the time of the sale. After such sale, the Transfer Agent will pay to the former holders of record of Convertible Preferred Stock their pro rata share of the net proceeds derived from the sale of the fractional interests. At any time that any shares of Convertible Preferred Stock are represented by depositary shares pursuant to a depositary agreement with the Company, the Company may treat each holder of such depositary shares as a holder of the number (including fractions) of shares of Convertible Preferred Stock represented by the depositary shares of such holder for the purposes of computing the fractional shares of Common Stock otherwise issuable in respect of the conversion of any shares of Convertible Preferred Stock or the payment of any dividend.

        On the Conversion Date, the fractional share of Common Stock that any holder of Convertible Preferred Stock would otherwise be entitled to receive shall be determined by adding all the fractional shares such holder would otherwise be entitled to receive on the conversion of all Convertible Preferred Stock held by such holder.

        In the event that conversion of Convertible Preferred Stock, the depositary's delivery of shares of Common Stock as dividends to the holders of Convertible Preferred Stock or any combination thereof, results in more than one holder of depositary receipts evidencing Convertible Preferred Stock being entitled to cash in lieu of a fractional share on the related date of conversion or dividend payment, as applicable, the Company will deliver to the holders of Convertible Preferred Stock represented by depositary shares cash in an amount equal to the total amount of cash to which all holders of Convertible Preferred Stock represented by depositary shares are entitled in lieu of fractional shares on such date.

        Section 6.    RESERVATION OF COMMON STOCK.    The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, free from any preemptive rights, such maximum number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding.

        Section 7.    CERTAIN DEFINITIONS.    As used in this Certificate of Designations:

          (i)  the term "business day" shall mean any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange, Inc. (the "NYSE"), banking institutions or trust companies in New York, New York, are authorized or obligated by law or executive order to close;

         (ii)  the term "Capital Stock" means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        (iii)  the term "Closing Price" of any security shall mean on any date of determination (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date, (ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by the Company for such purpose;

        (iv)  the term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business);

         (v)  the term "record date" shall be such date as is from time to time fixed by the Board with respect to the receipt of dividends or the taking of any action or exercise of any voting rights permitted hereby; and

        (vi)  the term "Trading Day" shall mean a business day on which the security, the Closing Price of which is being determined, (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

        Section 8.    PAYMENT OF TAXES.    The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Convertible Preferred Stock pursuant to Section 4; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of Convertible Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

        Section 9.    LIQUIDATION RIGHTS.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of the assets of the Company to holders of any class or series of Capital Stock, the holders of outstanding shares of Convertible Preferred Stock are entitled to receive the sum of $2,500.00 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends thereon to the date of such liquidation, dissolution, winding up or reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of assets of the Company to holders of any class or series of Capital Stock out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock, including Common Stock, but after any distributions on any of the Company's indebtedness or shares of Senior Stock. If upon any voluntary or involuntary liquidation, dissolution, winding up of the Company or a reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of the assets of the Company to holders of any class or series of Capital Stock, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to shares of Convertible Preferred Stock and all other series of Parity Stock, the holders of shares of Convertible Preferred Stock and of all other series of Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts including accrued and unpaid dividends to which they are entitled. After payment in full of the liquidation preference and all accrued and unpaid dividends to which holders of Convertible Preferred Stock are entitled, holders will not be entitled to any further participation in distribution of our assets. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock (other than the Company's Capital Stock), securities or other consideration, of all or substantially all of the Company's property or assets nor the consolidation, merger or amalgamation of the Company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Capital Stock of the Company resulting in a distribution of all or substantially all of the assets of the Company to holders of any class or series of Capital Stock.

        Section 10.    VOTING RIGHTS.    The holders of shares of Convertible Preferred Stock shall not be entitled to any voting rights, except as required by applicable state law or as described below:

          (i)  The affirmative vote of the holders of at least a majority of the outstanding shares of Convertible Preferred Stock, voting with holders of shares of all other series of Preferred Stock affected in the same way as a single class, in person or by proxy, at a special or annual meeting called for that purpose, or by written consent in lieu of meeting, will be required to amend, repeal or change any provisions of this Certificate of Designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the Convertible Preferred Stock and any of those securities affected in the same way. With respect to any matter on which the holders are entitled to vote as a separate class, each share of Convertible Preferred Stock is entitled to 100 votes.

         (ii)  If at any time the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are accrued and unpaid, whether or not consecutive and whether or not declared, the holders of all outstanding Convertible Preferred Stock and any Parity Stock or Senior Stock having similar voting rights then exercisable, voting separately as a single class without regard to series, will be entitled to elect at the next annual meeting of the Company's stockholders two directors to serve until all dividends accumulated and unpaid on any of those voting shares have been paid or declared and funds set aside to provide for payment in full. In exercising the voting rights described in this subsection (ii), each share of Convertible Preferred Stock is entitled to 100 votes.

        The creation, authorization or issuance of any other class or series of the Company's Capital Stock or the increase or decrease in the amount of authorized Capital Stock of any of those classes or series or of the Convertible Preferred Stock, or any increase, decrease or change in the par value of any class or series of Capital Stock, including the Convertible Preferred Stock, will not require the consent of the holders of the Convertible Preferred Stock and will not be deemed to affect adversely, alter or change the powers, preferences and special rights of the Convertible Preferred Stock.

        Section 11.    SEVERABILITY OF PROVISIONS.    Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

        IN WITNESS WHEREOF, the Company has caused this Amended Certificate of Designation to be executed by its duly authorized officer this      day of            , 2009.

SIX FLAGS, INC.
By

Name:
Title:

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SIX FLAGS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SIXFG1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except

1.	Election of Directors 1. C.E. ANDREWS 2. MARK JENNINGS 3. JACK KEMP 4. ROBERT MCGUIRE 5. PERRY ROGERS 6. DWIGHT SCHAR 7. MARK SHAPIRO 8. DANIEL M. SNYDER	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR all of the listed nominees

		For	Against	Abstain

2.	Ratification of KPMG LLP as Six Flags, Inc.’s independent registered public accounting firm for the year ending December 31, 2009. The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐
3.	Approval of the proposal for a 1-for-100 reverse stock split of the common stock of Six Flags, Inc. (the “Common Stock”). The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐
4.	Approval of the proposal to decrease the number of authorized . shares of Common Stock. The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐
5.	Approval of the adoption of Six Flags, Inc.’s 2009 Stock Option and Incentive Plan. The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐
6.

Approval of the adjournment of the meeting, if necessary, for the purpose of soliciting additional proxies in favor of proposals (3), (4), (5) and (7). The Board of Directors recommends a vote FOR this proposal.

		☐	☐	☐
7.	Approval of an amendment to the Certificate of Designation of the Convertible Preferred Stock. The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐

Please date, sign exactly as name appears on this proxy card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.

MATERIALS ELECTION

Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take this action, you may receive only a Notice Regarding the Availability of Proxy Materials. ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SIX FLAGS, INC.

PROXY FOR THE MEETING OF HOLDERS OF COMMON STOCK AND HOLDERS OF CONVERTIBLE PREFERRED STOCK (WHICH IS REPRESENTED BY PIERS)

TO BE HELD JUNE [   ], 2009

The undersigned hereby appoints JAMES M. COUGHLIN and WALTER S. HAWRYLAK with full power to act without the other and with power to appoint his substitute as the undersigned’s proxies to vote all shares of Common Stock and 7¼% Convertible Preferred Stock (the “Convertible Preferred Stock”) of the undersigned in SIX FLAGS, INC. (the “Company”), a Delaware corporation, which the undersigned would be entitled to vote at the Meeting of holders of Common Stock and holders of Convertible Preferred Stock of the Company to be held at Six Flags Great Escape Lodge & Indoor Waterpark, 89 Six Flags Drive, Queensbury, New York 12804, on [insert day], [          ], 2009, at 9:00 a.m., E.D.T., and at any adjournment or postponement thereof.

If you are a holder of PIERS, you are receiving this proxy and the attached materials because you are the beneficial holder of Preferred Income Equity Redeemable Shares (“PIERS”) (each representing a 1/100th beneficial interest in a share of our Convertible Preferred Stock). As a consequence, you have the authority to direct The Bank of New York, the depositary for the Convertible Preferred Stock (the “Depositary”), how to vote the Convertible Preferred Stock underlying your PIERS at the Meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. The shares of Common Stock and/or Convertible Preferred Stock (as represented by the PIERS) represented by this proxy will be voted in accordance with the foregoing instructions

The undersigned hereby acknowledges receipt of the Notice of Meeting of holders of Common Stock and holders of Convertible Preferred Stock to be held on [insert day], [        ], 2009 and the Proxy Statement furnished therewith.

The undersigned hereby revokes any proxy to vote shares of Common Stock or Convertible Preferred Stock (as represented by the PIERS) of the Company heretofore given by the undersigned.

Important Notice Regarding the Availability of Proxy Materials
 for the Meeting to be Held on [   ], 2009:
The Proxy Statement and Annual Report to Stockholders are available at www.globic.com/sfi.